     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 10, 1996
                                                        REGISTRATION NO. 33-
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549
                               ----------------
                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ----------------
                      INTERNATIONAL CABLETEL INCORPORATED
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                               ----------------
      DELAWARE                       4899                         52-1822078
   (STATE OR OTHER       (PRIMARY STANDARD INDUSTRIAL              (I.R.S.
   JURISDICTION OF        CLASSIFICATION CODE NUMBER)              EMPLOYER
  INCORPORATION OR                                              IDENTIFICATION
    ORGANIZATION)                                                  NUMBER)

                             110 EAST 59TH STREET
                           NEW YORK, NEW YORK 10022
                                (212) 371-3714
   (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                 OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                           RICHARD J. LUBASCH, ESQ.
             SENIOR VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
                      INTERNATIONAL CABLETEL INCORPORATED
                             110 EAST 59TH STREET
                           NEW YORK, NEW YORK 10022
                                (212) 371-3714
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                   COPY TO:
                            THOMAS H. KENNEDY, ESQ.
                     SKADDEN, ARPS, SLATE, MEAGHER & FLOM
                               919 THIRD AVENUE
                           NEW YORK, NEW YORK 10022
                                (212) 735-3000

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: At such time or times on and after the Registration Statement becomes effective as the Selling Holders may determine.

  If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

  If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]
                               ----------------

                        CALCULATION OF REGISTRATION FEE
- -------------------------------------------------------------------------------------------
- -------------------------------------------------------------------------------------------
                                             PROPOSED        PROPOSED
                                AMOUNT       MAXIMUM          MAXIMUM
  TITLE OF EACH CLASS OF        TO BE     OFFERING PRICE     AGGREGATE        AMOUNT OF
SECURITIES TO BE REGISTERED   REGISTERED   PER NOTE(1)   OFFERING PRICE(1) REGISTRATION FEE
- -------------------------------------------------------------------------------------------
 7% Convertible
  Subordinated Notes Due
  2008...................    $275,000,000      100%        $275,000,000       $94,827.59
- -------------------------------------------------------------------------------------------
 Common Stock, par value
  $0.01 per shares (2)...    7,260,726.07       --         --                 --
- -------------------------------------------------------------------------------------------
- -------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee, pursuant to Rule 457 (i) of Regulation C under the Securities Act of 1933.
(2) Such number represents the number of shares of Common Stock as are initially issuable upon conversion of the 7% Convertible Subordinated Notes Due 2008 registered hereby and, pursuant to Rule 416 under the Securities Act of 1933, such indeterminate number of shares of Common Stock as may be issued from time to time upon conversion of the Convertible Notes by reason of adjustment of the conversion price in certain contingencies outlined in the Prospectus.

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                      INTERNATIONAL CABLETEL INCORPORATED

                                    FORM S-3
                             CROSS-REFERENCE SHEET

 ITEM NUMBER AND CAPTION             HEADING IN PROSPECTUS
 -----------------------             ---------------------
  1. Forepart of the Registration
      Statement and Outside Front
      Cover Page of Prospectus....   Registration Statement Cover; Outside Front
                                      Cover Page of Prospectus
  2. Inside Front and Outside Back
      Cover Pages of Prospectus...   Inside Front and Outside Back Cover Pages
                                      of Prospectus; Available Information
  3. Summary Information, Risk
      Factors and Ratio of
      Earnings to Fixed Charges...   Prospectus Summary; Risk Factors; Ratio of
                                      Earnings to Fixed Charges; Selected
                                      Consolidated Financial Information
  4. Use of Proceeds..............   Use of Proceeds
  5. Determination of Offering
      Price.......................   *
  6. Dilution.....................   *
  7. Selling Security-Holders.....   Selling Holders
  8. Plan of Distribution.........   Registration Statement Cover Page; Selling
                                      Holders; Plan of Distribution

  9. Description of Securities to
      be Registered...............   Outside Front Cover Page of Prospectus;
                                      Description of Convertible Notes; Certain
                                      United States Federal Income Tax
                                      Considerations; Description of Capital
 10. Interests of Named Experts       Stock
      and Counsel.................   Legal Matters; Experts
 11. Material Changes.............   *
 12. Incorporation of Certain
      Information by Reference....   Available Information; Incorporation of
                                      Certain Documents by Reference
 13. Disclosure of Commission
      Position on Indemnification
      for Securities Act
      Liabilities.................   *

- --------
* Omitted as inapplicable.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY JURISDICTION IN WHICH SUCH OFFER, SOLICITATION OR SALE + +WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES +
+LAWS OF ANY SUCH JURISDICTION.                                                +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                   SUBJECT TO COMPLETION DATED JULY 10, 1996

PROSPECTUS
                                  $275,000,000

                      INTERNATIONAL CABLETEL INCORPORATED
                   7% CONVERTIBLE SUBORDINATED NOTES DUE 2008

  This Prospectus relates to the 7% Convertible Subordinated Notes Due 2008 (the "Convertible Notes") of International CableTel Incorporated (the "Company") and the shares of the Company's common stock, par value $.01 per share ("Common Stock"), issuable upon conversion of the Convertible Notes. The Convertible Notes were issued and sold on June 12, 1996 (the "Original Offering") in transactions exempt from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), to persons reasonably believed by the Initial Purchasers (as defined) of the Convertible Notes to be "qualified institutional buyers" (as defined by Rule 144A under the Securities Act) or in transactions complying with the provisions of Regulation S under the Securities Act. The Convertible Notes and the Common Stock issuable upon conversion thereof may be offered and sold from time to time by the holders named herein or by their transferees, pledgees, donees or their successors (collectively, the "Selling Holders") pursuant to this Prospectus. The Registration Statement of which this Prospectus is a part has been filed with the Securities and Exchange Commission pursuant to a registration rights agreement dated as of June 12, 1996 (the "Registration Rights Agreement") among the Company and the Initial Purchasers, entered into in connection with the Original Offering.

  The Convertible Notes will mature on June 15, 2008. Interest on the Convertible Notes will be paid semi-annually on June 15 and December 15 of each year, commencing December 15, 1996. The Convertible Notes are convertible at the option of the holder thereof at any time after 90 days following the date of original issuance thereof and prior to maturity, unless previously redeemed, into shares of Common Stock of the Company, at a conversion price of $37.875 per share, subject to adjustment in certain events. On July 9, 1996, the reported closing bid price of the Common Stock on the Nasdaq Stock Market's National Market (the "NNM") (symbol "ICTL") was $28.00 per share.

  The Convertible Notes are redeemable at the option of the Company, in whole or in part, at any time on and after June 15, 1999, at the redemption prices set forth herein. The Convertible Notes do not provide for any sinking fund. Upon a Change of Control (as defined), holders of the Convertible Notes will have the right, subject to certain restrictions and conditions, to require the Company to purchase all or any part of the Convertible Notes at the principal amount thereof together with accrued and unpaid interest to the date of purchase.

  The Convertible Notes are unsecured obligations of the Company and are subordinate in right of payment to all existing and future Senior Debt (as defined) of the Company. In addition, the Convertible Notes are effectively subordinated to all existing and future liabilities of the Company's subsidiaries, partnerships and affiliated joint ventures, including trade payables. On March 31,1996, after giving effect to the financing of the acquisition of NTL (as defined), the issuance of the Convertible Notes and the use of proceeds therefrom, the Company would have had approximately $942.4 million of Senior Debt outstanding and the Company's subsidiaries would have had approximately $594.6 million of liabilities that effectively rank senior to the Convertible Notes. The ability of the Company and its subsidiaries to incur additional indebtedness and liabilities is not limited by the terms of the Indenture (as defined) pursuant to which the Convertible Notes were issued.

  The Convertible Notes and the Common Stock issuable upon conversion of the Convertible Notes may be sold by the Selling Holders from time to time directly to purchasers or through agents, underwriters or dealers. See "Plan of Distribution." If required, the names of any such agents or underwriters involved in the sale of the Convertible Notes and the Common Stock issuable upon conversion of the Convertible Notes in respect of which this Prospectus is being delivered and the applicable agent's commission, dealer's purchase price or underwriter's discount, if any, will be set forth in an accompanying supplement to this Prospectus (the "Prospectus Supplement").

  The Selling Holders will receive all of the net proceeds from the sale of the Convertible Notes and the Common Stock issuable upon conversion of the Convertible Notes and will pay all underwriting discounts and selling commissions, if any, applicable to the sale of the Convertible Notes and the Common Stock issuable upon conversion of the Convertible Notes. The Company is responsible for payment of all other expenses in connection with the performance by the Company of its obligations under the Registration Rights Agreement.

  The Selling Holders and any broker-dealers, agents or underwriters which participate in the distribution of the Convertible Notes and the Common Stock issuable upon conversion of the Convertible Notes may be deemed to be "underwriters" within the meaning of the Securities Act, and any commission received by them or purchased by them of the Convertible Notes and Common Stock issuable upon conversion of the Convertible Notes at a price less than the initial price to the public may be deemed to be underwriting commissions or discounts under the Securities Act. See "Plan of Distribution" for a description of indemnification arrangements.

  PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER MATTERS DISCUSSED UNDER THE CAPTION "RISK FACTORS" BEGINNING ON PAGE 10.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
 AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
                            IS A CRIMINAL OFFENSE.

The date of this Prospectus is July  , 1996.

                             AVAILABLE INFORMATION

  The Company is currently subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements, information statements and other information with the Securities and Exchange Commission (the "Commission"). Any reports, proxy statements, information statements and other information filed by the Company with the Commission may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices located at Suite 1400, Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661 and 13th Floor, Seven World Trade Center, New York, New York 10048, and copies of such material may also be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission also maintains a site on the World Wide Web, the address of which is http://www.sec.gov, that contains reports, proxy and information statements and other information regarding issuers, such as the Company, that file electronically with the Commission. Such reports, proxy statements and other information concerning the Company also may be inspected at the offices of the Nasdaq Stock Market, Reports Section, at 1735 K Street, Washington, D.C. 20006.

  The Company has filed with the Commission a Registration Statement on Form S-3 (herein together with all amendments and exhibits thereto, called the "Registration Statement") under the Securities Act with respect to the securities offered by this Prospectus. This Prospectus does not contain all of the information set forth or incorporated by reference in the Registration Statement and the exhibits and schedules relating thereto, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the securities offered by this Prospectus, reference is made to the Registration Statement and the exhibits filed or incorporated as a part thereof, which are on file at the offices of the Commission and may be obtained upon payment of the fee prescribed by the Commission, or may be examined without charge at the offices of the Commission. Statements contained in this Prospectus as to the contents of any documents referred to are not necessarily complete, and, in each such instance, are qualified in all respects by reference to the applicable documents filed with the Commission.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents filed by the Company with the Commission are hereby incorporated by reference into this Prospectus:

  (a) the Company's Annual Report on Form 10-K for the year ended December 31, 1995, dated March 22, 1996;

  (b) the Company's Quarterly Report on Form 10-Q for the period ended March 31, 1996, dated May 22, 1996, as amended by Form 10-Q/A-1 dated May 25, 1996;

  (c) the Company's Current Reports on Form 8-K, dated January 8, January 16, January 17, January 18, January 23, January 30, February 7, March 19, March 28, May 9, (as amended by Form 8-K/A-1) and June 11, 1996; and

  (d) the description of the Common Stock of the Company contained in its Registration Statement on Form S-1 (File No. 33-63570), dated May 28, 1993, its report on Form 8-B, dated October 14, 1993 and any amendment or report filed with the Commission for the purpose of updating such description.

  All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering of securities hereunder shall be deemed to be incorporated by reference in this Prospectus and to be a part of this Prospectus from the date of the filing thereof. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

  The Company hereby undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered, on the written or oral request of any such person, a copy of any or all of the documents referred to above which have been or may be incorporated in this Prospectus by reference (other than certain exhibits). Requests for such copies should be directed to:
International CableTel Incorporated, 110 East 59th Street, 26th Floor, New York, New York 10022. Attention: Richard J. Lubasch, Esq., telephone (212) 371-3714.

  In this Prospectus, references to "pounds sterling," "(Pounds)," "pence" or "p" are to the lawful currency of the United Kingdom and references to "U.S. dollars," "dollars," "$" or "c" are to the lawful currency of the United States. Solely for the convenience of the reader, this Prospectus contains translations of certain pound sterling amounts into U.S. dollars. These translations should not be construed as representations that the pound sterling amounts actually represent such U.S. dollar amounts or could have been or could be or will be converted into U.S. dollars at the rate indicated or at any other rate. Unless otherwise indicated, the translations of pounds sterling into U.S. dollars have been made at $1.5254 per (Pounds)1.00, the noon buying rate in The City of New York for cable transfers in pounds sterling as certified for customs purposes by the Federal Reserve Bank of New York (the "Noon Buying Rate") on March 31, 1996. See "Exchange Rates" for information regarding the Noon Buying Rate for the past five fiscal years. On July 8, 1996, the Noon Buying Rate was $1.553 per (Pounds)1.00.

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by the more detailed information and financial statements appearing elsewhere in this Prospectus or incorporated herein by reference. Prospective investors should carefully consider the factors set forth under the caption "Risk Factors." As used in this Prospectus, the term (i) "Company" means International CableTel Incorporated and, except in relation to the Convertible Notes and unless the context otherwise requires, its consolidated subsidiaries and partnerships including NTL (as defined below); (ii) "CableTel" means International CableTel Incorporated and its consolidated subsidiaries and partnerships excluding NTL; and (iii) "NTL" means NTL Group Limited and, unless the context otherwise requires, its consolidated subsidiaries.

                                  THE COMPANY

  The Company entered the cable/telephony and telecommunications market in the United Kingdom in 1993 and is the third largest operator of cable/telephony systems in the United Kingdom in terms of the number of homes in the franchise areas managed by the Company, its subsidiaries and affiliated joint ventures. The Company offers customers cable television, residential telephone and business telecommunications services, thereby generating three sources of revenue from an integrated, high capacity, high speed, full-service network. CableTel's network provides a two-way communications pathway which is capable of delivering new services which may emerge from the convergence of telecommunications, information services and entertainment. Such new services include Cable Online, an Internet access service that was launched by the Company in November 1995 to provide dial-up and back office infrastructure to, among others, Virgin Net, a joint venture announced in May 1996 that plans to offer its own brand of interactive services including Internet access. See "The Company--CableTel."

  In May, 1996, CableTel purchased NTL which provides broadcast and broadband transmission and communications services in the United Kingdom. NTL's core business is the transmission of television programming for the Independent Television ("ITV") (Channel 3) companies, Channel 4 and the Welsh Fourth Channel ("S4C"). NTL has also recently been awarded the contract for the transmission of the Channel 5 signal for Channel 5 Broadcasting Limited. Under contracts with those companies, NTL is responsible for operating, monitoring and maintaining a transmission service. NTL has diversified beyond its core business and entered into the telecommunications and radio sectors by using a national infrastructure of over 1,200 transmission sites throughout the United Kingdom. NTL now provides terrestrial television transmission and independent radio signal transmission, operates a national broadband microwave communications network which it uses to provide trunk services to telecommunications companies, commissions and maintains emergency service radio systems, leases and manages cell sites for wireless telephony operators, operates satellite earth stations that uplink video signals to satellites and designs and builds studio and broadcast facilities. See "The Company--NTL."

                             THE CONVERTIBLE NOTES

Securities Offered........  $275,000,000 principal amount of 7% Convertible
                            Subordinated Notes Due 2008.

Maturity..................  June 15, 2008.

Interest Payment Dates....  June 15 and December 15 of each year, commencing
                            December 15, 1996.

Conversion................  The Convertible Notes, unless previously redeemed, are convertible at the option of the holder at any time after 90 days following the date of original issuance thereof and prior to maturity into shares of Common Stock at a conversion price of $37.875 per share, subject to adjustment in certain events. See "Description of the Convertible Notes-- Conversion."

Optional Redemption.......  The Convertible Notes may be redeemed, at the
                            Company's option, in whole or from time to time in part, on at least 30 but not more than 60 days' prior notice, at any time on and after June 15, 1999 at the redemption prices set forth herein plus accrued but unpaid interest and Liquidated Damages, if any. See "Description of the Convertible Notes-- Optional Redemption."

Subordination.............  The Convertible Notes are unsecured obligations of the Company and are subordinate in right of payment to all existing and future Senior Debt of the Company. In addition, the Convertible Notes are effectively subordinated to all existing and future liabilities of the Company's subsidiaries, partnerships and affiliated joint ventures, including trade payables. On March 31, 1996, after giving effect to the financing of the acquisition of NTL, the issuance of the Convertible Notes and the use of proceeds therefrom, the Company would have had approximately $942.4 million of Senior Debt outstanding and the Company's subsidiaries would have had approximately $594.6 million of liabilities that effectively rank senior to the Convertible Notes. The ability of the Company and its subsidiaries to incur additional indebtedness and liabilities is not limited by the terms of the Indenture pursuant to which the Convertible Notes will be issued. See "Description of the Convertible Notes--Subordination of Convertible Notes."

Change of Control.........  Upon a Change of Control (as defined), holders of the Convertible Notes will have the right, subject to certain restrictions and conditions, to require the Company to repurchase all or any part of their Convertible Notes at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest and Liquidated Damages (as defined), if any, thereon to the date of the repurchase. The Company may not have sufficient funds or the financial resources necessary to satisfy, or may be precluded by the terms governing its indebtedness from satisfying, its obligations to repurchase the Convertible Notes and other debt that may become repayable upon a Change of Control. See "Description of the Convertible Notes-- Repurchase at the Option of Holders."

Risk Factors..............  See "Risk Factors" for a discussion of certain factors that should be considered in evaluating an investment in the Convertible Notes.

Use of Proceeds...........  The Selling Holders will receive all of the net proceeds from the Convertible Notes sold pursuant to this Prospectus and the Common Stock issuable upon conversion thereof sold pursuant to this Prospectus. The Company will not receive any of the proceeds from sales by the Selling Holders of the Convertible Notes or the Common Stock issuable upon the conversion thereof.

Federal Income Tax          There are certain federal income tax consequences
Consequences..............  associated with purchasing, holding and disposing of the Convertible Notes. See "Certain United
                            States Federal Tax Considerations."

      SUMMARY HISTORICAL AND PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

  The summary historical and pro forma consolidated financial information presented below is derived from the Company's consolidated historical and pro forma financial statements incorporated herein by reference.

                            PRO FORMA
                           AS ADJUSTED                            PRO FORMA
                           THREE MONTHS  THREE MONTHS ENDED      AS ADJUSTED
                              ENDED           MARCH 31,           YEAR ENDED   YEAR ENDED DECEMBER 31,
                            MARCH 31,    ---------------------   DECEMBER 31, ----------------------------
                             1996(1)       1996        1995        1995(1)      1995      1994      1993
                                            (IN THOUSANDS, EXCEPT PER SHARE DATA)
 INCOME STATEMENT DATA:
  Revenues...............    $ 62,568     $ 18,434    $  4,633     $206,331   $ 33,741  $ 13,745  $ 10,078
  Costs and expenses
   Operating expenses....      37,578       12,629       3,296      129,105     24,415     7,827     4,441
   Selling, general and
    administrative
    expenses.............      27,271       21,798      10,514       91,118     72,629    27,890     5,042
   Depreciation and
    amortization.........      20,255       12,190       5,532       61,421     29,823    17,916     6,206
                            ---------    ---------   ---------     --------   --------  --------  --------
     Total costs and
      expenses...........      85,104       46,617      19,342      281,644    126,867    53,633    15,689
                            ---------    ---------   ---------     --------   --------  --------  --------
   Operating loss........     (22,536)     (28,183)    (14,709)     (75,313)   (93,126)  (39,888)   (5,611)
  Other income (expense)
   Interest, dividend and
    other income.........       8,103        7,763       3,714       22,231     21,185    18,403     5,182
   Interest expense......     (34,482)     (24,711)     (4,242)     (67,543)   (28,379)  (11,410)   (2,950)
   Foreign currency
    transactions gains
    (losses).............        (123)        (123)        196           84         84     2,062    (7,052)
                            ---------    ---------   ---------     --------   --------  --------  --------
  Loss before income
   taxes and minority
   interests.............     (49,038)     (45,254)    (15,041)    (120,541)  (100,236)  (30,833)  (10,431)
  Income tax benefit
   (provision)...........         (42)         (42)        448       (7,169)     2,477    (1,630)     (645)
                            ---------    ---------   ---------     --------   --------  --------  --------
  Loss before minority
   interests.............     (49,080)     (45,296)    (14,593)    (127,710)   (97,759)  (32,463)  (11,076)
  Minority interests.....       2,572        2,572       1,127        6,974      6,974     2,890       --
                            ---------    ---------   ---------     --------   --------  --------  --------
  Net loss...............    $(46,508)    $(42,724)   $(13,466)    (120,736)  $(90,785) $(29,573) $(11,076)
                            =========    =========   =========     ========   ========  ========  ========
  Net loss per common
   share(2)..............    $  (1.54)    $  (1.41)   $   (.45)    $  (4.00)  $  (3.01) $   (.98) $   (.83)
                            =========    =========   =========     ========   ========  ========  ========
  Weighted average number
   of common shares used
   in
   computation of net
   loss per share(2).....      30,211       30,211      30,181       30,190     30,190    30,175    13,327
                            =========    =========   =========     ========   ========  ========  ========
  Ratio of earnings to
   fixed
   charges(3)............         --           --          --           --         --        --        --

                                           AS OF MARCH 31, 1996
                                --------------------------------------------
                                                              PRO FORMA
                                  ACTUAL   PRO FORMA (4)  AS ADJUSTED (4)(5)
                                           (IN THOUSANDS)
BALANCE SHEET DATA:
 Cash and cash equivalents..... $  661,945   $  675,522       $  805,609
 Working capital...............    548,719      322,900          597,900
 Fixed assets, net.............    716,084      868,028          868,028
 Total assets..................  1,592,693    2,054,113        2,184,200
 Long-term debt................  1,134,122    1,271,408        1,546,408
 Shareholders' equity..........    292,377      292,377          292,377

(Footnotes on following page)

- --------
(1) As adjusted to give pro forma effect to the following events as if each had occurred at the beginning of the respective periods: (i) the acquisition of NTL; (ii) the borrowing of approximately (Pounds)200 million pursuant to the NTL Facilities (as defined. See "Description of Certain Indebtedness") to finance a portion of the NTL acquisition (see "The Company--NTL--Summary of the Acquisition") and (iii) the issuance of the Convertible Notes and the use of net proceeds therefrom to repay approximately (Pounds)60.0 million of the Bridge Facility (as defined) and the Further Payment (as defined) of up to (Pounds)35.0 million. The pro forma as adjusted information is presented for illustrative purposes only and is not necessarily indicative of the operating results that would have occurred if the foregoing events had occurred at the beginning of the respective periods or the future operating results of the Company.
(2) After giving retroactive effect to the four-for-three stock split by way of stock dividend paid in August 1995.
(3) Fixed charges consist of interest expense, including capitalized interest, amortization of fees related to debt financing and rent expense deemed to be interest. The fixed charges coverage deficiency amounts to $42.7 million, $13.9 million, $105.4 million, $31.8 million and $10.4 million for the three months ended March 31, 1996 and 1995 and for the years ended December 31, 1995, 1994 and 1993, respectively, and pro forma as adjusted $46.5 million and $125.8 million for the three months ended March 31, 1996 and for the year ended December 31, 1995, respectively.
(4) Giving pro forma effect to the following events as if each had occurred on March 31, 1996: (i) the acquisition of NTL and (ii) the borrowing of approximately (Pounds)200 million pursuant to the NTL Facilities. See "The Company--NTL--Summary of the Acquisition." The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the financial position that would have occurred if the acquisition of NTL had been consummated on March 31, 1996 or the future financial position of the Company.
(5) As adjusted for the gross proceeds to the Company from the Original Offering of approximately $275 million (before adjustments for discounts, commissions and other estimated expenses of the Original Offering) and the use of the proceeds therefrom to repay approximately (Pounds)60.0 million falling due under the Bridge Facility and the payment of the Further Payment of up to (Pounds)35.0 million.

                                 RISK FACTORS

  Prospective investors should consider carefully all of the information set forth in this Prospectus and, in particular, should evaluate the following risks before deciding to purchase the Convertible Notes.

SUBORDINATION OF CONVERTIBLE NOTES

  The Convertible Notes are subordinated in right of payment to all existing and future Senior Debt (as defined) of the Company. As of March 31, 1996, after giving effect to the financing of the acquisition of NTL, the Original Offering and the use of proceeds therefrom, the Company would have had approximately $942.4 million of Senior Debt. See "--Potential Adverse Consequences of Leverage," "--Need for Additional Financing; Proposed Credit Facilities" and "Description of Convertible Notes--Subordination of Convertible Notes." In addition, the Convertible Notes are effectively subordinated to all existing and future indebtedness and other liabilities and commitments of the Company's subsidiaries. See "--Dependence Upon Cash Flow from Subsidiaries."

POTENTIAL ADVERSE CONSEQUENCES OF LEVERAGE

  The Company is, and, following the consummation of the Original Offering will continue to be, highly leveraged. At March 31, 1996, after giving effect to the acquisition of NTL and the financing thereof, the issuance of the Convertible Notes and the use of the proceeds therefrom, the Company's total long-term indebtedness would have been approximately $1.5 billion, representing approximately 84.1% of total capitalization, including the
Company's: (i) $611.8 million accreted value of 11 1/2% Series B Senior Deferred Coupon Notes Due 2006 (the "11 1/2% Notes"); (ii) $168.6 million accreted value of 12 3/4% Series A Senior Deferred Coupon Notes Due 2005 (the "12 3/4% Notes"); (iii) $161.9 million accreted value of 10 7/8% Senior Deferred Coupon Notes Due 2003 (the "10 7/8% Notes" and, collectively with the 11 1/2% Notes and the 12 3/4% Notes, the "Senior Notes"); and (iv) $191.8 million principal amount of 7 1/4% Convertible Subordinated Notes Due 2005 (the "7 1/4% Convertible Notes"). As the Company's subsidiaries draw down amounts expected to be available under the Revolving Credit Facility (as defined), the Proposed Credit Facilities (as defined) and other possible future financings, the amount of debt outstanding will increase further. The indentures governing the Convertible Notes, the Senior Notes and the 7 1/4% Convertible Notes permit the Company and its subsidiaries to incur substantial additional indebtedness. The ability of the Company and its subsidiaries to make scheduled payments under present and future indebtedness will depend on, among other things, the Company's and its subsidiaries' ability to complete the build out of the franchises on a timely and cost effective basis, the Company's ability to access the earnings of its subsidiaries (which may be subject to significant contractual and legal limitations), the future operating performance of the Company and its subsidiaries and the Company's ability to refinance its indebtedness when necessary. Each of these factors is to a large extent subject to economic, financial, competitive, regulatory and other factors that are beyond the Company's and its subsidiaries' control. See "--Uncertainty of Construction Progress and Costs" and "--Dependence Upon Cash Flow from Subsidiaries."

  The agreements and debt instruments in respect of the Company's indebtedness (including the NTL Facilities--see "Description of Certain Indebtedness--The NTL Facilities") contain, and the Proposed Credit Facilities and other possible future financings are expected to contain, various covenants which, among other things, require the Company to maintain certain financial ratios, restrict or prohibit the payment of dividends and other distributions to the Company by its subsidiaries, restrict asset sales and dictate the use of proceeds from the sale of assets. These restrictions, in combination with the leveraged nature of the Company, could limit the ability of the Company to respond to market conditions or meet extraordinary capital needs or otherwise could restrict corporate activities and the ability of the Company's subsidiaries to make payments to the Company which might otherwise fund payments due on the Convertible Notes and the Company's other indebtedness. See "--Dependence Upon Cash Flow from Subsidiaries." There can be no assurance that such restrictions will not adversely affect the Company's ability to finance its future operations or capital needs or to engage in other business activities, such as acquisitions, which may be in the interest of the Company.

  The degree to which the Company is leveraged could have important consequences to holders of the Convertible Notes, including the following:
(i) increasing the Company's vulnerability to adverse changes in general economic conditions or increases in prevailing interest rates; (ii) limiting the Company's ability to obtain additional financing for working capital, capital expenditures, acquisitions and general corporate purposes, including the build out of the networks in the franchises; (iii) requiring a substantial portion of the Company's and its subsidiaries' cash flow from operations to be dedicated to debt service requirements, thereby reducing the funds available for dividends, operations and future business opportunities; and (iv) increasing the Company's and its subsidiaries' exposure to increases in interest rates given that certain of the Company's and its subsidiaries' borrowings may be at variable rates of interest. Further, all or a substantial portion of the indebtedness of the Company and its subsidiaries (including all amounts outstanding pursuant to the NTL Facilities) is expected to mature prior to the final maturity of the Convertible Notes. In addition, the Company may under certain circumstances be obligated to offer to repurchase its outstanding debt securities (including, without limitation, the Convertible Notes) prior to maturity and there can be no assurance that the Company will have the financial resources necessary or otherwise be able to repurchase those securities and the Convertible Notes in such circumstances.

NEED FOR ADDITIONAL FINANCING; PROPOSED CREDIT FACILITIES

  The development, construction and operation of the Company's cable television and telecommunications network will require substantial capital investment. The Company believes that, after taking into account CableTel's proportional ownership of its franchises, the aggregate cost of network construction from March 31, 1996 through passing 2,090,000 of the total 2,292,000 homes in its franchises in accordance with its regulatory build schedules (including the license payments in respect of the Northern Ireland LDL and the Gwent and Glamorgan LDLs) will be approximately (Pounds)1.05 billion (the "Anticipated Funding Requirement"). The Company intends to resume discussions with commercial banks toward arranging credit facilities (the "Proposed Credit Facilities") to further fund a portion of such construction costs and working capital requirements (see "Description of Certain Indebtedness--The Proposed Credit Facilities"). Based on information currently available to the Company, the Company estimates that expected sources of funds including, but not limited to, existing cash on hand, the Proposed Credit Facilities (or other financings) if obtained and projected cash flow from operations will be sufficient to fund the Anticipated Funding Requirement.

  The information in the preceding paragraph includes projections; in reviewing such information it should be kept in mind that actual results may differ materially from those in such projections. These projections were based on various factors and were derived utilizing numerous assumptions. Important assumptions and factors that could cause actual results to differ materially from those in these projections include the Company's ability to continue to design network routes, install facilities, obtain and maintain any required government licenses or approvals and finance construction and development, all in a timely manner, at reasonable costs and on satisfactory terms and conditions, as well as assumptions about customer acceptance, churn rates, overall market penetration and competition from providers of alternative services. Other factors and assumptions not identified above were also involved in the derivation of these projections, and the failure of such other assumptions to be realized as well as other factors may also cause actual results to differ materially from those projected. The Company assumes no obligation to update these projections to reflect actual funding requirements, capital expenditures and results, changes in assumptions or changes in other factors affecting such projections. There can be no assurance that (i) the Proposed Credit Facilities or any other financings will be obtained (or be available on acceptable terms); (ii) the Company or its subsidiaries will be able to access all amounts available under the terms of the Proposed Credit Facilities or other financings; (iii) actual construction costs will not exceed the Anticipated Funding Requirement (see "--Uncertainty of Construction Progress and Costs" below) or that additional financing substantially in excess of the Anticipated Funding Requirement will not be required; (iv) conditions precedent to advances under any such credit facility will be satisfied when funds are required; (v) the Company will not acquire additional franchises or other new businesses that would require additional capital; (vi) the Company will be able to generate sufficient cash from operations to meet any unfunded portion of its capital requirements when required or to satisfy the conditions under the terms of the Senior Notes or the

Company's other debt instruments and agreements for the incurrence of additional debt financing or (vii) the Company's subsidiaries will not incur losses from their exposure to exchange rate fluctuations or be adversely affected by interest rate fluctuations. See "--Currency Risk." To the extent that the Company's subsidiaries determine not to, or are unable to, obtain or borrow under the Proposed Credit Facilities, the actual amounts required to complete the Company's planned build out exceed the Anticipated Funding Requirement or the Company's operating cash flow does not meet expectations, the Company will require additional debt or equity financing. There can be no assurance that any such financing will be available on acceptable commercial terms or at all. The inability of the Company to secure additional financing could result in a failure to comply with the minimum build milestones set forth in its licenses and could ultimately lead to the revocation of such licenses. See "--Requirement to Meet Build Milestones."

  In addition to the Anticipated Funding Requirement, significant amounts of additional funding will be required to complete the acquisition of NTL, pay principal and interest due under the NTL Facilities and fund related acquisition costs and the ongoing capital expenditure requirements of NTL's business and operations. See "--The NTL Acquisition."

  The Company will continue to consider strategic acquisitions and combinations primarily in the United Kingdom, as attractive opportunities arise. The Company is currently involved in various stages of exploration, development and negotiation of certain transactions, some of which, if completed, would be significant and are likely to involve the incurrence of substantial indebtedness by the Company and its subsidiaries to finance such transactions. There can be no assurances that such transactions will occur. In particular, the indentures governing the Company's Senior Notes permit indebtedness to be incurred to finance acquisitions only if such acquisitions are acquisitions of either tangible or intangible assets, licenses and computer software used in connection with a Cable Business (as defined in the indentures governing the Senior Notes) or certain entities, directly or indirectly, engaged in a Cable Business if such entities meet certain qualifying criteria specified in such indentures.

DEPENDENCE UPON CASH FLOW FROM SUBSIDIARIES

  The Company is a holding company that conducts its operations through its direct and indirect wholly-owned subsidiaries and affiliated joint ventures. As a holding company, the Company holds no significant assets other than its investments in and advances to its subsidiaries and affiliated joint ventures. The Company is, therefore, dependent upon its receipt of sufficient funds from its subsidiaries and affiliated joint ventures to meet its own obligations. The ability of the Company and its creditors, including holders of the Convertible Notes, to benefit in the distribution of any assets of any of the Company's subsidiaries and affiliated joint ventures upon any liquidation of any such subsidiary or joint venture will be subject to the prior claims of the subsidiary's or joint venture's creditors, including trade creditors and, to the extent that such subsidiary or joint venture is not directly owned by the Company, to the prior claims of any other persons directly or indirectly owning such subsidiary or joint venture.

  The ability of the Company to pay interest on the Convertible Notes or to repay the Convertible Notes at maturity or otherwise, will be dependent upon the cash flows of its subsidiaries and the payment of funds by those subsidiaries to the Company in the form of repayment of loans, dividends or otherwise. The Company's subsidiaries and joint ventures have no obligation, contingent or otherwise, to pay amounts due pursuant to the Convertible Notes or to make funds available for those payments, whether in the form of loans, dividends or otherwise. In addition, the creditors of the Company's subsidiaries (including the lenders under the Proposed Credit Facilities) may impose restrictions on the rights of the Company to receive from its subsidiaries repayment of, or interest in respect of, intercompany loans and certain of the Company's subsidiaries may be prevented from paying dividends or making other distributions to the Company. In particular, the NTL Facilities prohibit the Purchaser (as defined) from paying dividends to the Company unless certain cash flow targets are met and, if such targets are met, require that 50% of all Excess Cash Flow (as defined in the NTL Facilities) of the Purchaser and its subsidiaries (including the NTL group) must be applied to prepay principal amounts outstanding under certain of the NTL Facilities. See "Description of Certain Indebtedness--The NTL Facilities." Therefore, the

Company's ability to make interest and principal payments when due to holders of the Convertible Notes or other indebtedness of the Company and the Company's ability to purchase the Convertible Notes, the 7 1/4% Convertible Notes, the Senior Notes and other debt that may become repayable or repurchasable upon a Change of Control or the occurrence of certain other events is dependent upon the receipt of sufficient funds from its subsidiaries, which may be restricted by the terms of future indebtedness of the Company's subsidiaries.

  Each of the Company's subsidiaries that is a Delaware corporation may pay dividends, under the Delaware General Corporation Law (the "DGCL"), only out of its surplus, or, in the circumstances prescribed by the DGCL, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. Each of the Company's subsidiaries that is a United Kingdom company is, under applicable United Kingdom law, prohibited from paying dividends unless such payments are made out of profits available for distribution (which consist of accumulated, realized profits, so far as not previously utilized by distribution or capitalization, less accumulated, realized losses, so far as not previously written off in a reduction or reorganization of capital duly made). Other statutory and general English law obligations also affect the ability of directors of the Company's subsidiaries to declare dividends and the ability of the Company's subsidiaries to make payments to the Company on account of intercompany loans. In addition, the United Kingdom may impose a withholding tax on payments of interest and advance corporation tax on distributions (of interest, dividends or otherwise) by United Kingdom subsidiaries of the Company.

  The Convertible Notes are effectively subordinated to all existing and future indebtedness and other liabilities and commitments of the Company's subsidiaries, including any borrowings by the Company's subsidiaries under the NTL Facilities and the Proposed Credit Facilities. As of March 31, 1996, after giving pro forma effect to the Company's acquisition of NTL, the borrowing of approximately (Pounds)200 million pursuant to NTL Facilities, the issuance of the Convertible Notes and the application of the net proceeds therefrom, the Convertible Notes would have been structurally subordinated to approximately $594.6 million of liabilities of the Company's subsidiaries. In addition, each of the indentures governing the Senior Notes permits subsidiaries of the Company to incur additional Indebtedness to finance the construction and working capital needs of a Cable Business (as defined therein) and the acquisition of cable assets or the acquisitions of certain businesses. In light of the Company's strategy of continued growth, in part through acquisitions, the Company and its subsidiaries may incur substantial indebtedness in the future.

  Borrowings under the NTL Facilities are, and a substantial portion of the Company's and its subsidiaries' existing and future indebtedness (including borrowings under the Proposed Credit Facilities) is expected to be, secured by liens and other security interests over the assets of the Company's subsidiaries and the equity interests in the Company's subsidiaries. In addition, the ability of the Company and its creditors, including holders of the Convertible Notes, the 7 1/4% Convertible Notes and the Senior Notes, to benefit from distributions of assets of the Company's subsidiaries may be limited to the extent that the outstanding shares of any of its subsidiaries and such subsidiary's assets are pledged to secure other debt of the Company or its subsidiaries. Any right of the Company to receive assets of any subsidiary upon such subsidiary's liquidation or reorganization (and the consequent right of the holders of the Convertible Notes to participate in those assets) will be structurally subordinated to the claims of that subsidiary's creditors, except to the extent that the Company is itself recognized as an unsubordinated creditor of such subsidiary. However, to the extent that the Company is so recognized, the claims of the Company would still be subject to any security interests in the assets of such subsidiary and any liabilities of such subsidiary senior to those held by the Company and may otherwise be challenged by third parties in a liquidation or reorganization proceeding. In addition, loan agreements may require, as in the case of the NTL Facilities, the Company to subordinate its right to repayment of indebtedness outstanding between it and the borrower under such agreement or any subsidiary of the Company to the rights of the lenders under the agreement. In particular the rights of the Company and other subsidiaries to repayment of principal and interest lent by them to the borrower under the NTL Facilities have been and will be subordinated to the rights of the lenders under the NTL Facilities pursuant to subordination agreements with such lenders.

  The principal fixed assets of the Company's subsidiaries are cable headends, cable television and telecommunications distribution equipment, telecommunications switches and customer equipment. The value of a substantial portion of these fixed assets is derived from their employment in the Company's and its subsidiaries' cable television and telecommunications businesses. In the case of NTL, its principal fixed assets are transmission towers, masts and antennas and the sites on which they are located. These assets are highly specialized and, taken individually, can be expected to have limited marketability. Consequently, in the event that secured creditors seek to realize on the collateral securing debt of the Company's subsidiaries, these creditors would be likely to seek to sell the business as a going concern (possibly through a sale of pledged shares of subsidiaries), either in its entirety, or by franchise or other business unit, in order to maximize the proceeds realized. The amounts (and the timing of the receipt of any amounts) available to satisfy the Company's obligations under the Convertible Notes after any such sale may be adversely affected by provisions of laws favoring secured creditors.

  Therefore, for the reasons referred to in the preceding paragraphs, there can be no assurance that the Company will be able to receive any cash flow from its subsidiaries in a timely manner or at all.

THE NTL ACQUISITION

  Additional Funding May Be Required. The Company anticipates that substantial amounts of capital investment will be required in the future in order to develop and expand NTL's business. The Company estimates, based on the information currently available to it, that through December 31, 1997, NTL will require up to approximately (Pounds)50 million in capital beyond that which NTL is capable of generating from its current operations for interest expense, capital expenditure and working capital needs. The NTL Facilities contain a revolving credit facility (the "Revolving Credit Facility") of (Pounds)25 million which may be used for capital expenditure and working capital purposes of NTL, subject to satisfaction of certain drawdown conditions including, in particular, in the case of cash advances (other than cash advances made by the Purchaser to repay any sums paid pursuant to any standby letters of credit issued by it in accordance with the terms of the Revolving Facility) the repayment of a secured loan facility (the "Bridge Facility") of (Pounds)60 million comprised in the NTL Facilities. The Company believes that, based on current estimates, NTL's other capital needs for the foreseeable future will be funded with existing cash on hand of the Company. However, there can be no assurance that the actual amounts required to develop NTL's business will not exceed the Company's current estimates, that conditions precedent to advances under the Revolving Facility will be satisfied or cash on hand will be available when funds are required.

  The cash required for payment of interest and principal related to the financing will be substantial and may restrict cash availability for other purposes. See "Description of Certain Indebtedness--The NTL Facilities." While anticipated cash flow from the combined operations and other sources should be adequate to make those payments, such demands may limit the funds available for development and capital expenditures. In addition, the NTL Facilities prohibit the Purchaser from paying dividends to the Company unless certain cash flow targets are met and, if such targets are met, require that 50% of all Excess Cash Flow of the Purchaser and its subsidiaries (including the NTL group) must be applied to prepay amounts outstanding under the long term facility of (Pounds)90 million (the "Long Term Facility") comprised in the NTL Facilities.

  Unknown Acquisition Liabilities. The acquisition of NTL is structured as a share purchase, which may result in the Purchaser having acquired NTL companies with unknown liabilities. The Company has negotiated and obtained from NTL's former shareholders certain representations and warranties concerning contingent liabilities and other obligations of NTL to reduce the risk that the Company will be held liable for unknown liabilities of NTL. Approximately (Pounds)35 million of the purchase price for NTL payable in May 1997 (the "Further Payment") is subject to reduction if such representations and warranties are proved to be untrue or inaccurate. Nevertheless, there may be circumstances in which the adjustment of the Further Payment does not provide the Company with protection from contingent or other obligations of the NTL companies or breaches of the representations and warranties, to the extent that they exceed
(Pounds)35 million. The Deed of Adjustment also provides for the Further Payment to be reduced in accordance with a formula relating to the outcome of the review by the Office of Telecommunications ("OFTEL") of the price cap applicable to NTL's regulated businesses (the "Price Cap Review"). If the final outcome of the Price Cap Review is within the range indicated in OFTEL's Interim Statement issued in May 1996 (the "Interim Statement"), then the Further Payment will not be reduced.

  Dependence Upon Site Sharing Arrangement. As a result of, among other factors, a natural shortage of potential transmission sites and the difficulties in obtaining planning permission for erection of further masts, the British Broadcasting Corporation (the "BBC") and NTL have made arrangements to share a large number of sites. Under the present arrangements, one of the parties (the "Station Owner") is the owner, lessee or licensee of each site and the other party (the "Sharer") is entitled to request a license to use certain facilities at that site. Each site license granted pursuant to the site sharing agreement is for an initial period expiring on December 31, 2005 (subject to title and to the continuation in force of the site sharing agreement) and provides that, if requested by the Sharer, it will be extended for further periods. The site sharing agreement and each site license provide for the Station Owner to be paid a commercial license fee and for the Sharer to be responsible, in normal circumstances, for the costs of accommodation and equipment used exclusively by it. These arrangements continue between the BBC and NTL notwithstanding the acquisition. Either party may terminate the agreement by 5 years notice in writing to the other expiring on December 31, 2005 or at any date which is a date 10 years or a multiple of 10 years after December 31, 2005. Although the Company does not anticipate that the site sharing agreement or the site licenses will be terminated, there can be no assurance that such a termination will not occur. Termination of the site sharing arrangements would have a material adverse effect on NTL's business and would also result in an event of default under the NTL Facilities and the acceleration of the indebtedness outstanding thereunder. Each such event could have a material adverse effect on the Company. In particular, an acceleration of the indebtedness under the NTL Facilities could lead to defaults under the indentures governing the Convertible Notes, the Senior Notes, the 7 1/4% Convertible Notes and under the terms of other existing indebtedness of the Company and its subsidiaries. There can be no assurance that the Company would have sufficient resources to repay such indebtedness should it be accelerated.

  Dependence Upon ITV and Other Contracts. NTL's business is substantially dependent upon contracts with the ITV contractors, Channel 4 and S4C for the provision of transmission services. The prices that NTL may charge these companies for television transmission services is subject to regulation by OFTEL. See "--Possible Changes in Government Regulation" and "Management's Discussion and Analysis of Results of Operations and Financial Condition-- Liquidity and Capital Resources--The NTL Acquisition." The contracts with the ITV contractors, Channel 4 and S4C terminate on December 31, 2002. Although, historically, the ITV contractors, Channel 4 and S4C have renewed their contracts with NTL, there can be no assurance that they will do so upon expiration of the current contracts, that they will not negotiate terms for NTL's provision of transmission services on a basis less favorable to NTL or that they would not seek to obtain from third parties a portion of the transmission services currently provided by NTL.

  BBC Privatization. The United Kingdom Government has announced its intention to privatize the BBC's transmission business upon expiration of the BBC's Royal Charter in December 1996. Details regarding the privatization are not yet published. If one or more businesses other than NTL successfully bid for the BBC's transmission business, there can be no assurance that NTL will not encounter significant competition for its transmission business from expiration of NTL's current contracts with the ITV contractors, Channel 4 and S4C. See "--Dependence Upon ITV and Other Contracts."

  General. The benefits of the acquisition of NTL could be less than anticipated and potential risks could be greater than expected. While the Company believes the acquisition of NTL will be beneficial to the Company and its stockholders, there can be no assurance that (1) the expected benefits will be realized; (2) the potential risks will not occur; or (3) the risks can be managed without adversely affecting the Company.

OPERATING LOSSES; LIMITED FINANCIAL HISTORY; DEFICIENCY OF EARNINGS TO FIXED CHARGES

  Although the long distance business of OCOM Corporation ("OCOM") to which the Company succeeded has realized net income from operations in the past, on a consolidated basis, the Company has experienced operating losses and net losses since 1989 (with the exception of 1992). The Company had net income
(loss) for the three months ended March 31, 1996 and 1995 and years ended December 31, 1995, 1994, 1993 and 1992 of $(42.7 million) and $(13.5 million),
$(90.8 million), $(29.6 million), $(11.1 million) and $1.2 million, respectively. As of March 31, 1996, the Company's accumulated deficit was $172.3 million. The development of the Company's business to date has resulted in significant expenditures and the continued construction and expansion of its network will require considerable additional expenditures before significant operating revenues may be generated. Construction and operating expenditures have resulted in negative cash flow, which is expected to continue at least until an adequate customer base is established. The Company also expects to incur substantial additional operating losses, and there can be no assurance that the Company will achieve or sustain profitability in the future. Failure to become profitable could adversely affect the Company's ability to sustain operations, and obtain additional required funds. See "-- Need for Additional Financing; Proposed Credit Facilities." Moreover, such a failure would adversely affect the Company's ability to pay the required interest payments on the Company's indebtedness (including, without limitation, the Convertible Notes).

  For the three months ended March 31, 1996 and 1995 and for the years ended 1991, 1993, 1994 and 1995, the Company's earnings were insufficient to cover fixed charges by approximately $42.7 million and $13.5 million, $0.4 million, $10.4 million, $31.8 million, and $105.4 million, respectively. The ratio of earnings to fixed charges for the year 1992 was 81:1. The Company's pro forma as adjusted earnings for the year ended December 31, 1995 and for the three months ended March 31, 1996 were inadequate to cover pro forma as adjusted fixed charges by $125.8 million and $46.5 million, respectively. Fixed charges consist of interest expense, including capitalized interest, amortization of fees related to debt financing and rent expense deemed to be interest.

REQUIREMENT TO MEET BUILD MILESTONES

  The telecommunications license for each franchise contains specific construction milestones. Under the terms of its current telecommunications licenses, from March 31, 1996 until the end of 2003, CableTel is required to construct cable television systems passing an aggregate of approximately 1,480,000 additional premises (residential and business), including approximately 178,500 premises in 1996. OFTEL and the Department of Trade and Industry ("DTI") are the only bodies with the authority to modify the construction milestones in the licenses other than the Northern Ireland and Gwent and Glamorgan local delivery operator licenses ("LDLs") (in respect of which the Independent Television Commission (the "ITC") is the relevant authority for modifying construction milestones). Based on current network construction scheduling, the Company believes it will be able to satisfy CableTel's milestones in the future, but there can be no assurance that such milestones will be met. In the event that the Company is unable to meet the construction milestones required by any of its licenses, and is unable to obtain modifications to the milestones, the relevant license or licenses could be revoked, which would have a material adverse effect on the Company and which could affect the continued availability of funding to the Company and its operating subsidiaries.

UNCERTAINTY OF CONSTRUCTION PROGRESS AND COSTS

  At March 31, 1996, construction of CableTel's network had passed approximately 29% of its final regulatory milestone requirements for all its franchises (including the Northern Ireland and Gwent and Glamorgan franchises). Successful construction and development of CableTel's network will depend on, among other things, CableTel's ability to continue to design network routes, install facilities, obtain and maintain any required government licenses or approvals and finance construction and development, all in a timely manner, at reasonable costs and on satisfactory terms and conditions. The exact amounts and timing of all of these expenditures are subject to a variety of factors which may vary greatly by market and be beyond the control of the Company. Accordingly, there can be no assurance that the actual amounts of capital expenditures described above will not exceed the Anticipated Funding Requirement or that additional funding substantially in excess of the Anticipated Funding Requirement will not be required.

  In building its network, CableTel is generally required by its licenses to use underground construction, which is more expensive and time consuming than aerial construction. Mechanized construction methods often cannot be used to install network infrastructure in CableTel's franchise areas due to existing underground utility infrastructure. In addition, CableTel is responsible for restoring the surface area after its underground construction is completed. Although CableTel has recently been able to negotiate construction contracts at rates which it believes are competitive relative to the cable industry as a whole, construction costs could increase significantly over the next few years as existing contracts expire and as demand for cable construction services grows due to anticipated increases in the cable industry's overall construction activity. Accordingly, there can be no assurance that the Company will be able to construct its network in a timely manner, or at a reasonable cost.

  For a discussion of the risks associated with the Company's Anticipated Funding Requirement for construction of CableTel's network in its existing franchises, see "--Need for Additional Financing; Proposed Credit Facilities."

UNCERTAINTY OF CUSTOMER ACCEPTANCE

  The cable/telephony and telecommunications industry has a limited operating history in the United Kingdom. Although initial acceptance of cable/telephony services provided by the Company has been encouraging, the Company is unable to predict with certainty how consumer demand for CableTel's services may develop over time. The Company's future revenue growth depends in large measure on (i) the development of significant consumer preference for cable television over other types of in-home entertainment and (ii) customer acceptance of CableTel as an attractive alternative to its competitors as a provider of telephone and other telecommunications services. Since December 31, 1994, the Company has, through the acquisition of the Northern Ireland and Gwent and Glamorgan LDLs increased the total number of homes in its franchises by almost 50%. The Company's future success will depend on customer acceptance of its services and its ability to extend CableTel's brand name in these new franchise areas. See "--Significant Competition." The inability of the Company to generate demand for its services could have a material adverse effect on the Company.

  To date, unlike other United Kingdom operators, CableTel has not experienced significant churn in its franchise areas although the Company expects churn rates to increase. There can be no assurance as to CableTel's future churn rates. Higher levels of churn could have a material adverse effect on the financial condition and results of operations of the Company.

SIGNIFICANT COMPETITION

  The Company faces significant competition from established and new competitors in the areas of cable television, residential telephone and business telecommunications services. The Company believes that competition will intensify in each of these business areas, particularly business telecommunications.

  Cable Television. CableTel's cable television systems compete with direct reception over-the-air broadcast television, direct-to-home ("DTH") satellite services and satellite master antenna systems ("SMATV"). Pay television and pay-per-view ("PPV") services anticipated to be offered by CableTel will compete to varying degrees with other communications and entertainment media, including DTH services, home video, cinema exhibition of feature films, live theater and newly emerging multimedia services. The Company expects that, in the future, CableTel may face competition from programming provided by video-on-demand services, including those that may be provided by public telephone operators ("PTOs") with national licenses (i.e. national PTOs). The extent of such competition depends upon, among other factors, the quantity and quality of the programming offered, the price (including the amount of up-front and service costs) and, with respect to broadcast services, the quality of the broadcast signal.

  National PTOs such as British Telecommunications plc ("BT") and Mercury Communications Limited ("Mercury") were restricted from holding licenses to provide cable/telephony systems until March 31, 1994. Since then, national PTOs have been allowed to bid for the award of cable licenses in respect of areas of the

United Kingdom that have not already been licensed. This position results from regulations promulgated under the Broadcasting Act 1990 and it may be changed by further regulations which reflect changes in policy of relevant governmental authorities. Any such change in policy could have a material adverse effect on the Company. To the Company's knowledge, no national PTO has applied for a cable license in its own right but certain companies associated with BT and Mercury hold licenses to provide cable/telephony systems outside the Company's franchises.

  On September 29, 1993, the ITC issued a statement pursuant to which it took the position (shared by OFTEL and DTI) that BT and the other national PTOs may provide "video-on-demand" service under their existing licenses. No assurance can be given that video-on-demand will not provide substantial competition to the Company within its markets in the future.

  In December 1995, the government of the United Kingdom published its Broadcasting Bill 1995 (the "Broadcasting Bill") which is expected to be enacted by the end of August 1996. If enacted in its present form, the Broadcasting Bill will provide for the future regulation of digital terrestrial television ("DTT") that is expected to provide an additional 18 or more new terrestrial channels serving between 60% and 90% of the United Kingdom's population. Some of the channels will be reserved for digital simultaneous broadcasting by the existing terrestrial broadcasters. The introduction of DTT, as well as digital satellite television will provide both additional programming opportunities as well as increased competition for the Company and its subsidiaries. For example, British Sky Broadcasting Limited ("BSkyB") is proposing to launch a digital satellite service in 1997 either by itself or in conjunction with other partners including, possibly, BT (see "-- Residential Telephony"). Although customers of cable operators may be able to receive digital satellite television signals for more than 120 channels from their cable operator using their existing equipment (subject to capacity restraints), there can be no assurance that satisfactory (or any) terms of carriage will be obtained by CableTel for digital satellite programs or channels.

  The full extent to which existing or future competitors using existing or developing media will compete with cable television systems may not be known for several years. There can be no assurance, however, that existing, proposed or as yet undeveloped technologies will not become dominant in the future and render cable television systems less profitable or even obsolete.

  Residential Telephony. The Company competes primarily with BT in providing telephone services to residential customers. BT, formerly the only major national PTO in the United Kingdom, has an established market presence, fully built networks and resources substantially greater than those of the Company. According to OFTEL, at December 1995, nearly 95% of United Kingdom residential telephone exchange line customers are customers of BT. The Company's growth in telecommunications services, therefore, depends upon its ability to convince BT's customers to switch to the Company's telecommunications services. The Company believes that price is currently one of the most important factors influencing the decision of United Kingdom customers to switch to a cable telecommunications service. BT has, however, introduced significant price reductions in certain categories of calls and, due to regulatory price controls, BT is expected to make further reductions in its telecommunications prices. Accordingly, although the Company intends to remain competitive, in the future it may be unable to offer residential telephone services at rates lower than those offered by BT. In such case, the Company may experience a decline in its average per line residential telecommunications revenues, may not achieve desired penetration rates and may experience a decline in total revenues. There can be no assurance that any such decline in revenues or penetration rates will not adversely affect the financial condition and results of operations of the Company and its subsidiaries.

  In addition to BT, other telecommunications competitors which may have substantially greater resources than those of the Company could prevent the Company from increasing its share of the residential telecommunications market. AT&T Communications (U.K.) Ltd. ("AT&T U.K.") was awarded a national PTO license in December 1994 and has announced an intention to enter both the business and residential markets. In addition, IONICA L3 Limited ("IONICA"), will begin to offer telecommunications services via a fixed radio network in 1996. IONICA announced in November 1995 an arrangement with Scottish Power

Telecommunications Limited ("Scottish Telecom"), a subsidiary of Scottish Power PLC, whereby Scottish Telecom will provide IONICA's service in Scotland. Liberty Communications Limited, the U.K.'s other licensed wireless local loop operator, is expected to launch its residential telephone service in late 1996. In addition, on February 8, 1996, the DTI announced the award of two licenses to operate radio fixed access services in the 2 GHz band. These new licenses enable the two licensees, BT and RadioTEL Systems, to provide telecommunications services to customers living in defined remote rural areas mainly in Scotland, Wales and Northern Ireland and create potential additional competition for the Company's residential telephony services in certain remote rural areas of the Company's Northern Ireland franchise. The Company also competes with mobile networks such as those provided by Telecom Securicor Cellular Radio Limited (marketed under the name "Cellnet") (in which BT has a 60% interest) and Vodafone Group Plc, and with personal communications networks such as those provided by a joint venture between Cable and Wireless plc and U S WEST, Inc. (marketed under the name "Mercury One-2-One") and Orange Personal Communications Services Limited (marketed under the name "Orange"). There can be no assurance that the Company will be able to compete successfully with BT or such other telecommunications operators.

  The Company believes that it has a competitive advantage in the residential market because of its ability to offer integrated telephone, cable television ("CATV"), telecommunications services (including interactive and on line services) and dual product packages designed to encourage customers to subscribe to both services. However, there can be no assurance that this competitive advantage will continue. Indeed, BT, Mercury and other national PTOs will be entitled to convey CATV services from 2001 and, subject to a review by the Director General, possibly from as early as 1998. BSkyB is currently marketing telecommunications services on behalf of BT, which enables BSkyB's customers to earn additional discounts on BT's residential telecommunications volume discount plans. In addition, it is reported from time to time that BT and BSkyB are discussing the formation of cooperative arrangements. For example, recent press reports have indicated that the two companies are in advanced discussions regarding the formation of a joint venture to promote digital satellite television and interactive services in the United Kingdom. Given the respective market positions of BT and BSkyB, the Company believes that, if the two companies successfully combine their respective marketing strengths, the resulting combination may provide significant competition to cable operators including CableTel. At present, however, it remains to be seen whether cooperative arrangements, such as the proposed joint venture, can be established successfully. Based on recent press reports, the Company believes that significant issues remain to be resolved between the parties. The Company cannot currently predict the effect that competition from joint BT/BSkyB ventures would have on CableTel's business until further details are available as to how it is proposed that these and other issues are to be resolved.

  Business Telephony. BT also is the Company's principal competitor in providing business telecommunications services. In addition, the Company competes with Mercury (a majority owned subsidiary of Cable and Wireless PLC), Energis Communications Limited ("Energis") (a subsidiary of the National Grid Company plc), Scottish Telecom in Scotland and with other companies that have recently been granted telecommunications licenses, such as MFS Communications Limited. In the future, the Company may compete with additional entrants to the business telecommunications market, such as AT&T U.K. Competition is based on price and quality of services and the Company expects price competition to intensify if Energis and other new market entrants compete aggressively. Most of these competitors have substantial resources and there can be no assurance that these or other competitors will not expand their businesses in the Company's existing markets or that the Company will be able to continue to compete successfully with such competitors in the business telecommunications market.

LIMITED ACCESS TO PROGRAMMING

  The Company's ability to make a competitive offering of cable television services is dependent on CableTel's ability to contract for and obtain access to programming at a reasonable cost. While various sources of programming are available to cable system operators in the United Kingdom, BSkyB is currently the most important supplier of cable programming and the exclusive supplier of certain programming. BSkyB provides the industry with a range of programming, including the most popular mainstream premium movie channels available in the United Kingdom and, currently, exclusive English premier league soccer games. BSkyB also competes with CableTel by operating a DTH satellite service that provides programming, including programming that is also offered by CableTel, to approximately 3.6 million subscribers in the United Kingdom. BSkyB's programming is important in attracting and retaining cable television subscribers and, in the absence of more alternative programming sources, BSkyB may be able to set and raise prices for its programming without significant competitive pricing pressure. On August 18, 1995, the Office of Fair Trading ("OFT") announced that the Director General of Fair Trading ("DGFT") had reviewed and approved a revision by BSkyB of its wholesale price list (industry rate card) for the supply of programming to cable operators. The revised rate card sets wholesale primary discounts based upon the cable operator's pay-to-basic ratio and market penetration. Under the revised rate card, CableTel will pay an additional 13% on its March 1995 prices, with effect from January 1, 1996. This review was supplemented by a further review announced in December 1995 by the DGFT of BSkyB's position in the pay TV market, including issues relating to the supply of programming and related services at the wholesale level. The DGFT is expected to respond in July of 1996. No assurance can be given that BSkyB will not exploit its dominant market position in a manner which may have a material adverse effect on the Company's operating results.

  In addition, BSkyB announced in 1995 the conclusion of programming supply agreements with the two largest cable operators in the United Kingdom. Under these agreements, these two cable operators accepted significantly restrictive provisions in return for more favorable rates than those contained in the new BSkyB ratecard. BSkyB has, however, undertaken to suspend operation of certain anti-competitive restrictions contained in these agreements, while the DGFT considers further whether the agreements warrant investigation by the Restrictive Practices Court. The Company anticipates that, as these two cable operators together control approximately 40% of homes under franchise in the United Kingdom, the consequences of these agreements will make it substantially less viable for other cable operators (including CableTel) to reduce their dependence on BSkyB as the principal source of programming supply by developing, through cooperative ventures among cable operators, their own PPV services, sports or movie channels and cable-exclusive programming.

  CableTel, like many other cable operators, obtains most of its programming through arrangements with BSkyB and other programming suppliers which are not reflected in signed written agreements. To date, CableTel has not had a formal contract with BSkyB, although it has been in discussions with BSkyB for some time. There can be no assurance that CableTel will be able to enter into a definitive agreement with BSkyB, that the terms of such definitive agreement will not be less favorable to CableTel than the current arrangement, or that BSkyB will continue to supply programming to CableTel on reasonable commercial terms or at all. Moreover, CableTel has not, to date, entered into written contracts with many of its other program suppliers. The loss of BSkyB or other programming, a deterioration of the perceived quality of BSkyB or other programming, or a material increase in the price that CableTel is required to pay for BSkyB or other programming could have a material adverse effect on the Company and its subsidiaries.

  Because of this and other factors described in the preceding paragraphs, there can be no assurance that its current programming will continue to be available to the Company on acceptable commercial terms, or at all.

POSSIBLE CHANGES IN GOVERNMENT REGULATION

  The principal business activities of the Company in the United Kingdom are regulated and supervised by various governmental bodies, the ITC and OFTEL under the directions of the Director General and the DTI on behalf of the Secretary of State for Trade and Industry. Changes in laws, regulations or governmental policy (or the interpretations of such laws or regulations) affecting the Company's activities and those of its competitors, such as licensing requirements, increased price regulation, deregulation of interconnection arrangements, acceleration of the date (which is scheduled for 2001 but is subject to review in 1998) from which BT, Mercury and other national PTOs can convey broadcast entertainment services over their existing national networks or a change in policy allowing more than one cable licensee in the franchise area could have a material adverse effect on the Company's financial condition and results of operations. In particular, if there were a change of government or government policy in the United Kingdom, existing restrictions on the eligibility of BT, Mercury or certain other national PTOs to compete with CableTel's CATV business might be removed or significantly weakened. The United Kingdom's opposition party, the Labour Party, has stated its intention to review these restrictions if it is elected as the governing party. A general election is required to be held by May 22, 1997 but may be called earlier.

  A substantial portion of NTL's business is also subject to regulation. In particular, the prices that NTL may charge the ITV companies, Channel 4 and S4C for television transmissions services are subject to price controls imposed by OFTEL, which are being reviewed by the Director General. Based on the Director General's initial conclusions published in the Interim Statement, the Company expects that the future revenues NTL receives from providing these services will be reduced. There is no assurance that the new price controls resulting from the final conclusions of the Director General's review will not be reviewed further prior to 2002 or that price controls for the years following December 31, 2002 will not have a material adverse effect on such revenues.

  As the United Kingdom is a member of the European Union ("EU"), the Company may be subject to regulatory initiatives of the European Commission ("EC"). Changes promulgated in EU Directives, particularly to the extent that they require an EU television "production" and "programming" quota which may reduce the range of programs which can be offered and increase the costs of purchasing television programming. In addition, EU Directives may introduce provisions requiring the Company and its subsidiaries to provide access to its cable network infrastructure to other service providers, which could have a material adverse effect on its business. Furthermore, as part of the implementation of the EU Television Standards Directive, the United Kingdom government has set out in a paper ("The Regulation of Conditional Access for Digital Television") its approach to the regulation of conditional access for digital television. The United Kingdom government intends to, among other things, exclude from all licenses issued under the Telecommunications Act 1984 (the "Telecommunications Act") (including cable operators) the authority to provide conditional access services for digital programming services and issue a new class license. Cable operators operating those systems will have to register with OFTEL. It is proposed that the new license will include detailed conditions including an obligation to provide these services and a prohibition on discrimination. A draft statutory instrument, together with a draft class license, was published for consultation on June 26, 1996.

MANAGEMENT OF GROWTH AND EXPANSION

  The Company has experienced rapid growth and development in a relatively short period of time and will continue to do so to meet its strategic objectives and regulatory milestones. The management of such growth will require, among other things, stringent control of construction and other costs, continued development of the Company's financial and management controls, increased marketing activities and the training of new personnel. Failure to manage its rapid growth and development successfully could have a material adverse effect on the Company's financial condition and operating results.

DEPENDENCE ON KEY PERSONNEL

  The Company's businesses are managed by a small number of key executive officers, the loss of certain of whom, such as Mr. George S. Blumenthal and Mr. J. Barclay Knapp, could have a material adverse effect on the Company. The Company believes that its future success will depend in large part on its continued ability to attract and retain highly skilled and qualified personnel. The Company has not entered into written employment contracts or non-compete agreements with, nor has it obtained life insurance policies covering, such key executive officers. Certain senior managers of the Company also serve as members of senior management of other companies in the telecommunications business.

RAPID TECHNOLOGICAL CHANGES

  The telecommunications industry is subject to rapid and significant changes in technology. While the Company believes that for the foreseeable future these changes will neither materially affect the continued use of fiber optic, coaxial or copper cabling technologies nor materially hinder the Company's ability to acquire necessary technologies, the effect of technological changes on the businesses of the Company cannot be predicted.

  The Company believes that its advanced network design is sufficiently flexible to permit it to deliver a wide variety of existing entertainment, telecommunications and information services and will enable it to offer anticipated new services in the future without incurring significant additional construction costs to adapt its existing underground network. However, the cost of implementation of emerging and future technologies could be significant and the Company's ability to fund such implementation will depend on its ability to obtain additional financing. See "--Need for Additional Financing; Proposed Credit Facilities."

  In the future, digital compression techniques may allow terrestrial broadcasters to offer approximately eight digital channels on a frequency which currently carries one analog channel. The Company believes that if digital terrestrial broadcast or digital satellite television services are introduced successfully in the United Kingdom, at competitive prices, the Company, as well as its competitors, will be able to increase significantly the number of channels they are able to offer to their customers. However, the effect of any emerging and future technological changes on the viability or competitiveness of the Company's network and services cannot be accurately predicted.

CURRENCY RISK

  To the extent that the Company obtains financing in United States dollars and incurs expenses in the construction and operation of the Company's regional systems in the United Kingdom in British pounds sterling, it will encounter currency exchange rate risks. In addition, the Company's revenues will be generated primarily in British pounds sterling while its interest and principal obligations with respect to most of the Company's existing indebtedness (including, without limitation, the indebtedness represented by the Senior Notes and the 7 1/4% Convertible Notes and the Convertible Notes) are, payable in United States dollars. While the Company may consider entering into transactions to hedge the risk of exchange rate fluctuations, there can be no assurance that the Company will engage in such transactions, or, if the Company decides to engage in such transactions, that they will be successful and that shifts in the currency exchange rates will not have a material adverse effect on the Company.

FRAUDULENT CONVEYANCE

  Under applicable provisions of the federal bankruptcy law or comparable provisions of state fraudulent transfer law, if the Company, at the time it incurred indebtedness under the Convertible Notes, (a) incurred such indebtedness with the intent of hindering, delaying, or defrauding current or future creditors, or (b)(i) received less than reasonably equivalent value or fair consideration therefor and (ii)(A) was insolvent or rendered insolvent by reason of such incurrence, (B) was engaged or about to engage in a business or transaction for which its remaining assets constituted unreasonably small capital to carry on such business or (C) intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature, then such indebtedness under the Convertible Notes could be voided or invalidated, or could be subordinated to all other debts of the Company. The voiding or invalidating of any of such indebtedness of the Company could result in an event of default with respect to other indebtedness of the Company, which could result in acceleration of such other indebtedness.

  The measures of insolvency for purposes of the foregoing considerations will vary depending upon the law applied in any such proceeding. Generally, however, a company will be considered insolvent if the sum of its respective debts is greater than all such company's property at a fair valuation or if the present fair saleable value of its assets is less than the amount that would be required to pay its probable liability on its existing debts (including contingent liabilities), as they become absolute and mature. The Company believes that it was not, after giving effect to the issuance of the Convertible Notes, considered insolvent under any of the foregoing standards. This belief is based on the Company's analysis of its subsidiaries' cash flow projections and other financial information, including pro forma financial statements. There can be no assurance, however, that a court passing on such questions would agree with the Company.

INSURANCE COVERAGE

  The Company obtains insurance of the type and in the amounts that it believes are customary in the United Kingdom for similar companies. Consistent with this practice, the Company does not insure the underground portion of its cable network. Any catastrophe affecting a significant portion of the Company's underground cable network could result in substantial uninsured losses.

ANTI-TAKEOVER MATTERS

  Certain provisions of the Indenture and the indentures governing the Senior Notes and the 7 1/4% Convertible Notes may have the effect of delaying or preventing transactions involving a Change of Control (as defined) of the Company, including transactions in which stockholders might otherwise receive a possible substantial premium for their shares over then current market prices, and may limit the ability of stockholders to approve transactions that they may deem to be in their best interest.

  A Change of Control would require the Company to make an offer to purchase all the Convertible Notes, the Senior Notes and the 7 1/4% Convertible Notes, may require the Company to refinance substantial amounts of its indebtedness and would impose other significant obligations on the Company. The inability of the Company to purchase all or some of the Convertible Notes, the Senior Notes and the 7 1/4% Convertible Notes tendered for purchase, would also constitute an event of default under the Indenture and the indentures governing the Senior Notes and the 7 1/4% Convertible Notes, which would have certain adverse consequences to the Company and holders of the Convertible Notes.

  The Restated Certificate of Incorporation of the Company as currently in effect contains certain provisions which may have the effect, alone or in combination with each other or with the existence of authorized but unissued Common Stock and any series of preferred stock, of precluding or rendering more difficult a hostile takeover, making it more difficult to remove or change the composition of the Company's incumbent board of directors and its officers, being adverse to stockholders who desire to participate in a tender offer and depriving stockholders of possible opportunities to sell their shares at temporarily higher prices. See "Description of Capital Stock-- Certain Special Provisions." In particular, the rights issuable pursuant to the stockholder rights plan of the Company have certain anti-takeover effects as they will cause substantial dilution to a person or group that acquires a substantial interest in the Company without the prior approval of the Board of Directors. The effect of such rights may be to inhibit a change in control of the Company (including through a third party tender offer at a price which reflects a premium to then prevailing trading prices) that may be beneficial to the Company's stockholders. See "Description of Capital Stock--Certain Special Provisions--Stockholder Rights Plan." Under the Company's Certificate of Incorporation, holders of Common Stock and holders of the Series A Junior Participating Preferred Stock (the "Junior Preferred Stock") issued upon exercise of such rights generally vote as a class, with each share of Common Stock being entitled to one vote per share and each share of Junior Preferred Stock being entitled to 100 votes per share. As a result of the provisions of the Restated Certificate of Incorporation and the ownership of the Company, no change of control requiring stockholder approval is possible without the consent of the owners of the Junior Preferred Stock.

RESTRICTIONS ON DIVIDENDS

  The indentures governing the Senior Notes impose certain limitations on the payment of dividends. The Company's ability to pay cash dividends on the Company's equity securities including the Common Stock and to make other "Restricted Payments" is limited under the indentures governing the Senior Notes to the sum of (i) the difference between Cumulative EBITDA (as defined in the indentures governing the Senior Notes) and 1.5 times Cumulative Interest Expense (also defined in the indentures governing the Senior Notes) plus (ii) net proceeds from the sale of capital stock (excluding the proceeds of the Company's offering of 10 million

Common Stock in October 1993). Further, the terms of the NTL Facilities restrict, and the terms of the Proposed Credit Facilities or other future indebtedness of the Company's subsidiaries may (subject to the terms of the indentures governing the Senior Notes) restrict, the ability of certain of the Company's subsidiaries to distribute earnings to the Company or make other payments to the Company. See "--Dependence Upon Cash Flow from Subsidiaries" above. Neither the Company nor its predecessor, OCOM Corporation, has ever paid cash dividends on its Common Stock. In addition, the payment of any dividends by the Company in the future will be at the discretion of the Company's Board of Directors and will depend upon, among other things, future earnings, operations, capital requirements, the general financial condition of the Company and its subsidiaries and general business conditions. See "Dividend Policy" and "Risk Factors--Operating Losses; Limited Financial History."

LACK OF PUBLIC MARKET FOR CONVERTIBLE NOTES

  The Convertible Notes were issued in June 1996 to a limited number of institutional buyers and are eligible for trading in the Private Offerings Resales and Trading through Automatic Linkages ("PORTAL") Market. The Registration Rights Agreement does not obligate the Company to keep the Registration Statement of which this Prospectus is a part effective after the third anniversary of the date when the Registration Statement is declared effective, or, if earlier, the date when all the Convertible Notes and the Common Stock issuable on conversion thereof covered by the Registration Statement have been sold pursuant to the Registration Statement. In addition, the Company is permitted by the terms of the Registration Rights Agreement to suspend use of this Prospectus during certain periods and in certain circumstances relating to pending corporate developments and public filings with the Commission and similar events. The Company does not intend to apply for listing of the Convertible Notes on any securities exchange or to seek approval for quotation through any automated quotation system. Accordingly, there can be no assurance regarding the future development of a market for the Convertible Notes or the ability of holders of Convertible Notes or the price at which such holders may be able to sell their Convertible Notes. If any such market were to develop, the Convertible Notes could trade at prices that may be substantially lower than the initial offering price. There can be no assurance as to the development or as to the liquidity of any trading market that may develop for the Convertible Notes.

  There can be no assurance that the market prices for Company's securities including the Convertible Notes and the Common Stock issuable on conversion thereof will not be subject to substantial fluctuations. Factors such as fluctuations in the operating results of the Company, announcements of technological innovations or events affecting others in the industries in which the Company operates, changes in governmental legislation or regulation, currency and exchange rate fluctuations and general economic conditions may have significant effect on the market prices of its securities, including the Convertible Notes.

CONSEQUENCES OF FURTHER EQUITY OFFERINGS

  The Company could make additional public or private sales of equity securities. Depending on market conditions and other factors, the effect of such equity offering could be to cause a dilution with respect to the holders of the Company's Common Stock.

                                USE OF PROCEEDS

  The Selling Holders will receive all of the net proceeds from the Convertible Notes sold pursuant to this Prospectus and the Common Stock issuable upon conversion thereof sold pursuant to this Prospectus.

  The Company will not receive any of the proceeds from sales by the Selling Holders of the Convertible Notes or the Common Stock issuable upon conversion thereof.

                          PRICE RANGE OF COMMON STOCK

  The Company's Common Stock is traded on the NNM under the symbol "ICTL." From August 1, 1991 through October 13, 1993, the Common Stock of OCOM Corporation, the Company's predecessor, traded on the NNM under the symbol "OHCO." The following table sets forth, for the periods indicated, the high and low last sale prices on the NNM for the securities of the Company as traded during these respective time periods. The prices in the table are adjusted to reflect a four-for-three stock split effected in August 1995.

                                                                LAST SALE PRICE
                                                                ---------------
                                                                 HIGH     LOW
   1994
   First Quarter............................................... $ 19.13 $ 13.31
   Second Quarter..............................................   17.91   13.83
   Third Quarter...............................................   24.00   15.19
   Fourth Quarter..............................................   24.75   20.35
   1995
   First Quarter...............................................   25.13   20.25
   Second Quarter..............................................   26.25   20.63
   Third Quarter...............................................   28.31   24.75
   Fourth Quarter..............................................   27.38   23.75
   1996
   First Quarter...............................................   30.13   22.00
   Second Quarter..............................................   30.00   29.50
   Third Quarter (through July 5, 1996)........................

  On July 5, 1996, the last sale price for the Company's Common Stock, as reported on the NNM, was $29.50. As of July 5, 1996, there were approximately 531 record holders of the Common Stock. This figure does not reflect beneficial ownership of shares held in nominee name.

                                DIVIDEND POLICY

  Neither the Company nor its predecessor, OCOM Corporation, has ever paid cash dividends on its Common Stock. Pursuant to the indentures governing the Senior Notes, certain limitations apply to the payment of cash dividends on the Company's equity securities and other "restricted payments." See "Risk Factors--Restrictions on Dividends." The NTL Facilities restrict, and the Proposed Credit Facilities and the terms of other indebtedness of the Company's subsidiaries may in the future restrict, the ability of certain of the Company's subsidiaries to distribute earnings to the Company or make other payments of funds to the Company. See "Risk Factors--Dependence on Cash Flow of Subsidiaries" and "--Restrictions on Dividends." In addition, the Company does not currently intend to pay cash dividends in the foreseeable future on the Company's Common Stock as it intends to retain earnings to fund construction of the systems, working capital needs, debt service and the growth of its businesses.

                                EXCHANGE RATES

  The following table sets forth, for the periods indicated, the Noon Buying Rate for pounds sterling expressed in U.S. dollars per (Pounds)l.00.

      YEAR ENDED DECEMBER 31,                  PERIOD END AVERAGE(1) HIGH   LOW
      1988....................................   $1.81      $1.78    $1.91 $1.66
      1989....................................    1.61       1.63     1.82  1.51
      1990....................................    1.93       1.79     1.98  1.59
      1991....................................    1.87       1.76     2.00  1.60
      1992....................................    1.51       1.76     2.00  1.51
      1993....................................    1.48       1.50     1.59  1.42
      1994....................................    1.57       1.53     1.64  1.46
      1995....................................    1.55       1.58     1.64  1.53
      Three months ended March 31, 1996.......    1.53       1.53     1.56  1.50

     ---------------------
     (1) The average of the Noon Buying Rates on the last day of each month during the relevant period.

                      RATIO OF EARNINGS TO FIXED CHARGES


  For the three months ended March 31, 1996 and 1995 and for the years ended 1991, 1993, 1994 and 1995, the Company's earnings were insufficient to cover fixed charges by approximately $42.7 million and $13.5 million, $0.4 million, $10.4 million, $31.8 million, and $105.4 million, respectively. The ratio of earnings to fixed charges for the year 1992 was 81:1. The Company's pro forma as adjusted earnings for the year ended December 31, 1995 and for the three months ended March 31, 1996 were inadequate to cover pro forma as adjusted fixed charges by $125.8 million and $46.5 million, respectively. Fixed charges consist of interest expense, including capitalized interest, amortization of fees related to debt financing and rent expense deemed to be interest.

                                CAPITALIZATION

  The following table sets forth the capitalization of the Company at March 31, 1996 (after giving effect to the increase in the number of authorized shares of Common Stock from 50 million to 100 million shares, which was approved by the Company's shareholders on June 4, 1996): (i) on an actual basis, (ii) on a pro forma basis giving effect to the following events as if each had occurred on March 31, 1996: (a) the acquisition of NTL and (b) the borrowing of approximately (Pounds)200 million pursuant to the NTL Facilities to finance a portion of the NTL purchase price (see "The Company--NTL--Summary of the Acquisition") and (iii) on a pro forma basis as described in (ii) above and as adjusted to give effect to the issuance of the Convertible Notes and application of the net proceeds therefrom to repay approximately (Pounds)60.0 million ($91.5 million) of the Bridge Facility (included under short-term borrowings below) and the Further Payment of approximately (Pounds)35.0 million ($53.4 million).

                                              AS OF MARCH 31, 1996
                                        -------------------------------------
                                                                   PRO FORMA
                                          ACTUAL    PRO FORMA     AS ADJUSTED
                                                 (IN THOUSANDS)
Cash and cash equivalents.............. $  661,945  $  675,522    $  805,609(1)
                                        ==========  ==========    ==========
Short-term borrowings, including cur-
 rent portion of long-term debt........ $   44,351  $  212,145(2) $  120,621(2)
                                        ==========  ==========    ==========
Long-term debt (excluding current por-
 tion):
  The 10 7/8% Notes.................... $  161,941  $  161,941    $  161,941
  The 12 3/4% Notes....................    168,606     168,606       168,606
  The 11 1/2% Notes....................    611,825     611,825       611,825
  The 7 1/4% Convertible Notes.........    191,750     191,750       191,750
  The Long Term Facility...............        --      137,286       137,286
  The Convertible Notes................        --          --        275,000
                                        ----------  ----------    ----------
    Total long-term debt...............  1,134,122   1,271,408     1,546,408
Shareholders' equity:
  Series preferred stock, $.01 par
   value, 2,500,000 shares authorized,
   none issued or outstanding..........        --          --            --
  Common stock, $.01 par value,
   100,000,000 shares authorized,
   30,294,000 actual, pro forma, and
   pro forma as adjusted issued and
   outstanding(3)......................        303         303           303
  Additional paid-in capital...........    464,126     464,126       464,126
  Cumulative translation adjustment....        213         213           213
  (Deficit)............................   (172,265)   (172,265)     (172,265)
                                        ----------  ----------    ----------
    Total shareholders' equity.........    292,377     292,377       292,377
                                        ----------  ----------    ----------
Total capitalization................... $1,426,499  $1,563,785    $1,838,785
                                        ==========  ==========    ==========

- ---------------------
(1) Before adjustments for discounts, commissions and other estimated expenses of the Original Offering.
(2) Includes (Pounds)50 million ($76.3 million) outstanding under the short term facility comprised in the NTL Facilities (the "Short Term Facility") which is scheduled to be repaid in December 1996 unless certain conditions are met. If, as the Company expects, such conditions will be met, then the amounts outstanding under the Short Term Facility will be automatically converted into loans outstanding under the Long Term Facility.
(3) Does not include an aggregate of 21,920,000 shares of Common Stock, consisting of (i) 6,649,000 shares of Common Stock subject to options,
    (ii) 1,053,000 shares of Common Stock subject to warrants (including 164,000 shares of Common Stock issuable upon exercise of 164,000 warrants which were issued pursuant to the terms of the solicitation of the consents of the holders of the 10 7/8% Notes in January 1996); (iii) 6,957,000 shares of Common Stock issuable upon conversion of the 7 1/4% Convertible Notes; and (iv) 7,261,000 shares of Common Stock issuable upon conversion of the Convertible Notes.

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION

  The selected consolidated financial information presented below under the captions Income Statement Data for the years ended December 31, 1995, 1994, 1993, 1992 and 1991 and Balance Sheet Data as of December 31, 1995, 1994, 1993, 1992 and 1991, were derived from Consolidated Financial Statements of the Company audited by Ernst & Young LLP. The accompanying unaudited interim financial information as of March 31, 1996 and for the periods ended March 31, 1996 and 1995 include all adjustments (consisting only of normal recurring accruals) which are, in the opinion of management, necessary for a fair presentation of the results of operations for such interim periods. Operating results for the three months ended March 31, 1996 are not necessarily indicative of the results that may be expected for the year ending December 31, 1996. The following information should be read in conjunction with the Consolidated Financial Statements incorporated by reference in this Prospectus.

                           THREE MONTHS
                          ENDED MARCH 31,             YEAR ENDED DECEMBER 31,
                         ------------------  ---------------------------------------------
                           1996      1995      1995      1994    1993(1)    1992     1991
                                    (IN THOUSANDS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA:
Revenues................ $ 18,434  $  4,633  $ 33,741  $ 13,745  $ 10,078  $12,220  $7,801
Costs and expenses
 Operating expenses.....   12,629     3,296    24,415     7,827     4,441    4,171   3,448
 Selling, general and
 administrative
 expenses...............   21,798    10,514    72,629    27,890     5,042    2,899   1,320
 Depreciation and          12,190     5,532    29,823    17,916     6,206    4,495   4,059
 amortization........... --------  --------  --------  --------  --------  -------  ------
   Total costs and         46,617    19,342   126,867    53,633    15,689   11,565   8,827
    expenses............ --------  --------  --------  --------  --------  -------  ------
 Operating income
  (loss)................  (28,183)  (14,709)  (93,126)  (39,888)   (5,611)     655  (1,026)
Other income (expense)
 Interest, dividend and
 other income...........    7,763     3,714    21,185    18,403     5,182    1,594     604
 Interest expense.......  (24,711)   (4,242)  (28,379)  (11,410)   (2,950)     --      --
 Foreign currency
 transactions gains          (123)      196        84     2,062    (7,052)     --      --
 (losses)............... --------  --------  --------  --------  --------  -------  ------
Income (loss) before
 income taxes and
 minority interests.....  (45,254)  (15,041) (100,236)  (30,833)  (10,431)   2,249    (422)
Income tax benefit            (42)      448     2,477    (1,630)     (645)  (1,028)   (504)
(provision)............. --------  --------  --------  --------  --------  -------  ------
Income (loss) before
minority interests......  (45,296)  (14,593)  (97,759)  (32,463)  (11,076)   1,221    (926)
Minority interests......    2,572     1,127     6,974     2,890       --       --      --
                         --------  --------  --------  --------  --------  -------  ------
Net income (loss)....... $(42,724) $(13,466) $(90,785) $(29,573) $(11,076) $ 1,221  $ (926)
                         ========  ========  ========  ========  ========  =======  ======
Net income (loss) per    $  (1.41) $   (.45) $  (3.01) $   (.98) $   (.83) $   .13  $ (.10)
 common share(2)........ ========  ========  ========  ========  ========  =======  ======
Weighted average number
 of common shares used
 in computation of net
 income (loss) per share
 including common stock    30,211    30,181    30,190    30,175    13,327    9,367   8,833
 equivalents(2)......... ========  ========  ========  ========  ========  =======  ======
Ratio of earnings to
 fixed charges(3).......      --        --        --        --        --      81:1     --

                           AS OF
                         MARCH 31,              AS OF DECEMBER 31,
                         --------- ---------------------------------------------
                           1996       1995      1994     1993(1)  1992    1991
                                             (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash
 equivalents............ $ 661,945 $  175,283 $294,602 $400,097  $ 9,113 $ 4,571
Working capital.........   548,719     76,128  251,544  410,421   28,750   5,016
Fixed assets, net.......   716,084    639,674  191,725   36,422   14,065  16,104
Total assets............ 1,592,693  1,010,669  664,366  594,976   45,647  43,276
Long-term debt ......... 1,134,122    513,026  143,488  130,553      --      --
Shareholders' equity....   292,377    339,257  436,534  452,402   43,260  42,034

- --------
(1) In 1993, the Company acquired certain of its United Kingdom subsidiaries in exchange for $3.1 million in cash, 5,831,416 shares of common stock, options to purchase an aggregate of 44,832 shares of common stock and the assumption of certain liabilities of Insight Communications Company U.K., LP. ("Insight U.K."). The aggregate purchase price including expenses was $127.8 million. In addition, the Company sold 15,333,333 shares of common stock, receiving proceeds of $290.0 million after expenses, and the Company issued $212.0 million principal amount of its 10 7/8% Notes, receiving proceeds of $119.9 million after original issue discount and expenses.
(2) After giving retroactive effect to the four-for-three stock split by way of stock dividend paid in August 1995.
(3) Fixed charges consist of interest expense, including capitalized interest, amortization of fees related to debt financing and rent expense deemed to be interest. The fixed charges coverage deficiency amounted to $42.7 million, $13.9 million, $105.4 million, $31.8 million, $10.4 million and $422,000 for the three months ended March 31, 1995 and 1996 and for the years ended December 31, 1995, 1994, 1993 and 1991, respectively.
The Company did not declare or pay any cash dividends during the years indicated.

                                  THE COMPANY

  The Company entered the cable/telephony and telecommunications market in the United Kingdom in 1993 and is the third largest operator of cable/telephony systems in the United Kingdom in terms of the number of homes in the franchise areas managed by the Company, its subsidiaries and affiliated joint ventures. The Company offers customers cable television, residential telephone and business telecommunications services, thereby generating three sources of revenue from an integrated, high capacity, high speed, full-service network. The Company's network provides a two way communications pathway which is capable of delivering new services which may emerge from the convergence of telecommunications, information services and entertainment.

  In May 1996, the Company, through an indirect wholly-owned subsidiary, acquired NTL. NTL, formerly the engineering division of the Independent Broadcasting Authority of the United Kingdom (the "IBA"), was formed in 1990 and privatized by the United Kingdom Government in 1991. NTL's core business is the transmission of television programming for the ITV (Channel 3) companies, Channel 4 and S4C. NTL has also successfully bid for the transmission of the Channel 5 signal for Channel 5 Broadcasting Limited. Under contracts with those companies, NTL is responsible for operating, monitoring and maintaining a transmission service. Transmission is carried out by means of a network of transmitters located at over 1,200 transmission sites throughout England. In addition to its core business, NTL broadcasts signals for Teletext and independent local radio broadcasters. Since its privatization, NTL has also diversified into non-regulated telecommunications transmission via microwave links between its towers, entered the satellite earthstation business, acquired DTELS Limited ("DTELS"), a company which installs and services radio systems for emergency services and businesses, and developed capabilities to install turnkey television facilities in the international market.

CABLETEL

  Based on operating results and experience gained by management in the United States telecommunications market, CableTel has developed marketing strategies that it believes will maximize customer subscription rates, customer retention and operating profitability. These strategies include a focus on geographic regions with distinct cultural characteristics, which allows CableTel to tailor its marketing and product offerings to meet local needs and preferences. As of March 31, 1996, CableTel had constructed its integrated full-service network past 516,000 homes and had approximately 144,300 revenue generating units ("RGUs") from its newly constructed integrated full-service network, which resulted in penetration rates of homes marketed of 29% for telephone and 29% for CATV. An RGU is one telephone account or one CATV account; a dual customer counts as two RGUs.

  CableTel is developing its franchises in the United Kingdom, where it has clustered 16 separate franchises into five distinct geographic regions (the "Regional Areas"). A summary of CableTel's Regional Areas as of March 31, 1996 is outlined below.

                                                                      HOMES IN
                                                                    FRANCHISE(1)
                                                                 ----------------------
                                                      OWNERSHIP                EQUITY
     REGIONAL AREA            MAJOR CITIES/TOWNS      PERCENTAGE   TOTAL      ADJUSTED
Central Scotland........ Glasgow                        100.0%     499,000      499,000
South Wales(2).......... Cardiff, Newport and Swansea    60.0      540,000(3)   324,000(3)
Suburban London:
 Surrey and Hampshire... Guildford and Woking           100.0      136,000      136,000
 Hertfordshire and
  Bedfordshire.......... Luton and Stevenage             70.0      348,600      244,000
West Yorkshire.......... Huddersfield                   100.0      138,400      138,400
Northern Ireland(2)..... Belfast and Londonderry        100.0      428,000(4)   428,000(4)
                                                                 ---------    ---------
  FRANCHISE TOTALS......                                         2,090,000    1,769,400
                                                                 =========    =========

- ---------------------
(Footnotes on following page)

- ---------------------
(1) Based on the Company's regulatory milestones which were derived from the 1981 census (being the census statistics at the date each license was granted).
(2) The Telecommunications Act licenses for the Gwent and Glamorgan LDLs and the Northern Ireland LDL, (and all other LDLs) are not expected to be issued until the second quarter of 1996.
(3) Includes the final regulatory build milestone of 230,000 homes in the Gwent and Glamorgan LDL of the total of 330,000 homes in the LDL.
(4) The final regulatory milestone for the Northern Ireland LDL is 428,000 homes of the total of 530,000 homes in the LDL.

  The Company believes that it can maximize its return on its investment in its integrated full-service network by successfully combining CableTel's strategies for developing, operating and marketing "last mile" cable/telephony systems and NTL's national transmission network and expertise in the broadcast and communications business to provide high-quality voice, data and communications services throughout the United Kingdom. On November 20, 1995, CableTel launched its Internet access service, Cable Online, as a national service throughout the United Kingdom. This service provides access to the World Wide Web, via the Company's telephone switches, to customers in and outside its Regional Areas. The Company anticipates that Cable Online will become CableTel's fourth revenue stream in the near future. On May 13, 1996, CableTel announced the establishment of the Virgin Net joint venture with Virgin Communications Limited ("Virgin"). The joint venture is owned 49% by a CableTel subsidiary and 51% by the Virgin Group and is intended to offer Internet access and interactive services to United Kingdom consumers and small office/home office users.

 Operating Results

  CableTel continues to outperform the cable/telephony industry's overall customer penetration averages for the United Kingdom telephony and CATV business. As of March 31, 1996, Company customer RGU penetration in CableTel's newly constructed dual (telephone and CATV) network was 58% of homes marketed. As of March 31, 1996, CableTel's penetration was 29% for telephone and 29% for CATV. By comparison, according to the latest available statistics of the ITC dated January 1, 1996, United Kingdom cable customer penetration averages 22% for telephone and 22% for television. At March 31, 1996 CableTel's churn (subscriber termination) rate was approximately 12.8% per year. Although this rate is significantly better than estimates of the average United Kingdom churn rates, the Company expects its churn rate to increase as its customer base increases.

  As of March 31, 1996, CableTel had approximately 191,800 RGUs. The following table illustrates the number of homes passed, the number of homes released to marketing and the total number of customers as of March 31, 1996 and December 31, 1995 and 1994 for the dual network constructed by CableTel since 1993:

                        NEWLY CONSTRUCTED DUAL NETWORK

                                                       DECEMBER 31     MARCH 31
                                                     ----------------    1996
                                                      1994     1995
Homes Passed(/1/)................................... 144,000  463,000   516,000
Homes Marketed(/2/).................................   7,200  176,200   249,500
Total Customers.....................................   2,280   57,700    81,860
  Dual..............................................   1,680   44,630    62,440
  Cable-Only........................................     370    6,620     9,750
  Telephone-Only....................................     230    6,450     9,670
Total RGUs(/3/).....................................   3,960  102,330   144,300
RGU Penetration.....................................      55%      58%       58%
Cable Penetration...................................      28%      29%       29%
Telephone Penetration...............................      27%      29%       29%

- ---------------------
(1) "Homes passed" is the expression in common usage in the cable industry as the measurement of the size of a cabled area, meaning the total number of residential premises which have the potential to be connected to a cable system.
(2) Initial sales process completed.
(3) An RGU is one telephone account or one CATV account; a dual customer counts as two RGUs.

  In addition, as of March 31, 1996, CableTel had approximately 47,500 RGUs from those portions of its network that had been contracted as CATV-only and inherited by CableTel through acquisitions.

 Network Construction

  During 1995, the Company constructed its network past more than 319,000 homes in its existing franchise areas. As of March 31, 1996, the Company had passed more than 601,000 homes, or approximately 29% of its total of 2,090,000 franchise homes. In addition, in 1995 the Company acquired the business and assets of Metro Cable TV Limited in South Wales and Hertfordshire, which includes 171,500 homes passed. Due to technological limitations, these networks provide only CATV service to these 171,500 homes and are not counted towards any OFTEL build milestones.

  As a result of its current build progress and the retrofitting of its CATV-only networks, the Company expects to complete approximately 57% of its integrated full-service network in its franchises (including the recently awarded Northern Ireland and Gwent and Glamorgan franchises) by December 31, 1997, and approximately 94% by December 31, 2000. Through March 31, 1996, approximately $679.3 million had been invested in the construction of CableTel's existing network and associated property, plant and equipment.

  The following table summarizes CableTel's construction activities as of March 31, 1996 and the future network construction progress projected by the
Company:

                                                             AS OF DECEMBER 31,
                     ---------------------------------------------------------------------------------------------------
                       1994      1995     1996(1)   1997(1)   1998(1)   1999(1)   2000(1)   2001(1)   2002(1)   2003(1)
Total homes........  1,432,000 1,432,000 2,090,000 2,090,000 2,090,000 2,090,000 2,090,000 2,090,000 2,090,000 2,090,000
Full-service net-
 work
 passings..........    144,000   463,000   771,100 1,191,300 1,525,700 1,797,400 1,964,600 2,027,300 2,090,000 2,090,000
Acquired (cable-
 only)
 network
 passings(2).......     85,000    85,000    44,000       --        --        --        --        --        --        --
Total homes passed.    229,000   548,000   815,100 1,191,300 1,525,700 1,797,400 1,964,600 2,027,300 2,090,000 2,090,000
Percent of homes...        16%       38%       39%       57%       73%       86%       94%       97%      100%      100%
OFTEL milestone....    210,500   465,500   779,500 1,124,000 1,445,000 1,714,500 1,909,000 2,024,000 2,082,000 2,090,000

- ---------------------
(1) The figures presented are based on the Company's projections of its construction activities; in reviewing such information it should be kept in mind that actual results may differ materially from those in such projections. These projections were based on various factors and were derived utilizing numerous assumptions. Important assumptions and factors that could cause actual results to differ materially from those in these projections include the Company's ability to continue to design network routes, install facilities, obtain and maintain any required government licenses or approvals and finance construction and development, in a timely manner, at reasonable costs and on satisfactory terms and conditions and the absence of weather or labor difficulties. These assumptions are subject to a variety of factors which may vary greatly by market and be beyond the control of the Company. See "Risk Factors-- Uncertainty of Construction Progress and Costs." Other factors and assumptions not identified above were also involved in the derivation of these projections, and the failure of such other assumptions to be realized as well as other factors may also cause actual results to differ materially from those projected.

(2) The Company intends to retrofit these networks to full-service status in 1996 and 1997. The figures presented do not include 171,500 homes of Metro Cable TV Limited acquired in 1995 which are not subject to OFTEL build milestones for the reasons stated on the previous page.

NTL

  NTL is composed of four business divisions: Network Services, Telecom Services, Radio Communications, and Nexus International.

 Network Services

  NTL's Network Services division provides television and radio broadcasters with broadcast services. This division designs, installs, operates and maintains new transmitter networks and has a spectrum planning service which uses NTL software to plan the coverage of television and radio networks. It operates a national infrastructure in the United Kingdom of over 1,200 transmission sites which deliver broadcast signals for ITV, Channel 4, S4C, Teletext and many of the United Kingdom's independent radio broadcasters. In addition, NTL has recently been awarded a ten-year contract to build the transmission system and broadcast the signal for Channel 5, the United Kingdom's third independent television channel. In 1995, NTL's Network Services division had total revenues of approximately (Pounds)72.1 million or approximately 66% of NTL's total revenues.

  On May 23, 1996 the Director General of OFTEL published his initial conclusions of his review of the price control for the television transmission services provided by NTL to the ITV companies, Channel 4 and S4C. The total revenues receivable by NTL for such services (the "new Po revenues") in 1996 are expected to be either (Pounds)56.4 million if the Channel 3 companies accept certain contractual conditions or (Pounds)57.4 million if they do not. These revenues are approximately 40% to 45% of NTL's total anticipated revenues for 1996. If the final outcome of the Director General's review results in price controls within the range indicated in the Interim Statement then the total amount of such new Po revenues will be (Pounds)53.4 million in 1997 and, thereafter through 2002, will be reduced annually by, at worst, the Retail Prices Index ("RPI") minus 4.3%. There is no assurance that these price controls will not be reviewed again by OFTEL prior to 2002 or that price controls for the years following December 31, 2002 will not have a material adverse effect on the revenues NTL receives from the ITV companies, Channel 4 and S4C.

 Telecom Services

  The Telecom Services division includes NTL's telecommunications and satellite services groups. The Telecom Services division builds and operates digital networks for customers covering capacities of 2 Mbit/sec. to 155 Mbit/sec., and provides managed bandwidth for video, audio, voice and data signals to various regions of the United Kingdom. The network infrastructures are separate from those of BT and Mercury and are capable of delivering national long distance services in the United Kingdom. NTL also offers a range of satellite uplinking services including uplink for a variety of entertainment channels to a number of satellites including ASTRA 1C, Intelset, Eutelsat and Orion, and an international gateway service, which is capable of providing long distance and corporate communications. NTL provides connections to a number of satellites for clients requiring video, digital audio and data services. In 1995, the Telecom Services division had total revenues of approximately (Pounds)6.6 million or approximately 6% of NTL's total revenues.

 Radio Communications

  NTL's Radio Communications division ("RadioComms") offers the provision of infrastructure and support services to customers with "mission critical" communication needs. RadioComms is involved in two main activities--mobile communications maintenance support and facilities leasing. RadioComms includes the business operations of DTELS, the emergency services communications business that NTL acquired from the Home Office of the United Kingdom Government in 1994. In addition to network maintenance, NTL provides a range of installation and commissioning services for new network design and build projects. NTL has recently been engaged by Ericsson Telecommunications Ltd. to assist in the design, planning and procuring of mobile radio sites for the Mercury One-2-One mobile telephone network in the United Kingdom. In 1995, RadioComms had total revenues of approximately (Pounds)28.7 million or approximately 26% of NTL's total revenues.

 Nexus

  Nexus is NTL's broadcasting systems design division, specializing in services associated with the design and construction of radio and television studio centers and technical facilities. These services include installation, commissioning, equipment procurement, training and consultancy for projects ranging from production and post production studio facilities to full turnkey systems involving transmitter network planning and installation. In 1995, Nexus had total revenues of approximately (Pounds)2.0 million or approximately 2% of NTL's total revenues.

FINANCING STRATEGY

  The Company expects that significant additional capital expenditures will be required to construct the remaining portions of CableTel's integrated full-service network. The Company believes that, after taking into account its proportional ownership of its franchises, the aggregate cost of network construction from March 31,

1996 through passing 2,090,000 of the total 2,292,000 homes in its franchises in accordance with its regulatory build schedules (including the license payments in respect of the Northern Ireland local delivery service license LDL and the Gwent and Glamorgan LDLs) will be approximately (Pounds)1.05 billion (the "Anticipated Funding Requirement"). Based on information currently available to the Company, the Company estimates that expected sources of funds including, but not limited to, existing cash on hand, the Proposed Credit Facilities (as defined) (or other financings, if obtained) and projected cash flow from operations will be sufficient to fund the Anticipated Funding Requirement. There is no assurance that actual results will not differ materially from such estimates and projections. See "Risk Factors--Need for Additional Financing; Proposed Credit Facilities."

  Approximately (Pounds)200 million of the Initial Payment (as defined) for NTL was financed by secured bank loans (the "NTL Facilities") arranged by Chase Investment Bank Limited (the "Arranger"). See "The Company--NTL--Summary of the Acquisition" and "Description of Certain Indebtedness--The NTL Facilities." The Company plans to finance the Further Payment (as defined) and principal amounts falling due under the NTL Facilities on or before December 31, 1996 with a combination of the net proceeds of the Original Offering and cash on hand to the Company available for that purpose. Significant amounts of further funding may be required to finance NTL's anticipated future capital expenditure requirements and debt service. See "Risk Factors--The NTL Acquisition."

SUMMARY OF THE ACQUISITION OF NTL

  The following summary of the terms of the acquisition of NTL and the financing of that acquisition does not purport to be complete and is qualified in its entirety by reference to the Acquisition Agreements (as defined below) and the NTL Facilities Agreements (as defined below), copies of which have been filed with the Commission as exhibits to the Company's Registration Statement on Form S-4 (File No. 333-1010) filed with the Commission on April 16, 1996.

  On May 9, 1996, an indirect wholly owned English subsidiary of the Company (the "Purchaser") purchased all the issued shares of NTL pursuant to an offer (the "NTL Offer") to all the NTL shareholders and optionholders made on May 8, 1996 in accordance with a deed of irrevocable undertaking (the "Undertaking") dated March 28, 1996, between the Company, the Purchaser and the directors and institutional shareholders of NTL.

  Pursuant to the Undertaking, the NTL Offer and a deed of adjustment (the "Deed of Adjustment"), the Purchaser paid the initial payment of approximately (Pounds)204 million (the "Initial Payment") in cash at closing, and agreed to pay the Further Payment approximately (Pounds)35 million, subject to reduction in accordance with the Deed of Adjustment), on or before the first anniversary of the closing of the acquisition. The Initial Payment was comprised of a payment of approximately (Pounds)157 million to NTL's shareholders and optionholders and payments of approximately (Pounds)46.7 million to repay NTL's bank indebtedness such that NTL was acquired free from existing bank indebtedness.

  In addition to the Initial Payment and Further Payment, the Purchaser is required to pay (Pounds)17.1 million (the "ACT Payment"), representing the estimated recoverable advance corporation tax previously paid by NTL, to the former NTL shareholders in October 1996. The ACT Payment corresponds to the amount of that advance corporation tax that is expected to be available for set off against NTL's liability for mainstream corporation tax for the period ended December 31, 1995 or reclaimed in respect of prior periods. The Purchaser's obligation to pay the ACT Payment is not, however, conditioned upon NTL's receipt of a tax credit of (Pounds)17.1 million or on the ability of NTL to set off (Pounds)17.1 million of advance corporation tax. The Purchaser has also assigned (to a trustee for the former NTL shareholders) NTL's rights to receive up to approximately (Pounds)12.5 million retained in an escrow account as security for claims against warranties given by NTL in respect of its sale of its Advanced Products Division in October 1995. The Company has guaranteed the Purchaser's obligations under the Undertaking, the NTL Offer and the Deed of Adjustment (collectively the "Acquisition Agreements").

  The Initial Payment was financed principally by bank loans under the terms of two secured loan facilities agreements (the "NTL Facilities Agreements") dated March 28, 1996 between the Purchaser, the Arranger and The Chase Manhattan Bank, N.A., as agent. Up to (Pounds)165 million is available pursuant to senior secured loan facilities (the "A Facilities") and comprised of (i) the Short Term Facility (of (Pounds)50 million), (ii) the Long Term Facility (of (Pounds)90 million) (together with the Short Term Facility, the "Term Loan Facilities"), and (iii) the Revolving Facility (of up to (Pounds)25 million). The Term Loan Facilities were used to finance a portion of the Initial Payment and to refinance monies used to pay a portion of the Initial Payment including related acquisition expenses. The Revolving Facility is available until December 31, 1997 for capital expenditure and working capital purposes of NTL's group. Up to (Pounds)2 million of the Revolving Facility is available by way of standby letter of credits to guarantee overdraft and other working capital facilities made available by any clearing bank of the Purchaser. See "Description of Certain Indebtedness--the NTL Facilities--the A Facilities."

  The Chase Manhattan Bank, N.A. also made available to the Purchaser (Pounds)60 million under the Bridge Facility which was used to finance most of the remainder of the Initial Payment and acquisition costs and expenses. The Bridge Facility is secured by guarantees from the Company, OCOM Corporation, OCOM Sub I, Inc., OCOM Sub III, Inc., CableTel UK Group, Inc., CableTel (UK) Limited (the "ICTL Guarantees"), NTL and certain of its subsidiaries, and by second ranking fixed and floating charges over the present and future assets of the Purchaser (subject to certain exceptions), NTL and certain of its subsidiaries, subject to certain subordination arrangements. The Bridge Facility must be repaid in full by December 31, 1996. The ICTL Guarantees require that (Pounds)62.5 million be retained in an interest-bearing deposit account with the lender until the Bridge Facility is repaid. See "Description of Certain Indebtedness--The NTL Facilities--The Bridge Facility."

  The Company is a Delaware corporation formed in April 1993. The Company's principal executive office in the United States is located at 110 East 59th Street, 26th Floor, New York, New York 10022 (telephone number: (212) 371-
3714).

                     DESCRIPTION OF THE CONVERTIBLE NOTES

GENERAL

  The Convertible Notes were issued pursuant to an Indenture dated as of June 12, 1996 (the "Indenture"), between the Company and Chemical Bank, as trustee (the "Trustee"). Copies of the Indenture and the Registration Rights Agreement have been filed as exhibits to the Registration Statement of which this Prospectus is a part. The following summary of certain provisions of the Convertible Notes, the Indenture and the Registration Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the provisions of the Convertible Notes, the Indenture and the Registration Rights Agreement, including the definitions therein of certain terms used below. The definitions of certain terms used in the following summary are set forth below under "--Certain Definitions."

  The Convertible Notes are unsecured obligations of the Company, subordinated in right of payment to all existing and future Senior Debt of the Company as described under "--Subordination of Convertible Notes" and convertible into Common Stock as described "--Conversion." The Indenture does not contain any financial covenants or restrictions on the payment of dividends, the incurrence of Senior Debt or issuance or repurchase of securities of the Company. The Indenture contains no covenants or other provisions to afford protection to holders of the Convertible Notes in the event of a highly leveraged transaction or a change in control of the Company except to the extent described under "--Repurchase at the Option of Holders."

  The operations of the Company are conducted through its subsidiaries, partnerships and joint ventures and, therefore, the Company is dependent upon the cash flow of its subsidiaries, partnerships and joint ventures to meet its obligations, including its obligations under the Convertible Notes. As a result, the Convertible Notes are effectively subordinated to all existing and future indebtedness and other liabilities and commitments of such Subsidiaries.

PRINCIPAL, MATURITY AND INTEREST

  The Convertible Notes are limited to $275,000,000 aggregate principal amount. The Convertible Notes bear interest from June 12, 1996, at the rate per annum set forth on the cover page of this Prospectus and will mature on June 15, 2008.

  Interest on the Convertible Notes are payable semiannually on June 15 and December 15 of each year (each an "Interest Payment Date"), commencing on December 15, 1996, to holders of record at the close of business on June 1 or December 1 (each a "Regular Record Date") immediately preceding such Interest Payment Date. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

  Interest on the Convertible Notes accrues from the most recent date to which interest has been paid or, if no interest has been paid, from June 12, 1996.

  The Convertible Notes are payable both as to principal interest and Liquidated Damages, if any, at the office or agency of the Company maintained for such purpose within the City and State of New York or, at the option of the Company, payment of interest may be made by check mailed to the holders of the Convertible Notes at their respective addresses set forth in the register of holders of Convertible Notes, provided that a holder of Convertible Notes with an aggregate principal amount in excess of $5,000,000 will be paid by wire transfer in immediately available funds at the election of such holder if such holder provides the Company with wire transfer instructions in writing. Until otherwise designated by the Company, the Company's office or agency in New York will be the office of the Trustee maintained for such purpose. The Convertible Notes have been issued in registered form, without coupons, and in denominations of $1,000 and integral multiples thereof.

OPTIONAL REDEMPTION

  Except as referred to herein under "--Optional Tax Redemption," the Convertible Notes will not be subject to redemption prior to June 15, 1999 and will be redeemable on such date and thereafter at the option of the

Company, in whole or in part (in any integral multiple of $1,000), upon not less than 30 nor more than 60 days prior notice at the following redemption prices (expressed as percentages of the principal amount set forth below), if redeemed during the 12-month period beginning June 15 of the years indicated:

                                                                      REDEMPTION
      YEAR                                                              PRICE
      ----                                                            ----------
      1999...........................................................   104.9%
      2000...........................................................   104.2
      2001...........................................................   103.5
      2002...........................................................   102.8
      2003...........................................................   102.1
      2004...........................................................   101.4
      2005...........................................................   100.7
      2006 and thereafter............................................   100.0

in each case together with accrued but unpaid interest and Liquidated Damages, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on an interest payment date). If less than all the Convertible Notes are to be redeemed, the Trustee will select the Convertible Notes to be redeemed by lot, pro rata or by such other method as the Company shall deem fair and equitable. On or after the redemption date, interest and Liquidated Damages, if any, will cease to accrue on the Convertible Notes, or portion thereof, called for redemption. See "-- Registration Rights."

OPTIONAL TAX REDEMPTION

  The Convertible Notes may be redeemed at the option of the Company, in whole but not in part, upon not less than 30 nor more than 60 days notice, at any time at a redemption price equal to the principal amount thereof plus accrued and unpaid interest to the date fixed for redemption if after the date on which the provisions described under "--Additional Amounts" become applicable (the "Relevant Date") there has occurred any change in or amendment to the laws (or any regulations or official rulings promulgated thereunder) of the United Kingdom (or any political subdivision or taxing authority thereof or therein), or any change in or amendment to the official application or interpretation of such laws, regulations or rulings (a "Change in Tax Law") which becomes effective after the Relevant Date, as a result of which the Company is or would be so required on the next succeeding Interest Payment Date to pay Additional Amounts with respect to the Convertible Notes with respect to withholding taxes imposed by the United Kingdom (or any political subdivision or taxing authority thereof or therein) (a "U.K. Withholding Tax") and such U.K. Withholding Tax is imposed at a rate that exceeds the rate (if any) at which U.K. Withholding Tax was imposed on the Relevant Date, provided, however, that (i) this paragraph shall not apply to the extent that, at the Relevant Date it was known or would have been known had professional advice of a nationally recognized accounting firm in the United Kingdom been sought, that a Change in Tax Law in the United Kingdom was to occur after the Relevant Date, (ii) no such notice of redemption may be given earlier than 90 days prior to the earliest date on which the Company would be obliged to pay such Additional Amounts were a payment in respect of the Convertible Notes then due, (iii) at the time such notice of redemption is given, such obligation to pay such Additional Amount remains in effect and (iv) the payment of such Additional Amounts cannot be avoided by the use of any reasonable measures available to the Company.

  The Convertible Notes may also be redeemed, in whole but not in part, at any time at a redemption price equal to the principal amount thereof plus accrued and unpaid interest and Liquidated Damages, if any, to the date fixed for redemption if the person formed after the Relevant Date by a consolidation, amalgamation, reorganization or reconstruction (or other similar arrangement) of the Company or the person into which the Company is merged after the Relevant Date or to which the Company conveys, transfers or leases its properties and assets after the Relevant Date substantially as an entirety (collectively, a "Subsequent Consolidation") is required, as a consequence of such Subsequent Consolidation and as a consequence of a Change in Tax Law in the United Kingdom occurring after the date of such Subsequent Consolidation to pay Additional Amounts with respect to U.K. Withholding Tax on the Convertible Notes and such U.K. Withholding Tax is imposed at a rate that exceeds the rate (if any) at which U.K. Withholding Tax was or would have been imposed on the date of such Subsequent Consolidation, provided, however, that this paragraph shall not apply to the extent that, at the date of such Subsequent Consolidation it was known or would have been known had professional advice of a nationally recognized accounting firm in the United Kingdom been sought, that a Change in Tax Law in the United Kingdom was to occur after such date. The Company will also pay, or make available for payment, to holders on the redemption date any Additional Amounts (as described, but subject to the exceptions referred to, under "Additional Amounts") resulting from the payment of such redemption price.

MANDATORY REDEMPTION

  Except as set forth below under "Repurchase at the Option of Holders," the Company is not required to make mandatory redemption or sinking fund payments with respect to the Convertible Notes.

REPURCHASE AT THE OPTION OF HOLDERS

  Upon the occurrence of a Change of Control, each holder of Convertible Notes shall have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such holder's Convertible Notes pursuant to the offer described below (the "Change of Control Offer") at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the Change of Control Payment Date (the "Change of Control Payment"). Within 40 days following any Change of Control, the Company shall mail a notice to each holder stating: (1) that the Change of Control Offer is being made pursuant to the covenant entitled "Change of Control" and that all Convertible Notes tendered will be accepted for payment; (2) the purchase price and the purchase date, which shall be no earlier than 30 days nor later than 40 days from the date such notice is mailed (the "Change of Control Payment Date"); (3) that any Convertible Notes not tendered will continue to accrue interest; (4) that, unless the Company defaults in the payment of the Change of Control Payment, all Convertible Notes accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Payment Date;
(5) that holders electing to have any Convertible Notes purchased pursuant to a Change of Control Offer will be required to surrender the Convertible Notes, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the Convertible Notes completed, to the paying agent appointed by the Company (the "Paying Agent") at the address specified in the notice prior to the close of business on the third Business Day (as defined in the Indenture) preceding the Change of Control Payment Date; (6) that holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the second Business Day preceding the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of the holder, the principal amount of Convertible Notes delivered for purchase, and a statement that such holder is withdrawing his election to have such Convertible Notes purchased; and (7) that holders whose Convertible Notes are being purchased only in part will be issued new Convertible Notes equal in principal amount to the unpurchased portion of the Convertible Notes surrendered, which unpurchased portion must be equal to $1,000 in principal amount or an integral multiple thereof.

  The Company will comply with the requirements of Rules 13e-4 and 14e-1 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Convertible Notes in connection with a Change of Control.

  On the Change of Control Payment Date, the Company will, to the extent lawful, (1) accept for payment Convertible Notes or portions thereof tendered pursuant to the Change of Control Offer, (2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Convertible Notes or portions thereof so tendered and (3) deliver or cause to be delivered to the Trustee the Convertible Notes so accepted together with an Officers' Certificate stating the Convertible Notes or portions thereof tendered to the Company. The Paying Agent shall promptly mail to each holder of Convertible Notes so accepted payment in an amount equal to the purchase price for such Convertible Notes, and the Trustee shall promptly authenticate and mail to each holder a new Convertible Note equal in principal amount to any unpurchased portion of the Convertible Notes surrendered, if any; provided that each such new Convertible Note shall be in a principal amount of $1,000 or an integral multiple thereof. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

  Except as described above with respect to a Change of Control, the Indenture does not contain any other provisions that permit the holders of the Convertible Notes to require that the Company repurchase or redeem the Convertible Notes in the event of a takeover, recapitalization or similar restructuring. Although the Indenture contains several covenants, including the provision described under "--Merger, Consolidation or Sale of Assets" below, the provisions of the Indenture may not necessarily afford holders of the Convertible Notes protection in the event of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction involving the Company that may adversely affect the holders of the Convertible Notes.

  The Change of Control purchase feature of the Convertible Notes may in certain circumstances make more difficult or discourage a takeover of the Company, and, thus, the removal of incumbent management. The Change of Control purchase feature, however, is not the result of management's knowledge of any specific effort to accumulate the Company's stock or to obtain control of the Company by means of a merger, tender offer, solicitation or otherwise, or part of a plan by management to adopt a series of antitakeover provisions. Instead, the Change of Control purchase feature is a result of negotiations between the Company and Donaldson, Lufkin & Jenrette Securities Corporation and Salomon Brothers Inc, as the initial purchasers (the "Initial Purchasers"). Management has no present intention to engage in a transaction involving a Change of Control, although it is possible that the Company would decide to do so in the future. Subject to the limitations discussed below, the Company could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect the Company's capital structure or credit ratings.

  The Company has outstanding $191,750,000 aggregate principal amount of its 7 1/4% Convertible Notes that rank pari passu in right of payment with the Convertible Notes and which also have a Change of Control purchase feature. Each holder of Senior Notes has the right to require the Company to repurchase all or any part of the Senior Notes upon a Change of Control. See "Description of Certain Indebtedness." The Senior Notes which rank senior in right of payment to the Convertible Notes, will represent on maturity an aggregate principal amount outstanding of $1,539,803,500. No assurance can be given that the Company will have sufficient funds to satisfy its obligations to repurchase the Convertible Notes, the 7 1/4% Convertible Notes, the Senior Notes and other debt that may become repayable or repurchasable upon a Change of Control. The Company's ability to pay cash to the holders of Convertible Notes pursuant to a Change of Control Offer may be restricted by the provisions of the indentures governing the Senior Notes or limited by the Company's then existing financial resources. See "Risk Factors--Potential Adverse Consequences of Leverage" and "--Dependence Upon Cash Flow from Subsidiaries."

  Credit agreements or other agreements relating to indebtedness of the Company may contain prohibitions or restrictions on the Company's ability to effect a Change of Control Payment. In the event a Change of Control occurs at a time when such prohibitions or restrictions are in effect, the Company could seek the consent of its lenders to the purchase of Convertible Notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or repay such borrowings, the Company will be effectively prohibited from purchasing Convertible Notes. In such case, the Company's failure to purchase tendered Convertible Notes would constitute an Event of Default under the Indenture. Moreover, the events that constitute a Change of Control under the Indenture may also constitute events of default under future debt instruments or credit agreements of the Company or the Company's subsidiaries (including the Proposed Credit Facilities). Such events of default may permit the lenders under such debt instruments or credit agreements to accelerate the debt and, if such debt is not paid or repurchased, to enforce their security interests in what may be all or substantially all of the assets of the Company's subsidiaries. Any such enforcement may limit the Company's ability to raise cash to repay or repurchase the Convertible Notes.

  For the reasons described in the two immediately preceding paragraphs, there can be no assurance that the Company will be able to repurchase the Convertible Notes upon a Change of Control.

  The Board of Directors of the Company may not, by itself, waive or modify the Change of Control provisions of the Indenture. All the provisions of the Indenture, including the Change of Control provision, may only be waived or modified pursuant to the provisions described under "--Amendment, Supplement and Waiver" below.

  "Change of Control" means (i) the sale, lease or transfer of all or substantially all of the assets of the Company to any "person" or "group" (within the meaning of Sections 13(d)(3) and 14(d)(2) of the Exchange Act or any successor provision to either of the foregoing, including any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act) (other than any Permitted Holder), (ii) the liquidation or dissolution of the Company, (iii) any "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act or any successor provision to either of the foregoing, including any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than any Permitted Holder, becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of more than 35% of the total voting power of all classes of the voting stock of the Company and/or warrants or options to acquire such voting stock, calculated on a fully diluted basis, or (iv) during any period of two consecutive years, individuals who at the beginning of such period constituted the Company's Board of Directors (together with any new directors whose election or appointment by such board or whose nomination for election by the shareholders of the Company was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Company's Board of Directors then in office.

  It is not intended that the Change of Control Offer will be made in the event the Company enters into a transaction with management or their affiliates. The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the Company's assets. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of Convertible Notes to require the Company to repurchase such Convertible Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company and its Subsidiaries to another person may be uncertain.

  "Permitted Designee" means (i) a spouse or a child of a Permitted Holder,
(ii) trusts for the benefit of a Permitted Holder or a spouse or child of a Permitted Holder, (iii) in the event of the death or incompetence of a Permitted Holder, his estate, heirs, executor, administrator, committee or other personal representative or (iv) any person so long as a Permitted Holder owns at least 50% of the voting power of all classes of the voting stock of such person.

  "Permitted Holders" means George S. Blumenthal, J. Barclay Knapp and their Permitted Designees.

SELECTION AND NOTICE

  If less than all of the Convertible Notes are to be redeemed at any time, selection of Convertible Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Convertible Notes are listed, or, if the Convertible Notes are not so listed, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate, provided that no Convertible Notes of $1,000 or less shall be redeemed in part. Notice of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of Convertible Notes to be redeemed at its registered address. If any Convertible Note is to be redeemed in part only, the notice of redemption that relates to such Convertible Note shall state the portion of the principal amount thereof to be redeemed. A new Convertible Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original Convertible Note. On and after the redemption date, interest ceases to accrue on Convertible Notes or portions of them called for redemption.

CONVERSION

  The holder of any Convertible Note has the right, exercisable at any time after 90 days following the date of original issuance thereof and prior to maturity, to convert the principal amount thereof (or any portion thereof that is an integral multiple of $1,000) into shares of Common Stock at the conversion price set forth on the cover page of this Prospectus, subject to adjustment as described below (the "Conversion Price"), except that if a Convertible Note is called for redemption, the conversion right will terminate at the close of business on the business day immediately preceding the date fixed for redemption. Upon conversion, no adjustment or payment will be made for interest, but if any holder surrenders a Convertible Note for conversion after the close of business on the record date for the payment of an installment of interest and prior to the opening of business on the next interest payment date, then, notwithstanding such conversion, the interest payable on such interest payment date will be paid to the registered holder of such Convertible Note on such record date. In such event, such Convertible Note, when surrendered for conversion, need not be accompanied by payment of an amount equal to the interest payable on such interest payment date on the portion so converted. No fractional shares will be issued upon conversion but a cash adjustment will be made for any fractional interest.

  The Conversion Price is subject to adjustment upon the occurrence of certain events, including (i) the issuance of shares of Common Stock as a dividend or distribution on the Common Stock; (ii) the subdivision or combination of the outstanding Common Stock; (iii) the issuance to substantially all holders of Common Stock of rights or warrants to subscribe for or purchase Common Stock (or securities convertible into Common Stock) at a price per share less than the then current market price per share, as defined; (iv) the distribution of shares of capital stock of the Company (other than Common Stock), evidences of indebtedness or other assets (excluding dividends in cash, except as described in clause (v) below) to all holders of Common Stock; (v) the distribution, by dividend or otherwise, of cash to all holders of Common Stock in an aggregate amount that, together with the aggregate of any other distributions of cash that did not trigger a Conversion Price adjustment to all holders of its Common Stock within the 12 months preceding the date fixed for determining the stockholders entitled to such distribution and all Excess Payments (as defined in the Indenture) in respect of each tender offer or other negotiated transaction by the Company or any of its Subsidiaries for Common Stock concluded within the preceding 12 months not triggering a conversion price adjustment, exceeds 10% of the product of the current market price per share (determined as set forth below) on the date fixed for the determination of stockholders entitled to receive such distribution times the number of shares of Common Stock outstanding on such date; (vi) payment of an Excess Payment in respect of a tender offer or other negotiated transaction by the Company or any of its subsidiaries for Common Stock, if the aggregate amount of such Excess Payment, together with the aggregate amount of cash distributions made within the preceding 12 months not triggering a conversion price adjustment and all Excess Payments in respect of each tender offer or other negotiated transaction by the Company or any of its subsidiaries for Common Stock concluded within the preceding 12 months not triggering a conversion price adjustment, exceeds 10% of the product of the current market price per share on the expiration of such tender offer times the number of shares of Common Stock outstanding on such date; and (vii) the distribution to substantially all holders of Common Stock of rights or warrants to subscribe for securities (other than those referred to in clause (iii) above). In the event of a distribution to substantially all holders of Common Stock of rights to subscribe for additional shares of the Company's capital stock (other than those referred to in clause (iii) above), the Company may, instead of making any adjustment in the Conversion Price, make proper provision so that each holder of a Convertible Note who converts such Convertible Note after the record date for such distribution and prior to the expiration or redemption of such rights shall be entitled to receive upon such conversion, in addition to shares of Common Stock, an appropriate number of such rights. No adjustment of the Conversion Price will be made until cumulative adjustments amount to one percent or more of the Conversion Price as last adjusted.

  If the Company reclassifies or changes its outstanding Common Stock, or consolidates with or merges into or transfers or leases all or substantially all its assets to any person, or is a party to a merger that reclassifies or changes its outstanding Common Stock, the Convertible Notes will become convertible into the kind and amount of securities, cash or other assets which the holders of the Convertible Notes would have owned immediately after the transaction if the holders had converted the Convertible Notes immediately before the effective date of the transaction.

  The Indenture also provides that if rights, warrants or options expire unexercised the Conversion Price shall be readjusted to take into account the actual number of such warrants, rights or options which were exercised.

  In the Indenture, the "current market price" per share of Common Stock on any date shall be deemed to be the average of the Daily Market Prices (as defined in the Indenture) for the shorter of (i) 30 consecutive business days ending on the last full trading day on the exchange or market referred to in determining such Daily Market Prices prior to the time of determination (as defined in the Indenture) or (ii) the period commencing on the date next succeeding the first public announcement of the issuance of such rights or warrants or such distribution through such last full trading day prior to the time of determination.

  "Excess Payment" means the excess of (A) the aggregate of the cash and value of other consideration paid by the Company or any of its Subsidiaries with respect to the shares acquired in the tender offer or other negotiated transaction over (B) the market value of such acquired shares after giving effect to the completion of the tender offer or other negotiated transaction.

  The Company is permitted to make such reductions in the Conversion Price as it, in its discretion, determines to be advisable in order that any stock dividend, subdivision of shares, distribution or rights to purchase stock or securities or distribution of securities convertible into or exchangeable for stock made by the Company to its stockholders will not be taxable to the recipients.

SUBORDINATION OF CONVERTIBLE NOTES

  The Convertible Notes are subordinate in right of payment to all existing and future Senior Debt. The Indenture does not restrict the amount of Senior Debt or other Indebtedness of the Company or any Subsidiary of the Company. On March 31, 1996, after giving effect to the financing of the acquisition of NTL, the Offering and the use of proceeds therefrom, the Company had approximately $942.4 million of Senior Debt outstanding (all of which is comprised of the accreted value of Senior Notes, the aggregate principal amount at maturity of which is approximately $1.54 billion).

  The payment of the principal of, interest on or any other amounts due on the Convertible Notes are subordinated in right of payment to the prior payment in full of all Senior Debt of the Company. No payment on account of principal of, redemption of, interest on or any other amounts due on the Convertible Notes, including, without limitation, any payments on the Change of Control Offer, and no redemption, purchase or other acquisition of the Convertible Notes may be made unless (i) full payment of amounts then due on all Senior Debt have been made or duly provided for pursuant to the terms of the instrument governing such Senior Debt, and (ii) at the time for, or immediately after giving effect to, any such payment, redemption, purchase or other acquisition, there shall not exist under any Senior Debt or any agreement pursuant to which any Senior Debt has been issued, any default which shall not have been cured or waived and which shall have resulted in the full amount of such Senior Debt being declared due and payable. In addition, the Indenture will provide that if any of the holders of any issue of Senior Debt notify (the "Payment Blockage Notice") the Company and the Trustee that a default has occurred giving the holders of such Senior Debt the right to accelerate the maturity thereof, no payment on account of principal, redemption, interest, Liquidated Damages, if any, or any other amounts due on the Convertible Notes and no purchase, redemption or other acquisition of the Convertible Notes will be made for the period (the "Payment Blockage Period") commencing on the date notice is received and ending on the earlier of (A) the date on which such event of default shall have been cured or waived or (B) 180 days from the date notice is received. Notwithstanding the foregoing, only one Payment Blockage Notice with respect to the same event of default or any other events of default existing and known to the person giving such notice at the time of such notice on the same issue of Senior Debt may be given during any period of 360 consecutive days unless such event of default or such other events of default have been cured or waived for a period of not less than 90 consecutive days. No new Payment Blockage Period may be commenced by the holders of Senior Debt during any period of 360 consecutive days unless all events of default which triggered the preceding Payment Blockage Period have been cured or waived.

  Upon any distribution of its assets in connection with any dissolution, winding-up, liquidation or reorganization of the Company or acceleration of the principal amount due on the Convertible Notes because of an Event of Default, all Senior Debt must be paid in full before the holders of the Convertible Notes are entitled to any payments whatsoever.

  As a result of these subordination provisions, in the event of the Company's insolvency, holders of the Convertible Notes may recover ratably less than general creditors of the Company.

  If payment of the Convertible Notes is accelerated because of an Event of Default, the Company or the Trustee shall promptly notify the holders of Senior Debt or the trustee(s) for such Senior Debt of the acceleration. The Company may not pay the Convertible Notes until five days after such holders or trustee(s) of Senior Debt receive notice of such acceleration and, thereafter, may pay the Convertible Notes only if the subordination provisions of the Indenture otherwise permit payment at that time.

  The Convertible Notes are obligations exclusively of the Company. Since the operations of the Company are conducted through Subsidiaries, the cash flow and the consequent ability to service debt, including the Convertible Notes, of the Company, are dependent upon the earnings of its Subsidiaries and the distribution of those earnings to, or upon loans or other payments of funds by those Subsidiaries to, the Company. The payment of dividends and the making of loans and advances to the Company by its Subsidiaries may be subject to statutory or contractual restrictions, are dependent upon the earnings of those Subsidiaries and are subject to various business considerations.

  Any right of the Company to receive assets of any of its Subsidiaries upon their liquidation or reorganization (and the consequent right of the holders of the Convertible Notes to participate in those assets) will be effectively subordinated to the claims of that Subsidiary's creditors (including trade creditors), except to the extent that the Company is itself recognized as a creditor of such Subsidiary, in which case the claims of the Company would still be subordinate to any security interests in the assets of such Subsidiary and any indebtedness of such Subsidiary senior to that held by the Company.

  As of March 31, 1996, after giving pro forma effect to the acquisition of NTL, the financing of that acquisition, the issuance of the Convertible Notes and the use of the proceeds therefrom, the Company had approximately $942.4 million of indebtedness outstanding that would have constituted Senior Debt (excluding liabilities of a type not required to be reflected as a liability on the balance sheet of the Company in accordance with GAAP) and approximately $594.6 million of indebtedness outstanding and other obligations of Subsidiaries of the Company (excluding intercompany liabilities and liabilities of a type not required to be reflected as a liability on the balance sheet of such subsidiaries in accordance with GAAP) as to which the Convertible Notes would have been structurally subordinated. The Indenture does not limit the amount of additional indebtedness, including Senior Debt, which the Company can create, incur, assume or guarantee, nor does the Indenture limit the amount of indebtedness and other liabilities which any Subsidiary can create, incur, assume or guarantee.

  In the event that, notwithstanding the foregoing, the Trustee or any holder of Convertible Notes receives any payment or distribution of assets of the Company of any kind in contravention of any of the terms of the Indenture, whether in cash, property or securities, including, without limitation by way of set-off or otherwise, in respect of the Convertible Notes before all Senior Debt is paid in full, then such payment or distribution will be held by the recipient in trust for the benefit of holders of Senior Debt, and will be immediately paid over or delivered to the holders of Senior Debt or their representative or representatives to the extent necessary to make payment in full of all Senior Debt remaining unpaid, after giving effect to any concurrent payment or distribution, or provision therefor, to or for the holders of Senior Debt.

MERGER, CONSOLIDATION OR SALE OF ASSETS

  The Indenture provides that the Company may not consolidate or merge with or into (whether or not the Company is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to another corporation, person or entity unless (i) the Company is the surviving corporation or the entity or the person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of England and Wales or of the United States, any state thereof or the District of Columbia; (ii) the entity or person formed by or surviving any such consolidation or merger (if other than the Company) or the entity or person to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made assumes all the Obligations (including the due and punctual payment of Additional Amounts (as defined in the Indenture) if the surviving corporation is a corporation organized or existing under the laws of England and Wales) of the Company under the Convertible Notes and the Indenture; pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee; (iii) immediately after such transaction no Default or Event of Default exists; (iv) the Company or any entity or person formed by or surviving any such consolidation or merger or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made will have a ratio of Indebtedness to Annualized Pro Forma earnings before interest, taxes, depreciation and amortization ("EBITDA") equal to or less than the ratio of Indebtedness to Annualized Pro Forma EBITDA of the Company immediately preceding the transaction; provided, however, that, if the ratio of Indebtedness to Annualized Pro Forma EBITDA of the Company immediately preceding such transaction is 6:1 or less, then the ratio of Indebtedness to Annualized Pro Forma EBITDA of the Company may be .5 greater than such ratio immediately preceding such transaction; and (v) such transaction would not result in the loss of any material authorization or Material License of the Company or its Subsidiaries.

ADDITIONAL AMOUNTS

  The following provisions of this paragraph will apply only in the event that the Company becomes, or a successor to the Company is, a corporation organized or existing under the laws of England and Wales. All payments made by the Company on the Convertible Notes will be made without deduction or withholding, for or on account of, any and all present or future taxes, duties, assessments, or governmental charges of whatever nature unless the deduction or withholding of such taxes, duties, assessments or governmental charges is then required by law. If any deduction or withholding for or on account of any present or future taxes, assessments or other governmental charges of the United Kingdom (or any political subdivision or taxing authority thereof or therein) shall at any time be required in respect of any amounts to be paid by the Company under the Convertible Notes, the Company will pay or cause to be paid such additional amounts ("Additional Amounts") as may be necessary in order that the net amounts received by a holder of a Convertible Note after such deduction or withholding shall be not less than the amounts specified in such Convertible Note to which such holder is entitled; provided, however, that the Company shall not be required to make any payment of Additional Amounts for or on account of:

    (a) any tax, assessment or other governmental charge to the extent such tax, assessment or other governmental charge would not have been imposed but for (i) the existence of any present or former connection between such holder (or between a fiduciary, settlor, beneficiary, member or shareholder of, or possessor of a power over, such holder, if such holder is an estate, nominee, trust, partnership or corporation), other than the holding of a Convertible Note or the receipt of amounts payable in respect of a Convertible Note and the United Kingdom or any political subdivision or taxing authority thereof or therein, including, without limitation, such holder (or such fiduciary, settlor, beneficiary, member, shareholder or possessor) being or having been a citizen or resident thereof or being or having been present or engaged in trade or business therein or having or having had a permanent establishment therein or (ii) the presentation of a Convertible Note (where presentation is required) for payment on a date more than 30 days after the date on which such payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later, except to the extent that the holder would have been entitled to Additional Amounts had the Convertible Note been presented on the last day of such period of 30 days;

    (b) any tax, assessment or other governmental charge that is imposed or withheld by reason of the failure to comply by the holder of a Convertible Note, or, if different, the beneficial owner of the interest payable on a Convertible Note, with a timely request of the Company addressed to such holder or beneficial owner to provide information, documents or other evidence concerning the nationality, residence, identity or connection with the taxing jurisdiction of such holder or beneficial owner which is required or imposed by a statute, regulation or administrative practice of the taxing jurisdiction a precondition to exemption from all or part of such tax, assessment or governmental charge;

    (c) any estate, inheritance, gift, sales, transfer, personal property or similar tax, assessment or other governmental charge;

    (d) any tax, assessment or other governmental charge which is collectible otherwise than by withholding from payments of principal amount at maturity, redemption amount, Change of Control Payment, interest with respect to a Convertible Note or withholding from the proceeds of a sale or exchange of a Convertible Note;

    (e) any tax, assessment or other governmental charge required to be withheld by any Paying Agent from any payment or principal amount at maturity, redemption amount, Change of Control Payment, interest, if any, with respect to a Convertible Note, if such payment can be made without such withholding by any other Paying Agent located inside the United States;

    (f) any tax, assessment or other governmental charge imposed on a holder that is not the beneficial owner of a Convertible Note to the extent that the beneficial owner would not have been entitled to the payment of any such Additional Amounts had the beneficial owner directly held such Convertible Note;

    (g) any combination of items (a), (b), (c), (d), (e) and (f) above;

nor shall Additional Amounts be paid with respect to any payment of the principal of, or any interest on, any Convertible Note to any holder who is a fiduciary or partnership or other than the sole beneficial owner of such payment to the extent that a beneficiary or settlor would not have been entitled to any Additional Amounts had such beneficiary or settlor been the holder of such Convertible Note. All references to interest on the Convertible Notes in the Indenture or the Convertible Notes include any Additional Amounts payable to the Company pursuant to this paragraph.

REPORTS

  Whether or not required by the rules and regulations of the Commission, so long as any Convertible Notes are outstanding, the Company will file with the Commission and furnish to the holders of Convertible Notes all quarterly and annual financial information required to be contained in a filing with the Commission on Forms 10-Q and 10-K (or the equivalent thereof in the event the Company becomes a corporation organized under the laws of England and Wales), including a "Management's Discussion and Analysis of Results of Operations and Financial Condition" and, with respect to the annual information only, a report thereon by the Company's independent auditors.

EVENTS OF DEFAULT AND REMEDIES

  The Indenture provides that each of the following constitutes an Event of
Default: (i) default for 30 days in the payment when due of interest (and Additional Amounts, if applicable) on the Convertible Notes; (ii) default in payment when due of principal on the Convertible Notes; (iii) failure by the Company to comply with the provisions described under "Change of Control";
(iv) failure by the Company for 60 days after notice to comply with certain other covenants and agreements contained in the Indenture or the Convertible Notes; (v) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Subsidiaries (or the payment of which is guaranteed by the Company or any of its Subsidiaries), whether such Indebtedness or guarantee now exists, or is created after the Issuance Date, which default (a) is caused by a failure to pay when due principal or interest on such Indebtedness within the grace period provided in such Indebtedness (which failure continues beyond any applicable grace period) (a "Payment Default") or (b) results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $5 million or more; (vi) failure by the Company or any Subsidiary of the Company to pay final judgments (other than any judgment as to which a reputable insurance company has accepted full liability) aggregating in excess of $5 million, which judgments are not stayed within 60 days after their entry; (vii) certain events of bankruptcy or insolvency with respect to the Company or any of its Material Subsidiaries; and (viii) the revocation of a Material License.

  If any Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the then outstanding Convertible Notes may declare all the Convertible Notes to be due and payable immediately, subject to the provisions limiting payment described in "--Subordination of Convertible Notes." Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Company or any Material Subsidiary, all outstanding Convertible Notes will become due and payable without further action or notice. Holders of the Convertible Notes may not enforce the Indenture or the Convertible Notes except as provided in the Indenture. Subject to certain limitations, holders of a majority in principal amount of the then outstanding Convertible Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from holders of the Convertible Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest or Liquidated Damages, if any) if it determines that withholding notice is in their interest.

  The holders of a majority in aggregate principal amount of the Convertible Notes then outstanding by notice to the Trustee may on behalf of the holders of all of the Convertible Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the Convertible Notes.

  The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required, upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND SHAREHOLDERS

  No director, officer, employee, incorporator or shareholder of the Company, as such, shall have any liability for any Obligations of the Company under the Convertible Notes or the Indenture or for any claim based on, in respect of, or by reason of, such Obligations or their creation. Each holder of the Convertible Notes by accepting a Convertible Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Convertible Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

REGISTRATION RIGHTS

  Pursuant to the Registration Rights Agreement, the Company has agreed for the benefit of the holders of the Convertible Notes, that (i) it would, at its cost, within 45 days after the closing of the sale of the Convertible Notes (the "Closing"), file a shelf registration statement (the "Shelf Registration Statement") with the Commission with respect to resales of the Convertible Notes and the Common Stock issuable upon conversion thereof, (ii) it would use its best efforts to cause such Shelf Registration Statement to be declared effective by the Commission within 120 days after the Closing, and (iii) it would use its best efforts to keep such Shelf Registration Statement continuously effective under the Securities Act until, subject to certain exceptions specified in the Registration Rights Agreement, the third anniversary of the date of the Closing. The Company will be permitted to suspend use of this Prospectus that is part of the Shelf Registration Statement during certain periods of time and in certain circumstances relating to pending corporate developments and public filings with the Commission and similar events. If (a) the Company fails to file the Shelf Registration Statement required by the Registration Rights Agreement on or before the date specified for such filing, (b) such Shelf Registration Statement is not declared effective by the Commission on or prior to the date specified for such effectiveness (the "Effectiveness Target Date") or (c) the Shelf Registration Statement is declared effective but thereafter ceases to be effective or usable in connection with resales of Transfer Restricted Securities (as defined below) during the periods specified in the Registration Rights Agreement (each such event referred to in clauses (a) through (c) above, a "Registration Default"), then the Company will pay liquidated damages ("Liquidated Damages") to each holder of Convertible Notes, with respect to the first 90-day period immediately following the occurrence of such Registration Default in an amount equal to $.05 per week per $1,000 aggregate principal amount of the Convertible Notes held by such holder. The amount of the Liquidated Damages will increase by an additional $.05 per week per $1,000 aggregate principal amount of the Convertible Notes held by each holder with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of Liquidated Damages of $.50 per week per $1,000 aggregate principal amount of the Convertible Notes held by each holder. All accrued Liquidated Damages will be paid by the Company on each interest payment date in cash. Such payment will be made to the holder of the Global Notes (as defined) by wire transfer of immediately available funds or by federal funds check and to holders of Certificated Securities (as defined), if any, by wire transfer to the accounts specified by them or by mailing checks to their registered addresses if no such accounts have been specified. Following the cure of all Registration Defaults, the accrual of Liquidated Damages will cease.

  For purposes of the foregoing, "Transfer Restricted Securities" means each Convertible Note and the Common Stock issuable upon conversion thereof until
(i) the date on which such Convertible Note or the Common Stock issuable upon conversion thereof has been effectively registered under the Securities Act and disposed of in accordance with the Shelf Registration Statement, (ii) the date on which such Convertible Note or the Common Stock issuable upon conversion thereof is distributed to the public pursuant to Rule 144 under the Securities Act (or any similar provision then in effect) or is saleable pursuant to Rule 144(k) under the Act or (iii) the date on which such Convertible Note or the Common Stock issuable upon the conversion thereof ceases to be outstanding.

  Holders of Convertible Notes will be required to deliver information to be used in connection with the Shelf Registration Statement of which this Prospectus is a part and to provide comments on such Registration Statement within the time periods set forth in the Registration Rights Agreement in order to have their Convertible Notes or the Common Stock issuable upon exercise thereof included in the Shelf Registration Statement and benefit from the provisions regarding Liquidated Damages set forth above.

BOOK-ENTRY; DELIVERY AND FORM; GLOBAL NOTES

  The description of book-entry procedures in this Prospectus includes summaries of certain rules and operating procedures of DTC that affect transfers of interest in the global certificate or certificates issued in connection with sales of Convertible Notes made pursuant to this Prospectus.

  The Convertible Notes sold pursuant to this Prospectus will be represented by one or more fully registered global notes (each, a "Global Note") as well as Convertible Notes in definitive form and will be deposited upon issuance with, or on behalf of, the Depository Trust Company ("DTC") and registered in the name of DTC or its nominee (the "Global Note Registered Owner") or will remain in the custody of the Trustee pursuant to a FAST Balance Certificate Agreement between DTC and the Trustee. Except as set forth below, the Global Note may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee.

  DTC is a limited purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code as in effect in the State of New York and a "clearing agency" registered pursuant to provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants' organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic computerized book-entry changes in accounts of its Participants, thereby eliminating the need for physical movement of securities certificates. The Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers,

Inc. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the "Indirect Participants"). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interest and transfer of ownership interest of each actual purchaser of each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

  Purchases of Convertible Notes within the DTC system must be made by or through Participants. Pursuant to procedures established by DTC, (i) upon deposit of the Global Note, DTC will credit the accounts of Participants with portions of the principal amount of the Global Note and (ii) ownership of such interests in the Global Note will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interests in the Global Note). The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer Convertible Notes will be limited to that extent.

  DTC has no knowledge of the actual beneficial owners of the Convertible Notes; DTC's records reflect only the identity of the Participants to whose accounts such Convertible Notes are credited, which may or may not be the beneficial owners. The Participants and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

  Except as described below, owners of interests in the Global Note will not have Convertible Notes registered in their names, will not receive physical delivery of Convertible Notes in definitive form and will not be considered the registered owners thereof under the Indenture for any purpose.

  None of the Company, the Trustee, nor any agent of the Company or the Trustee will have any responsibility or liability for (i) any aspect of DTC's records or any Participant's records relating to or payments made on account of beneficial ownership interests in the Global Note, or for maintaining, supervising or reviewing any of DTC's records or any Participant's records relating to the beneficial ownership interests in the Global Note or (ii) any other matter relating to the actions and practices of DTC's or any of its Participants.

  Payments in respect of the principal of, premium, if any, and interest on any Convertible Notes registered in the name of the Global Note Registered Owner on any relevant record date will be payable by the Trustee to the Global Note Registered Owner in its capacity as the registered holder under the Indenture. Under the terms of the Indenture, the Company and the Trustee will treat the person in whose names the Convertible Notes, including the Global Note, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, neither the Company, the Trustee, nor any agent of the Company or the Trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of the Convertible Notes or for any other matter relating to actions or practices of DTC or any of its Participants. The Company understands that DTC's current practice, upon receipt of any payment in respect of securities such as the Convertible Notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date, in amounts proportionate to their respective holdings in principal amount of beneficial interests in the relevant security as shown on the records of DTC (unless DTC has reason to believe it will not receive payment on such payment date). Payments by the Participants and the Indirect Participants to the beneficial owners of Convertible Notes will be governed by standing instructions and customary practices and will be the responsibility of Participants or the Indirect Participants, and the beneficial owners and not the responsibility of the DTC, the Trustee or the Company. Neither the Company nor the Trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the Convertible Notes, and the Company and the Trustee may conclusively rely on and will be protected in relying on instructions from the Global Note Registered Owner for all purposes.

  So long as DTC, or its nominee, is the registered owner or holder of a Global Note, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the Convertible Notes represented by such

Global Note for all purposes under the Indenture and the Convertible Notes. No beneficial owner of an interest in a Global Note will be able to transfer the interest except in accordance with DTC's applicable procedures, in addition to those provided for under the Indenture.

  Transfers between Participants in DTC will be effected in the ordinary way in accordance with DTC rules. If a holder requires physical delivery of a certificated note for any reason, including to sell Convertible Notes to persons in jurisdictions which require such delivery of such Convertible Notes or to pledge such Convertible Notes, such holder must transfer its interest in a Global Note in accordance with the normal procedures of DTC and the procedures set forth in the Indenture.

  The Company expects that DTC will take any action permitted to be taken by a holder of Convertible Notes (including the presentation of Convertible Notes for exchange as described below) only at the direction of one or more Participants to whose account the DTC interests in a Global Note is credited and only in respect of such portion of the aggregate principal amount of the Convertible Notes as to which such Participant or Participants has or have given such direction.

  Although the Company expects that DTC will agree to the foregoing procedures in order to facilitate transfers of interests in a Global Note among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Company nor the Trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

  If DTC is at any time unwilling or unable to continue as a depositary for a Global Note and a successor depositary is not appointed by the Company within 90 days, the Company will issue definitive certificated Convertible Notes in exchange for a Global Note.

  Such definitive certificated Convertible Notes shall be registered in names of the owners of the beneficial interests in the Global Note as provided by the Participants. Convertible Notes issued in definitive certificated form will be fully registered, without coupons, in minimum denominations of $1,000 and integral multiples of $1,000 above that amount. Upon issuance of Convertible Notes in definitive certificated form, the Trustee is required to register the Convertible Notes in the name of, and cause the Convertible Notes to be delivered to, the person or persons (or the nominee thereof) identified as the beneficial owner as DTC shall direct.

  Convertible Notes in definitive form will be issued upon the resale, pledge or other transfer of Notes to any person or entity that does not participate in DTC.

  The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that the Company believes to be reliable, but the Company takes no responsibility for the accuracy thereof.

CERTIFICATED SECURITIES

  Subject to certain conditions, any person having a beneficial interest in the Global Notes may, upon request to the Trustee, exchange such beneficial interest for Convertible Notes evidenced by registered, definitive certificates ("Certificated Securities"). Upon any such issuance, the Trustee is required to register such Certificated Securities in the name of, and cause the same to be delivered to, such person or persons (or the nominee of any thereof). In addition, if (i) the Company notifies the Trustee in writing that DTC is no longer willing or able to act as a depositary and the Company is unable to locate a qualified successor within 90 days or (ii) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of Convertible Notes in the form of Certificated Securities under the Indenture, then, upon surrender by the holder of the Global Notes of its Global Notes, Convertible Notes in such form will be issued to each person that the holder of the Global Notes and DTC identify as being the beneficial owner of the related Convertible Notes.

  Neither the Company nor the Trustee will be liable for any delay by the holder of the Global Notes or DTC in identifying the beneficial owners of Convertible Notes and the Company and the Trustee may conclusively rely on, and will be protected in relying on, instructions from the holder of the Global Notes or DTC for all purposes.

TRANSFER AND EXCHANGE

  A holder may transfer or exchange Convertible Notes in accordance with the Indenture. The Registrar (initially, the Trustee) and the Trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a holder to pay any taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any Convertible Note selected for redemption. Also, the Company is not required to transfer or exchange any Convertible Note for a period of 15 days before a selection of Convertible Notes to be redeemed.

  The registered holder of a Convertible Note will be treated as the owner of it for all purposes.

AMENDMENT, SUPPLEMENT AND WAIVER

  Except as provided in the next two succeeding paragraphs, the Indenture or the Convertible Notes may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the then outstanding Convertible Notes (including consents obtained in connection with a tender offer or exchange offer for Convertible Notes), and any existing default or compliance with any provision of the Indenture or the Convertible Notes may be waived with the consent of the holders of a majority in principal amount of the then outstanding Convertible Notes (including consents obtained in connection with a tender offer or exchange offer for Convertible Notes).

  Without the consent of each holder affected, an amendment or waiver may not (with respect to any Convertible Notes held by a nonconsenting holder of Convertible Notes) (i) reduce the principal amount of Convertible Notes whose holders must consent to an amendment, supplement or waiver, (ii) reduce the principal of or change the fixed maturity of any Convertible Note or alter the provisions with respect to the redemption of the Convertible Notes, (iii) reduce the rate of or change the time for payment of interest on any Convertible Note, (iv) waive a default in the payment of principal of or interest or Liquidated Damages, if any, on any Convertible Notes (except a rescission of acceleration of the Convertible Notes by the holders of at least a majority in aggregate principal amount of the Convertible Notes and a waiver of the payment default that resulted from such acceleration), (v) make any Convertible Note payable in money other than that stated in the Convertible Notes, (vi) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of holders of Convertible Notes to receive payments of principal of or interest or Liquidated Damages, if any, on the Convertible Notes, (vii) waive a redemption payment with respect to any Convertible Note, (viii) impair the right to convert the Convertible Notes into Common Stock, (ix) modify the conversion or subordination provisions of the Indenture in a manner adverse to the holders of the Convertible Notes or
(x) make any change in the foregoing amendment and waiver provisions.

  Notwithstanding the foregoing, without the consent of any holder of Convertible Notes, the Company and the Trustee may amend or supplement the Indenture or the Convertible Notes to cure any ambiguity, defect or inconsistency, to provide for uncertificated Convertible Notes in addition to or in place of certificated Convertible Notes, to provide for the assumption of the Company's obligations to holders of the Convertible Notes in the case of a merger or consolidation, to make any change that would provide any additional rights or benefits to the holders of the Convertible Notes or that does not adversely affect the legal rights under the Indenture of any such holder, or to comply with requirements of the Commission in order to maintain the qualification of the Indenture under the Trust Indenture Act of 1939.

CONCERNING THE TRUSTEE

  The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

  The holders of a majority in principal amount of the then outstanding Convertible Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that, in case an Event of Default shall occur (which shall not have been cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder of Convertible Notes, unless such holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

ADDITIONAL INFORMATION

  Anyone who receives this Prospectus may obtain a copy of the Indenture and Registration Rights Agreement without charge by writing to the Company, 110 East 59th Street, New York, New York 10022, Attention: Richard J. Lubasch, Esq., Senior Vice President, General Counsel and Secretary.

CERTAIN DEFINITIONS

  Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

  "Annualized Pro Forma EBITDA" means, with respect to any person, such person's Pro Forma EBITDA for the latest fiscal quarter multiplied by four.

  "Capital Stock" means any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, including, without limitation, partnership interests.

  "Consolidated Interest Expense" means, for any person, for any period, the amount of interest in respect of Indebtedness (including amortization of original issue discount, amortization of debt issuance costs, and noncash interest payments on any Indebtedness and the interest portion of any deferred payment obligation and after taking into account the effect of elections made under any Interest Rate Agreement, however denominated, with respect to such Indebtedness), the amount of Redeemable Dividends, Restricted Subsidiary Preferred Stock Dividends and the interest component of rentals in respect of any capital lease obligation paid, in each case whether accrued or scheduled to be paid or accrued by such person and its Subsidiaries (other than Non-Restricted Subsidiaries) during such period to the extent such amounts were deducted in computing Consolidated Net Income, determined on a consolidated basis in accordance with GAAP. For purposes of this definition, interest on a capital lease obligation shall be deemed to accrue at an interest rate reasonably determined by such person to be the rate of interest implicit in such capital lease obligation in accordance with GAAP consistently applied.

  "Consolidated Net Income" means, with respect to any person for any period, the aggregate of the Net Income of such person and its Subsidiaries (other than Non-Restricted Subsidiaries) for such period, on a consolidated basis, determined in accordance with GAAP; provided that (i) the Net Income of any person that is not a Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid to the referent person or a Wholly Owned Subsidiary,
(ii) the Net Income of any person that is a Subsidiary (other than a Subsidiary of which at least 80% of the Capital Stock having ordinary voting power for the election of directors or other governing body of such Subsidiary is owned by the referent person directly or indirectly through one or more Subsidiaries) shall be included only to the extent of the amount of dividends or distributions paid to the referent person or a Wholly Owned Subsidiary,

(iii) the Net Income of any person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded and (iv) the cumulative effect of a change in accounting principles shall be excluded.

  "7 1/4% Convertible Notes" means the Company's 7 1/4% Convertible Notes Due 2005 outstanding at any given time.

  "Default" means any event that is or, with the passage of time or the giving of notice or both, would be an Event of Default.

  "Disqualified Stock" means any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date on which the Convertible Notes mature.

  "EBITDA" means, for any person, for any period, an amount equal to (a) the sum of (i) Consolidated Net Income for such period (exclusive of any gain or loss realized in such period upon an Asset Sale), plus (ii) the provision for taxes for such period based on income or profits to the extent such income or profits were included in computing Consolidated Net Income and any provision for taxes utilized in computing net loss under clause (i) hereof, plus (iii) Consolidated Interest Expense for such period, plus (iv) depreciation for such period on a consolidated basis, plus (v) amortization of intangibles for such period on a consolidated basis, plus (vi) any other noncash item reducing Consolidated Net Income for such period, minus (b) all noncash items increasing Consolidated Net Income for such period, all for such person and its Subsidiaries determined in accordance with GAAP consistently applied.

  "Exchange Rate Contract" means, with respect to any person, any currency swap agreements, forward exchange rate agreements, foreign currency futures or options, exchange rate collar agreements, exchange rate insurance and other agreements or arrangements, or combination thereof, designed to provide protection against fluctuations in currency exchange rates. An Exchange Rate Contract may also include an Interest Rate Agreement.

  "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession, which are in effect on the Issuance Date.

  "Guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

  "Indebtedness" means, with respect to any person, any indebtedness of such person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or representing the balance deferred and unpaid of the purchase price of any property (including pursuant to capital leases and sale-and-leaseback transactions) or representing any hedging obligations under an Exchange Rate Contract or an Interest Rate Agreement, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing indebtedness (other than obligations under an Exchange Rate Contract or an Interest Rate Agreement) would appear as a liability upon a balance sheet of such person prepared in accordance with GAAP, and also includes, to the extent not otherwise included, the Guarantee of items which would be included within this definition.

  "Interest Rate Agreement" means, for any person, any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement designed to protect the party indicated therein against fluctuations in interest rates.

  "Issuance Date" means the date on which the Convertible Notes are first authenticated and issued.

  "Material License" means a license to operate a cable or telephone system held by the Company or any of its Subsidiaries which system at the time of determination covers a number of Net Households which equals or exceeds 5% of the aggregate number of Net Households covered by all of the licenses to operate cable or telephone systems held by the Company and its Subsidiaries at such time.

  "Material Subsidiary" means (i) OCOM, OCOM Sub I, Inc., CableTel UK Group, Inc. (formerly known as OCOM Sub II, Inc.), OCOM Sub III, Inc., CableTel Surrey and Hampshire Limited (formerly known as CableTel Surrey Limited), CableTel Cardiff Limited, CableTel Glasgow, CableTel Newport,
CableTel Kirklees and NTL Group Limited and (ii) any other Subsidiary of the Company which is a "significant subsidiary" as defined in Rule 1-02(v) of Regulation S-X under the Securities Act and the Exchange Act (as such Regulation is in effect on the date hereof).

  "Net Households" means the product of (i) the number of households covered by a cable license in the United Kingdom and (ii) the percentage of the entity holding such license which is owned directly or indirectly by the Company.

  "Net Income" means, with respect to any person for a specific period, the net income (loss) of such person during such period, determined in accordance with GAAP, excluding, however, any gain (but not loss) during such period, together with any related provision for taxes on such gain (but not loss), realized during such period in connection with any Asset Sale (as defined in the Indenture) (including, without limitation, dispositions pursuant to sale-and-leaseback transactions), and excluding any extraordinary gain (but not loss) during such period, together with any related provision for taxes on such extraordinary gain (but not loss).

  "10 7/8% Notes" means the Company's 10 7/8% Senior Deferred Coupon Notes Due 2003 outstanding at any given time.

  "12 3/4% Notes" means the Company's 12 3/4% Series A Senior Deferred Coupon Notes Due 2005 outstanding at any given time.

  "11 1/2% Notes" means the Company's 11 1/2% Series B Senior Deferred Coupon Notes Due 2006 outstanding at any given time.

  "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

  "Pro Forma EBITDA" means for any person, for any period, the EBITDA of such person as determined on a consolidated basis in accordance with GAAP consistently applied after giving effect to the following: (i) if, during or after such period, such person or any of its Subsidiaries shall have made any Asset Sale, Pro Forma EBITDA of such person and its Subsidiaries for such period shall be reduced by an amount equal to the Pro Forma EBITDA (if positive) directly attributable to the assets which are the subject of such Asset Sale for the period or increased by an amount equal to the Pro Forma EBITDA (if negative) directly attributable thereto for such period and (ii) if, during or after such period, such person or any of its Subsidiaries completes an acquisition of any person or business which immediately after such acquisition is a Subsidiary of such person or whose assets are held directly by such person or a Subsidiary of such person, Pro Forma EBITDA shall be computed so as to give pro forma effect to the acquisition of such person or business; and provided further that, with respect to the Company, all of the foregoing references to "Subsidiary" or "Subsidiaries" shall be deemed to refer only to a "Restricted Subsidiary" or "Restricted Subsidiaries" of the Company.

  "Redeemable Dividend" means, for any dividend with regard to Disqualified Stock, the quotient of the dividend divided by the difference between one and the maximum statutory federal income tax rate (expressed as a decimal number between 1 and 0) then applicable to the issuer of such Disqualified Stock.

  "Restricted Subsidiary" means any Subsidiary of the Company which is not a Non-Restricted Subsidiary.

  "Restricted Subsidiary Preferred Stock Dividend" means, for any dividend with regard to preferred stock of a Restricted Subsidiary, the quotient of the dividend divided by the difference between one and the maximum statutory federal income tax rate (expressed as a decimal number between 1 and 0) then applicable to the issuer of such preferred stock.

  "Senior Debt" means the principal of, interest on and other amounts due on
(i) Indebtedness of the Company, whether outstanding on the date of the Indenture or thereafter created, incurred, assumed or guaranteed by the Company, for money borrowed from banks or other financial institutions; (ii) Indebtedness of the Company, whether outstanding on the date of the Indenture or thereafter created, incurred, assumed or guaranteed by the Company in compliance with the Indenture, including, without limitation, the Senior Notes; and (iii) Indebtedness of the Company under interest rate swaps, caps or similar hedging agreements and foreign exchange contracts, currency swaps or similar agreements; unless, in the instrument creating or evidencing or pursuant to which Indebtedness under (i) or (ii) is outstanding, it is expressly provided that such Indebtedness is not senior in right of payment to the Convertible Notes. Senior Debt includes, with respect to the obligations described in clauses (i) and (ii) above, interest accruing, pursuant to the terms of such Senior Debt, on or after the filing of any petition in bankruptcy or for reorganization relating to the Company, whether or not post-filing interest is allowed in such proceeding, at the rate specified in the instrument governing the relevant obligation. Notwithstanding anything to the contrary in the foregoing, Senior Debt shall not include: (a) Indebtedness of or amounts owed by the Company for compensation to employees, or for goods or materials purchased in the ordinary course of business, or for services; or
(b) Indebtedness of the Company to a Subsidiary of the Company.

  "Senior Notes" means the 10 7/8% Notes, the 12 3/4% Notes and the 11 1/2%
Notes.

  "Subsidiary" means any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by any person or one or more of the other Subsidiaries of that person or a combination thereof.

  "Wholly Owned Subsidiary" means, at any time, a Restricted Subsidiary all of the Capital Stock of which (except directors' qualifying shares) is at the time owned directly or indirectly by the Company.

                         DESCRIPTION OF CAPITAL STOCK

  The following summary description of the capital stock of the Company does not purport to be complete and is qualified in its entirety by reference to the Company's Restated Certificate of Incorporation (the "Charter"), a copy of which is filed as an exhibit hereto, and to the Company's By-laws and the Rights Agreement (as defined), copies of which have been filed as exhibits to the Registration Statement on Form S-1 (File No. 33-63570), filed with the Commission on October 6, 1993. Each of the foregoing may be obtained as described under "Available Information."

AUTHORIZED CAPITAL STOCK

  The authorized capital stock of the Company consists of 102,500,000 shares, of which 2,500,000 are shares of preferred stock, par value $.01 per share (the "Preferred Stock"), and 100,000,000 are shares of Common Stock.

  As of June 30, 1996 there were 30,591,800 shares of Common Stock outstanding. As of June 30, 1996 approximately 6,957,000 additional shares of Common Stock were reserved for issuance upon the conversion of CableTel's
7 1/4% Convertible Notes Due 2005 into Common Stock, approximately 7,261,000 additional shares of Common Stock were reserved for issuance upon the conversion of the Convertible Notes, approximately 6,666,000 additional shares of Common Stock were reserved for issuance upon exercise of options and approximately 1,011,000 additional shares of Common Stock were reserved for issuance upon exercise of warrants.

  No shares of Preferred Stock have been issued, although one million shares of Series A Junior Participating Preferred Stock have been designated and reserved for issuance in connection with a Rights Agreement, dated as of October 13, 1993 (the "Rights Agreement"), between the Company and Continental Stock Transfer & Trust Company, as rights agent (the "Rights Agent").

COMMON STOCK

  The Common Stock is traded on the NNM under the symbol "ICTL." All issued and outstanding shares of Common Stock are fully paid and nonassessable, and the holders thereof do not have preemptive rights.

  Subject to Delaware law and the Charter, all shares of Common Stock participate equally in dividends payable to holders of Common Stock when, as and if declared by the Board of Directors. In the event of liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share rateably in all assets remaining after the payment of liabilities and preferred distribution to any class of preferred stock. Each share of Common Stock has one vote per share on all matters submitted to a vote of the Company stockholders and do not have cumulative voting rights in the election of directors.

PREFERRED STOCK

  The Board of Directors is authorized to provide for the issuance of shares of Preferred Stock in one or more series, and to fix for each such series such voting powers, full or limited, or no voting powers, and such preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as are stated in a resolution or resolutions adopted by the Board of Directors providing for the issue of such series and as are permitted by the DGCL.

TRANSFER AGENT AND REGISTRAR

  The transfer agent and registrar for the Common Stock is Continental Stock Transfer & Trust Company.

CERTAIN SPECIAL PROVISIONS

  The Charter of the Company as currently in effect contains the provisions described below. Such charter provisions may have the effect, alone or in combination with each other or with the existence of authorized but unissued Common Stock and any series of Preferred Stock, of precluding or rendering more difficult a hostile takeover making it more difficult to remove or change the composition of the Company's incumbent board of directors and its officers, being adverse to stockholders who desire to participate in a tender offer and depriving stockholders of possible opportunities to sell their shares at temporarily higher prices.

  Classified Board and Filling of Vacancies on the Board of Directors. The Charter provides that the directors shall be divided into three classes, each of which shall serve a staggered three-year term, and that vacancies on the Board of Directors that may occur between annual meetings may be filled by the Board of Directors. In addition, this provision specifies that any director elected to fill a vacancy on the Board will serve for the balance of the term of the replaced director.

  Removal of Directors. The Charter provides that directors can be removed only by the stockholders for cause and then only by the affirmative vote of the holders of not less than two-thirds of the combined voting power of the Company.

  Voting Requirement for Certain Business Combinations. The Charter also provides that, in addition to any affirmative vote required by law, the affirmative vote of holders of two-thirds of the voting power of the Company shall be necessary to approve any "Business Combination" (as defined) proposed by an "Interested Stockholder" or any affiliate of an Interested Stockholder (as defined). The additional voting requirements will not apply, however, if:
(i) the Business Combination was approved by not less than a majority of the Continuing Directors (as defined) or (ii) a series of conditions are satisfied requiring (in summary) (a) that the consideration to be paid to the Company's stockholders in the Business Combination must be at least equal to the higher of (i) the highest per-share price paid by the Interested Stockholder in acquiring any shares of Common Stock during the two years prior to the announcement date of the Business Combination or in the transaction in which it became an Interested Stockholder (the "Determination Date"), whichever is higher or (ii) the fair market value per share of Common Stock on the announcement date or Determination Date, whichever is higher, in either case appropriately adjusted for any stock dividend, stock split, combination of shares or similar event (non-cash consideration is treated similarly) and (b) certain "procedural" requirements are complied with, such as the solicitation of proxies pursuant to the rules of the Securities and Exchange Commission and no decrease in regular dividends (if any) after the interested Stockholder became an Interested Stockholder (except as approved by a majority of the Continuing Directors).

  An "Interested Stockholder" is defined as anyone who is the beneficial owner of more than 15% of the voting power of the voting stock, other than the Company and any employee stock plans sponsored by the Company, and includes any person who is an assignee of or has succeeded to any shares of voting stock in a transaction not involving a public offering that were at any time within the prior two-year period beneficially owned by an Interested Stockholder. The term "beneficial owner" includes persons directly and indirectly owning or having the right to acquire or vote the stock. Interested Stockholders participate fully in all stockholder voting.

  A "Business Combination" includes the following transactions: (a) merger or consolidation of the Company or any subsidiary with an Interested Stockholder or with any other corporation or entity which is, or after such merger or consolidation would be, an affiliate of an Interested Stockholder; (b) the sale or other disposition by the Company or a subsidiary of assets having a fair market value of $5,000,000 or more if an Interested Stockholder (or an affiliate thereof) is a party to the transaction; (c) the adoption of any plan or proposal for the liquidation or dissolution of the Company or for any amendment to the Company's By-laws (or an affiliate thereof); or (d) any reclassification of securities, recapitalization, merger with a subsidiary, or other transaction which has the effect, directly or indirectly, of increasing the proportionate share of any class of the outstanding stock (or securities convertible into stock) of the Company or a subsidiary owned by an Interested Stockholder (or an affiliate thereof). Determinations of the fair market value of non-cash consideration are made by a majority of the Continuing Directors.

  The term "Continuing Directors" means any member of the Board of Directors of the Corporation, while such person is a member of the Board of Directors, who is not an affiliate or representative of the Interested Stockholder and was a member of the Board of Directors prior to the time that the Interested Stockholder became an Interested Stockholder, and any successor of a Continuing Director while such successor is a member of the Board of Directors, who is not an affiliate or associate or representative of the Interested Stockholder and is recommended or elected to succeed the Continuing Director by a majority of Continuing Directors.

  Voting Requirements for Certain Amendments to the Restated Certificate of Incorporation. The Charter provides that the provisions set forth in the Charter relating to the Business Combinations described above may not be repealed or amended in any respect, unless such action is approved by the affirmative vote of the holders or not less than two-thirds of the voting power of the Company. The requirement of an increased stockholder vote is designed to prevent a stockholder who controls a majority of the voting power of CableTel from avoiding the requirements of the provisions discussed above by simply amending or repealing such provisions.

  Stockholder Rights Plan. The following description of the Rights Agreement is qualified in its entirety by reference to the Rights Agreement, a copy of which may be obtained as described under "Available Information."

  On August 27, 1993, the Board of Directors adopted the Rights Agreement. The Rights Agreement provides that one right (a "Right") will be issued with each share of the Common Stock issued (whether originally issued or from the Company's treasury) on or after the date of the Merger and prior to the Rights Distribution Date (as hereinafter defined). The Rights are not exercisable until the Rights Distribution Date and will expire at the close of business on the date which is 10 years from the date of the Merger unless previously redeemed by the Company as described below. When exercisable, each Right entitles the owner to purchase from the Company one one-hundredth of a share of Series A Junior Participating Preferred Stock at a purchase price of $100.00.

  Except as described below, the Rights will be evidenced by the Common Stock certificates. The Rights will separate from the Common Stock and a "Rights Distribution Date" will occur upon the earlier of (i) 10 days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired, or obtained the right to acquire, beneficial ownership of 15 percent or more of the outstanding shares of the Company Common Stock (the "Stock Acquisition Date") and (ii) 10 business days following the commencement of a tender offer or exchange offer that would result in a person or group becoming an Acquiring Person. The Rights Agreement exempts Insight U.K. and its partners (including Sidney R. Knafel) from the definition of Acquiring Person provided Insight U.S. or such partners, as the case may be, do not acquire additional shares of Common Stock.

  After the Rights Distribution Date, Rights certificates will be mailed to holders of record of the Common Stock as of the Rights Distribution Date and thereafter the separate Rights certificates alone will represent the Rights.

  The Series A Junior Participating Preferred Stock issuable upon exercise of the Rights will be entitled to a minimum preferential quarterly dividend payment of $.01 per share and will be entitled to an aggregate dividend of 100 times the dividend, if any, declared per share of Common Stock other than one payable in Common Stock. In the event of liquidation, the holders of the Series A Junior Participating Preferred Stock will be entitled to a minimum preferential liquidation payment of $1 per share plus accrued and unpaid dividends and will be entitled to an aggregate payment of 100 times the payment made per share of the Common Stock. Each share of Series A Junior Participating Preferred Stock will have 100 votes and will vote together with the Common Stock. In the event of any merger, consolidation or other transaction in which shares of the Common Stock are changed or exchanged, each share of Series A Junior Participating Preferred Stock will be entitled to receive 100 times the amount received per share of the Company Common Stock. These rights are protected by customary antidilution provisions. Because of the nature of the Series A Junior Participating Preferred Stock's dividend, liquidation and voting rights, the value of one one-hundredth of a share of Series A Junior Participating Preferred Stock purchasable upon exercise of each Right should approximate the value of one share of the Common Stock.

  In the event that a person becomes an Acquiring Person (except pursuant to a tender offer or an exchange offer for all outstanding shares of Common Stock at a price and on terms determined by at least a majority of the members of the Board of Directors who are not officers of the Company and who are not representatives, nominees, affiliates or associates of an Acquiring Person, to be (i) at a price which is fair to the Company stockholders and (ii) otherwise in the best interests of the Company and its stockholders (a "Qualifying Offer")), each holder of a Right will thereafter have the right to receive, upon the exercise thereof at the then current exercise price, the Common Stock (or, in certain circumstances, cash, property or other securities of the Company) having a value equal to two times the exercise price of the Right. Notwithstanding any of the foregoing, following the occurrence of any such event, all Rights that are, or (under certain circumstances specified in the Rights Agreement) were beneficially owned by any Acquiring Person (or certain related parties) will be null and void. However, Rights are not exercisable following the occurrence of the event set forth above until such time as the Rights are no longer redeemable by the Company as set forth below.

  In the event that, at any time following the Stock Acquisition Date, (i) the Company is acquired in a merger or other business combination transaction in which the Company is not the surviving corporation or the Common Stock is changed or exchanged (other than a merger which follows a Qualifying Offer and satisfies certain other requirements) or (ii) 50 percent or more of the Company's assets, cash flow or earning power is sold or transferred, each holder of a Right (except Rights which previously have been voided as set forth above) shall thereafter have the right to receive, upon the exercise thereof at the then current exercise price, common stock of the acquiring company having a value equal to two times the exercise price of the Right.

  At any time until 10 days following the Stock Acquisition Date, the Company may redeem the Rights in whole, but not in part, at a price of $.01 per Right. Immediately upon the action of the Board of Directors ordering redemption of the Rights, the Rights will terminate and the only right of the holders of the Rights will be to receive the $.01 redemption price.

  Until a Right is exercised, the holder thereof, as such, shall have no rights as a stockholder of the Company, including without limitation, the right to vote or to receive dividends. While the distribution of the Rights will not be taxable to stockholders or to the Company, stockholders may, depending upon the circumstances, recognize taxable income in the event that the Rights become exercisable for the Common Stock (or other consideration) or for common stock of the acquiring company as set forth above.

  Other than those provisions relating to the principal terms of the Rights, any of the provisions of the Rights Agreement may be amended by the Board of Directors prior to the Rights Distribution Date. After the Rights Distribution Date, the provisions of the Rights Agreement may be amended by the Board of Directors in order to cure any ambiguity, to make changes which do not adversely affect the interests of holders of Rights (excluding the interests of any Acquiring Person) or to shorten or lengthen any time period under the Rights Agreement, provided that no amendment to adjust the time period governing redemption shall be made at such time as the Rights are not redeemable.

  The Rights have certain anti-takeover effects as they will cause substantial dilution to a person or group that acquires a substantial interest in the Company without the prior approval of the Board of Directors. The effect of the Rights may be to inhibit a change in control of the Company (including through a third party tender offer at a price which reflects a premium to then prevailing trading prices) that may be beneficial to the Company's stockholders.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

  Each of the following summaries of existing debt instruments of the Company does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of each such debt instrument. Capitalized terms used and not defined below have the meanings set forth in such debt instruments.

THE 10 7/8% NOTES

  In October 1993, the Company issued its 10 7/8% Notes at a discount to their aggregate principal amount to generate gross proceeds to the Company of approximately $125 million. The 10 7/8% Notes accrued at a rate of 10 7/8% compounded semi-annually to an aggregate principal amount of $212 million by October 15, 1998. Interest does not accrue on the 10 7/8% Notes prior to October 15, 1998. Thereafter, the 10 7/8% Notes accrete interest in cash at the rate of 10 7/8% per annum on the principal amount and will be payable semiannually on October 15 and April 15, commencing on April 15, 1999 to holders of record on the immediately preceding October 1 and April 1. The 10 7/8% Notes mature on October 15, 2003. Except as described below, the 10 7/8% Notes will not be redeemable prior to October 15, 1998. Thereafter, the 10 7/8% Notes will be redeemable, in whole or in part, at the option of the Company, at the redemption prices set forth in the indenture pursuant to which the 10 7/8% Notes were issued (the "10 7/8% Notes Indenture"), plus accrued and unpaid interest to the date of redemption. In the event of a Change in Control (as defined in the 10 7/8% Notes Indenture), each holder of 10 7/8% Notes will have the right to require the Company to repurchase its 10 7/8% Notes at a purchase price equal to 101% of the Accreted Value thereof on any purchase date prior to October 15, 1998, or 101% of the principal amount thereof plus accrued and unpaid interest to any purchase date on or after October 15, 1998. Subject to certain conditions, the Company will be obligated to offer to purchase the 10 7/8% Notes with the Excess Proceeds of certain Asset Sales at a redemption price of 100% of the Accreted Value or, as the case may be, principal amount thereof plus accrued and unpaid interest. The 10 7/8% Note Indenture contains certain restrictions with respect to, among other things, the payment of dividends, the repurchase of stock and the making of certain other Restricted Payments, the incurrence of additional Indebtedness, the creation of certain Liens, certain Assets Sales, transactions with subsidiaries and other Affiliates and mergers and consolidations.

  In January, 1996, the Company received the necessary consents of registered holders of the 10 7/8% Notes to amend the 10 7/8% Notes Indenture so as to allow the Company and its subsidiaries to take certain actions that were previously prohibited under the 10 7/8% Notes Indenture, particularly regarding the financing of the Company's and its subsidiaries' business and future acquisitions. In addition, the amendment eliminated some, but not all, of certain differences between the covenants in the 10 7/8% Notes Indenture and the existing 12 3/4% Notes Indenture. On January 23, 1996, the Company and Chemical Bank, as Trustee, executed a first supplemental indenture to effect such amendment.

THE 12 3/4% NOTES

  In April 1995, concurrently with the offering of the 7 1/4% Convertible Notes summarized below, the Company issued $277,803,500 aggregate principal amount at maturity of its 12 3/4% Senior Deferred Coupon Notes Due 2005 (the "Old 12 3/4% Notes") at a discount to their aggregate principal amount to generate gross proceeds to the Company of approximately $150,000,000. The Old 12 3/4% Notes were issued and sold in a transaction exempt from the registration requirement of the Securities Act pursuant to Rule 144A under the Securities Act or in transactions complying with Regulation S under the Securities Act. On August 18, 1995 the Company issued $277,803,500 aggregate principal amount at maturity of the 12 3/4% Series A Senior Deferred Coupon Notes Due 2005 (the "12 3/4% Notes") in exchange for the Old 12 3/4% Notes pursuant to the Indenture. The terms of the 12 3/4% Notes are identical in all material respects to the Old 12 3/4% Notes except for certain transfer restrictions and registration rights applicable to the Old 12 3/4% Notes. The Old 12 3/4% Notes were cancelled on August 18, 1995 on consummation of the exchange offer which was made pursuant to the Company's Prospectus dated July 18, 1995, forming part of the Registration Statement on Form S-4 (File No. 33-92794) filed with the Commission on May 26, 1995.

  The 12 3/4% Notes accrete at a rate of 12 3/4% computed on a semiannual bond equivalent basis to an aggregate principal amount at maturity of $277,803,500. Cash interest on the 12 3/4% Notes does not accrue until prior to April 15, 2000. Thereafter, the 12 3/4% Notes accrue interest in cash at the rate of 12 3/4% per annum on the principal amount and will be payable semiannually on April 15 and October 15 of each year, commencing October 15, 2000 to holders of record on the immediately preceding April 1, and October 1. The 12 3/4% Notes mature on April 15, 2005. The 12 3/4% Notes will be redeemable, at the option of the Company at any time, in whole or in part, on or after April 15, 2000 at the redemption prices set forth in the indenture pursuant to which the 12 3/4% Notes were issued (the "12 3/4% Notes Indenture"), plus any unpaid interest, if any, to the date of redemption. The 12 3/4% Notes may also be redeemed at the option of the Company in whole but not in part in certain circumstances where Additional Amounts (as defined in the 12 3/4% Notes Indenture) are payable under the 12 3/4% Notes. In such circumstances the 12 3/4% Notes to be repurchased must be repurchased at 100% of Accreted Value or, as the case may be, principal amount thereof. Upon a Change of Control (as defined in the 12 3/4% Notes Indenture), holders of the 12 3/4% Notes will have the right to require the Company to repurchase all or any part of the 12 3/4% Notes at a repurchase price equal to 101% of the Accreted Value thereof plus accrued and unpaid interest, if any. Subject to certain conditions, the Company will be obligated to offer to purchase the 12 3/4% Notes and other Qualified Senior Notes (as defined in the 12 3/4% Notes Indenture) with the Excess Proceeds of certain Asset Sales at a redemption price of 100% of the Accreted Value or, as the case may be, principal amount thereof plus accrued and unpaid interest. The 12 3/4% Notes Indenture contains certain restrictions with respect to, among other things, the payment of dividends, the repurchase of stock and the making of certain other Restricted Payments, the incurrence of additional Indebtedness, the creation of certain Liens, certain Asset Sales, transactions with Subsidiaries and other Affiliates and mergers and consolidations.

  The 12 3/4% Notes are senior unsecured obligations of the Company ranking pari passu in right of payment of principal and interest with all other existing and future senior unsecured obligations of the Company and rank senior to all other existing and future subordinated debt of the Company, including, without limitation, the Convertible Notes and the 7 1/4% Convertible Notes.

  The Company has recently obtained the necessary consents of the registered holders of the 12 3/4% Notes to certain proposed amendments to the 12 3/4% Notes Indenture. On January 22, 1996, the Company and Chemical Bank, as Trustee, executed a first supplemental indenture to effect those amendments. In general, the amendments modify the 12 3/4% Notes Indenture by amending the covenant entitled "Limitations on Dividend and Other Payment Restrictions Affecting Subsidiaries" and other provisions to facilitate the arrangement of the Proposed Credit Facilities and other financings and make certain conforming and other changes to the 12 3/4% Notes Indenture.

THE 11 1/2% NOTES

  In January 1996, the Company issued $1,050,000,000 aggregate principal amount at maturity of its 11 1/2% Series A Senior Deferred Coupon Notes Due 2006 (the "Old 11 1/2% Notes") at a discount to their aggregate principal amount to generate gross proceeds to the Company of approximately $600,127,500. The Old 11 1/2% Notes were issued and sold in a transaction exempt from the registration requirement of the Securities Act pursuant to Rule 144A under the Securities Act. On May 23, 1996 the Company issued $1,050,000,000 aggregate principal amount at maturity of the 11 1/2% Series B Senior Deferred Coupon Notes Due 2006 (the "11 1/2% Notes") in exchange for the Old 11 1/2% Notes pursuant to the Indenture. The terms of the 11 1/2% Notes are identical in all material respects to the Old 11 1/2% Notes except for certain transfer restrictions and registration rights applicable to the Old 11 1/2% Notes. The Old 11 1/2% Notes tendered for exchange were cancelled on May 23, 1996 on consummation of the exchange offer made pursuant to the Company's Prospectus dated April 22, 1996, forming part of the Company's Registration Statement on Form S-4 (File No. 333-1010) filed with the Commission on April 16, 1996.

  The 11 1/2% Notes accrete at a rate of 11 1/2% computed on a semiannual bond equivalent basis to an aggregate principal amount at maturity of $1,050,000,000. Cash interest on the 11 1/2% Notes does not accrue until February 1, 2001. Thereafter, the 11 1/2% Notes accrue interest in cash at the rate of 11 1/2% per annum on the principal amount and will be payable semiannually on February 1 and August 1 of each year, commencing August 1, 2001 to holders of record on the immediately preceding January 15, and July 15. The 11 1/2% Notes mature on February 1, 2006. The 11 1/2% Notes will be redeemable, at the option of the Company at any time, in whole or in part, on or after February 1, 2001 at the redemption prices set forth in the indenture pursuant to which the 11 1/2% Notes were issued (the "11 1/2% Notes Indenture"), plus any accrued unpaid interest to the date of redemption. The 11 1/2% Notes may also be redeemed at the option of the Company in whole but not in certain circumstances where "Additional Amounts" (as defined in the 11 1/2% Notes Indenture) are payable under the 11 1/2% Notes. In such circumstances, the 11 1/2% Notes to be repurchased must be repurchased at 100% of Accreted Value or, as the case may be, principal amount thereof plus accrued and unpaid interest. Upon a Change of Control (as defined in the 11 1/2% Notes Indenture), holders of the 11 1/2% Notes will have the right to require the Company to repurchase all or any part of the 11 1/2% Notes at a repurchase price equal to 101% of the Accreted Value or, as the case may be, principal amount thereof plus accrued and unpaid interest, if any. Subject to certain conditions, the Company will be obligated to offer to purchase the 11 1/2% Notes and other Qualified Senior Notes (as defined in the 11 1/2% Notes Indenture) with the Excess Proceeds of certain Asset Sales at a redemption price of 100% of the Accreted Value or, as the case may be, principal amount thereof plus accrued and unpaid interest, if any. The 11 1/2% Notes Indenture contains certain restrictions with respect to, among other things, the payment of dividends, the repurchase of stock and the making of certain other Restricted Payments, the incurrence of additional Indebtedness, the creation of certain Liens, certain sales of assets, transactions with Subsidiaries and other Affiliates and mergers and consolidations.

  The 11 1/2% Notes are senior unsecured obligations of the Company ranking pari passu in right of payment of principal and interest with all other existing and future senior unsecured obligations of the Company and rank senior to all other existing and future subordinated debt of the Company, including, without limitation, the Convertible Notes and the 7 1/4% Convertible Notes.

THE 7 1/4% CONVERTIBLE NOTES

  In April 1995, concurrently with the original offering of the 12 3/4% Notes and in May 1995 the Company issued and sold an aggregate principal amount of $191,750,000 of its 7 1/4% Convertible Notes Due 2005 in transactions exempt from, or not subject to, the registration requirements of the Securities Act. Cash interest on the 7 1/4% Convertible Notes will be paid semiannually on April 15 and October 15 of each year, commencing October 15, 1995. The 7 1/4% Convertible Notes will mature on April 15, 2005. The 7 1/4% Convertible Notes are convertible at the option of the holder thereof at any time after 90 days following the date of the original issuance thereof and prior to maturity, unless previously redeemed, into shares of Common Stock of the Company, at a conversion price of $27.56 per share (as adjusted for the four-for-three stock split by way of dividend paid in August 1995), subject to further adjustment in certain events. The 7 1/4% Convertible Notes are redeemable, in whole or in part, at the option of the Company, at any time on or after April 15, 1998, at the redemption prices set forth in the indenture pursuant to which the 7 1/4% Convertible Notes were issued (the "7 1/4% Convertible Notes Indenture"). Upon a Change of Control (as defined in the 7 1/4% Convertible Notes Indenture) holders of the 7 1/4% Convertible Notes will have the right to require the Company to purchase all or any part of the 7 1/4% Convertible Notes at a purchase price equal to 101% of the principal amount thereof and any accrued and unpaid interest to the date of purchase. The 7 1/4% Convertible Notes Indenture contains certain restrictions with respect to, among other things, certain Asset Sales, payment of Additional Amounts and mergers and consolidations.

  The 7 1/4% Convertible Notes are unsecured obligations of the Company, subordinated in right of payment to all existing and future Senior Debt of the Company (as defined in the 7 1/4% Convertible Notes Indenture) including, without limitation, the 10 7/8% Notes, the 12 3/4% Notes and the 11 1/2% Notes.

  The 7 1/4% Convertible Notes were issued and sold in a transactions exempt from the registration requirement of the Securities Act pursuant to Rule 144A under the Securities Act or in transactions complying with Regulation S under the Securities Act. On July 18, 1995 the Commission declared effective the Company's shelf registration statement relating to the resale of the 7 1/4% Convertible Notes and the Common Stock issuable upon conversion thereof by the holders thereof.

THE NTL FACILITIES

  The following summaries do not purport to be complete and are qualified in their entirety by reference to the agreements described herein, copies of which have been filed with the Commission as exhibits to the Company's Registration Statement on Form S-4 (File No. 333-1010) filed with the Commission on April 16, 1996.

  THE A FACILITIES

  General. On March 28, 1996, the Purchaser entered into an agreement (the "A Facilities") with Chase Investment Bank Limited as arranger of a syndicate of lenders (the "Lenders") and The Chase Manhattan Bank, N.A. (the "Facility Agent"), pursuant to which the Lenders agreed, subject to the terms thereof, to lend the Purchaser up to (Pounds)165 million aggregate principal amount. The A Facilities are comprised of the Short Term Facility (of (Pounds)50 million), the Long Term Facility (of (Pounds)90 million) (collectively, the "Term Loan Facilities" and any loans thereunder, the "Term Loans") and the Revolving Credit Facility (of up to (Pounds)25 million). The Term Loan Facilities are available to finance the acquisition of NTL and to refinance monies used to pay a portion of the Initial Payment including acquisition costs and expenses; the Revolving Credit Facility may be used to finance capital expenditure and working capital requirements of NTL. Up to (Pounds)2 million is available under the Revolving Credit Facility by way of stand by letters of credit to guarantee overdraft and other working capital facilities made available by any clearing bank to the Purchaser. The Revolving Credit Facility is subject to certain drawdown conditions including, in particular, the receipt of matching subordinated debt or equity from the Company or any of its subsidiaries or any other person (other than a member of the Purchaser group) and, in the case of cash advances (other than cash advances made by the Purchaser to repay any sums paid by The Chase Manhattan Bank, N.A. pursuant to any standby letters of credit issued by it in accordance with terms of the A Facilities), the repayment of the Bridge Facility.

  Repayment and Interest. Any amounts outstanding under the Revolving Credit Facility on December 31, 1997 (the end of the availability period) will be converted to Term Loans. The Short Term Facility is repayable in full on December 31, 1996 unless certain conditions (described below) are fulfilled on or prior to that date, in which case the amounts outstanding under the Short Term Facility will be automatically converted into, and shall be deemed to be, amounts outstanding under the Long Term Facility. If the OFTEL Price Cap Review is determined on or before December 31, 1996, an amount of the Short Term Facility may become repayable in accordance with a formula designed to estimate the net present value of any resulting reduction in regulated revenues over the period 1997 to 2002 (provided such value is no less than (Pounds)1,000,000 (the "Reduction Amount")). The balance of the Short Term Facility would then be converted into, and be deemed to be, a Term Loan repayable in accordance with the Long Term Facility. If the determination is after December 31, 1996, the whole of the Short Term Loan would be so converted into a Term Loan under the Long Term Facility. However, in that case, the Purchaser would be obliged to prepay an amount of the Term Loan equal to the Reduction Amount (provided such amount is not less than (Pounds)1,000,000) following determination of the OFTEL Price Cap Review. Based on the Interim Statement published by OFTEL in May 1996, the Company expects that the whole of the Short Term Facility will be so converted and that the Purchaser will not thereafter be required to prepay any amount of the Term Loan linked to the Reduction Amount.

  The Company has given certain undertakings in relation to the funding of the Reduction Amount and the Further Payment. Under these undertakings, the Company would be obligated to fund by way of equity or subordinated debt the Reduction Amount if the OFTEL Price Cap Review is determined on or before December 31, 1996. The Company is also obligated to provide further funds by way of equity or subordinated debt up to (Pounds)35 million by no later than the first anniversary of the date of completion of the acquisition. The undertaking in relation to the Further Payment is subject to certain reductions.

  All amounts outstanding under the Long Term Facility must be repaid at the rate of a quarter of: (i) 5% of the amounts outstanding on each quarterly payment date during 1998; (ii) 20% of the amounts outstanding on each quarterly payment date during 1999; (iii) 22% of the amounts outstanding on each quarterly payment date during 2000; (iv) 25% of the amounts outstanding on each quarterly payment date during 2001; and (v) 28% of the amounts outstanding on each quarterly payment date during 2002.

  Loans under the A Facilities bear interest at an annual rate equal to LIBOR plus a margin that varies from 0.75% per annum to 1.75% per annum, based on certain financial ratios of the Purchaser and certain of its subsidiaries.

  The A Facilities require that amounts outstanding thereunder be prepaid and the commitment of its Lenders thereunder be reduced in certain circumstances. In particular, the A Facilities require that 50% of any Excess Cash Flow (as defined in the A Facilities) of the Purchaser and its subsidiaries shall be applied to prepay amounts outstanding under the Term Loan Facility. The Purchaser may prepay the Term Loan Facilities any time subject to certain notice requirements and reimbursing the Lenders for any funding losses and certain breakage costs.

  Security. All principal, interest and other obligations of the Purchaser in respect of loans under the A Facilities will be secured by, among other things, guarantees given by NTL and certain of its subsidiaries and first ranking fixed and floating charges over present and future assets (subject to certain exceptions) of the Purchaser, NTL and certain of its subsidiaries. The A Facilities do not, therefore, provide for the Lenders to have recourse to the assets of the Company other than the assets of the Purchaser and its subsidiaries including without limitation, an unsecured right of the Purchaser against the Company under the undertaking relating to the Further Payment referred to above under "--Repayment and Interest" and the rights of the Lenders under the Short Term Facility pursuant to the undertaking of the Company relating to the Reduction Amount payable pursuant to the Short Term Facility. Based on the Interim Statement, however, the Company believes that no Reduction Amount will become payable pursuant to the Short Term Facility. See "--Repayment and Interest."

  Covenants. The A Facilities contain various financial and other covenants, including covenants with respect to the Purchaser and certain of its subsidiaries relating to minimum total debt to Operating Cash Flow (as defined in the "A Facilities"), fixed charge coverage, net worth and pro-forma debt service ratios. The A Facilities also include covenants which restrict the ability of the Purchaser to pay dividends or make other distributions to its shareholders to 50% of Excess Cash Flow, provided no event of default or potential event of default has occurred or remains unremedied. The covenants further include other customary restrictions for facilities of this nature including a requirement for all amounts invested by the Company or any of its subsidiaries in the Purchaser's group to be subordinated on the terms of subordination agreements to the claims of the A Facilities' and B Facilities' Lenders. The Purchaser's ability to borrow under the A Facilities is subject to, among other things, its compliance with such covenants and the failure to comply with such covenants could result in all amounts under the A Facilities becoming immediately due and payable.

  Conditions Precedent. The Purchaser's ability to draw under the Revolving Credit Facility is subject to the satisfaction of certain conditions precedent including, among other things, no breach of representation, no event of default or potential event of default by certain members of the Purchaser's group. In addition, subject to certain exceptions, cash advances under the Revolving Credit Facility may not be drawn-down until the Bridge Facility has been repaid in full and matching funding has been obtained by the Purchaser in the form of equity or subordinated debt.

  Events of Default. The A Facilities contain various events of default for, among other things, non-payment of amounts due under the facilities, breach of covenants or representations, cross default to certain other indebtedness, breach of the covenants regarding the financial condition of the Purchaser and certain of its subsidiaries, termination of the BBC site sharing license agreements and certain material commercial contracts, or failure by the Company to comply with its undertakings to the Lenders and the Purchaser. The occurrence of any event of default could result in all amounts outstanding under the A Facilities becoming immediately due and payable.

  THE BRIDGE FACILITY

  General. Contemporaneously with its execution of the A Facilities, the Purchaser entered into an agreement (the "Bridge Facility") with The Chase Manhattan Bank, N.A. (the "Bank"), pursuant to which the Bank agreed to lend to the Purchaser up to (Pounds)60 million aggregate principal amount under a secured term loan facility. The proceeds of the Bridge Facility were primarily to be used to finance a portion of the NTL acquisition and associated expenses.

  Availability, Repayment and Interest. All amounts outstanding under the Bridge Facility must be repaid on or before December 31, 1996. Loans under Facility B bear interest at an annual rate equal to LIBOR plus a margin of 3%, which margin shall be increased by an additional 1.25% on each of the "Applicable Margin Step-Up Dates" falling three, four, five, six and seven months after the advance of any loans under the Bridge Facility. The Purchaser may repay all, but not less than all, of the amount outstanding under the Bridge Facility at any time without penalty.

  Security. All principal, interest and other obligations of the Purchaser in respect of loans under the B Facility are secured by, among other things, second ranking fixed and floating charges over the present and future assets of the Purchaser subject to certain exceptions and NTL and certain of its subsidiaries.

  All principal, interest and other obligations of the Purchaser in respect of the Bridge Facility are guaranteed jointly and severally by the Company, OCOM Corporation, OCOM Sub I, Inc., OCOM Sub III, Inc., CableTel UK Group, Inc. and CableTel (UK) Limited (the "ICTL Guarantees") NTL and certain of its subsidiaries. The ICTL Guarantees require that the guarantors of the Bridge Facility ensure that CableTel (UK) Limited opens and maintains with the Bank an account with a deposit balance equal to (Pounds)62.5 million (the "Deposits").

  Covenants. The Bridge Facility contains covenants similar to those of the A Facilities.

  Events of Default. The Bridge Facility contains, in addition to events of default similar to those of the A Facilities, an event of default for withdrawal of the Deposits other than upon repayment of the Bridge Facility in full.

THE PROPOSED CREDIT FACILITIES

  The Company intends to resume discussions with commercial banks regarding the arrangement of the Proposed Credit Facilities. The arrangement of the Proposed Credit Facilities is subject to the satisfaction of a number of significant conditions, including, among other things, (i) reaching an agreement in principle regarding the terms of the Proposed Credit Facilities,
(ii) the banks' credit committee approval, (iii) the negotiation and execution of definitive credit agreements and related documents satisfactory to the Company and the banks, (iv) the completion of due diligence satisfactory to the Arrangers and (v) nothing occurring or arising which might adversely affect the banks' ability to syndicate the Proposed Credit Facilities. The Company can give no assurance that any such conditions will be satisfied or that the Proposed Credit Facilities will be entered into.

  The Company expects that the Proposed Credit Facilities will contain various covenants, including financial covenants restricting changes of control (or making such an event an event of default) and limiting various other activities that the borrowing group may otherwise engage in, in particular, restricting the payment of dividends or distributions by the borrowing group to the Company and its other Subsidiaries if an event of default under the Proposed Credit Facilities has occurred and continuing and restructuring the payments of such dividends out of excess cash flow. Indebtedness under each of the Proposed Credit Facilities is expected to be incurred by each member of the relevant borrowing group and to be secured and guaranteed in a manner to be agreed with the banks.

               CERTAIN UNITED STATES FEDERAL TAX CONSIDERATIONS

  The following is a discussion of certain anticipated U.S. federal income tax consequences of the purchase, ownership and disposition of the Convertible Notes (or Common Stock of the Company acquired upon conversion of a Convertible Note) as of the date hereof. It deals only with Convertible Notes held as capital assets by holders, and does not deal with special situations including those that may apply to a particular holder such as exempt organizations, dealers in securities, financial institutions, insurance companies or certain "straddle" or hedging transactions. The federal income tax considerations set forth below are based upon the Internal Revenue Code of 1986, as amended (the "Code") and Treasury Regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked or modified (possibly retroactively) so as to result in federal income tax consequences different from those discussed below. As used herein, the term "U.S. Holder" means a beneficial owner of a Convertible Note (or Common Stock of the Company acquired upon conversion of a Convertible
Note) that is for United States federal income tax purposes (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof, or (iii) an estate or trust the income of which is subject to United States federal income taxation regardless of its source. As used herein, the term "Non-U.S. Holder" means a beneficial owner of a Convertible Note (or Common Stock of the Company acquired upon conversion of a Convertible Note) that is not a U.S. Holder. PERSONS CONSIDERING PURCHASING CONVERTIBLE NOTES SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE PARTICULAR TAX CONSEQUENCES OF PURCHASING, HOLDING AND DISPOSING OF THE CONVERTIBLE NOTES OR COMMON STOCK OF THE COMPANY, INCLUDING THE TAX CONSEQUENCES ARISING UNDER ANY STATE, LOCAL OR FOREIGN LAWS.

U.S. HOLDERS

  Interest. In general, interest on a Convertible Note will be taxable to a U.S. Holder as ordinary interest income in accordance with the U.S. Holder's method of accounting for federal income tax purposes.

  Sale, Exchange or Redemption. A U.S. Holder will recognize gain or loss on the sale, redemption or other taxable disposition of a Convertible Note in an amount equal to the difference between the U.S. Holder's adjusted tax basis in the Convertible Note and the amount received therefor (other than amounts attributable to accrued and unpaid interest on the Convertible Notes, which will be treated as interest for federal income tax purposes). Subject to the following discussion of market discount, gain or loss recognized on the sale, redemption or other taxable disposition of a Convertible Note generally will be long-term capital gain or loss if the Convertible Note was held for more than one year.

  Market Discount. If a U.S. Holder acquires a Convertible Note subsequent to its original issuance and the Convertible Note's stated redemption price at maturity (in general, its outstanding principal amount) exceeds by more than a de minimis amount the U.S. Holder's initial tax basis in the Convertible Note, the U.S. Holder will be treated as having acquired the Convertible Note at a "market discount" equal to such excess. In general, any gain recognized by a U.S. Holder upon the disposition of a Convertible Note having market discount will be treated as ordinary income to the extent of the market discount that accrued through the date of disposition. Market discount generally accrues on a straight-line basis over the remaining term of a Convertible Note except that, at the election of the U.S. Holder, market discount will accrue on a constant yield basis. A U.S. Holder may elect to include any market discount in income currently as it accrues (either on a straight-line basis or, if the U.S. Holder so elects, on a constant yield basis) rather than upon disposition of the Convertible Note, and any amounts so included would increase the U.S. Holder's adjusted tax basis in the Convertible Note. An election to include market discount in income currently will apply to all market discount bonds acquired by the U.S. Holder on or after the beginning of the first taxable year to which the election applies and such election (as well as the election to accrue market discount on a constant yield method) is irrevocable without the consent of the Internal Revenue Service.

  It is anticipated that U.S. Treasury Regulations will be issued that will provide that, upon the conversion of a Convertible Note having market discount, a U.S. Holder will not be required to include any amount in income with respect to accrued market discount not previously included in income as of the date of conversion (except to the extent attributable to cash received in lieu of fractional shares, as described in "Conversion of the Notes" below) but such accrued market discount will carry over to the Common Stock received on conversion and will be treated as ordinary income to the U.S. Holder upon the subsequent disposition of the Common Stock.

  A U.S. Holder who acquires a Convertible Note at a market discount may be required to defer the deduction of all or a portion of any interest paid or accrued on any indebtedness incurred or continued to purchase or carry the Convertible Note until the market discount is recognized upon a subsequent disposition of the Convertible Note. Such deferral is not required, however, if the U.S. Holder elects to include accrued market discount in income currently (as described above).

  Bond Premium. If a U.S. Holder's initial tax basis in a Convertible Note exceeds the stated redemption price at maturity of the Convertible Note, the U.S. Holder will be treated as having acquired the Convertible Note with "bond premium" equal to such excess. In no case, however, shall bond premium include any amount attributable to the conversion feature of a Convertible Note. In general, the U.S. Holder may elect to amortize any bond premium, using a constant yield method, over the remaining term of the Convertible Note. However, because the Convertible Notes may be redeemed at the option of the Company at a price in excess of their principal amount, a U.S. Holder may be required to amortize any bond premium based on the earlier call date and the call price payable at that time and thus defer a portion of the amortization.

  The amount of bond premium amortized by an electing U.S. Holder during a year will generally reduce the amount required to be included in the U.S. Holder's income during the year with respect to interest on the Convertible Note and will reduce the U.S. Holder's adjusted tax basis in the Convertible Note. An election to amortize bond premium will apply to all bonds (other than bonds the interest on which is excludable from gross income) held by the U.S. Holder at the beginning of the first taxable year to which the election applies or thereafter acquired by the U.S. Holder, and is irrevocable without the consent of the Internal Revenue Service.

  Conversion of the Notes. A U.S. Holder will not recognize gain or loss upon conversion of the Convertible Notes solely into Common Stock, except to the extent of cash received in lieu of fractional shares of Common Stock. The U.S. Holder's tax basis in shares of Common Stock received upon conversion will be the same as the U.S. Holder's adjusted tax basis of the Convertible Notes exchanged at the time of conversion (reduced by the adjusted tax basis of any fractional share for which the U.S. Holder receives a cash payment from the Company), and the holding period of the Common Stock received in the conversion will include the holding period of the Convertible Notes that were converted.

  Adjustments to Conversion Price. The Conversion Price of the Convertible Notes is subject to adjustment under certain circumstances. Under Section 305 of the Code and the Treasury Regulations issued thereunder, adjustments or the failure to make such adjustments to the Conversion Price of the Convertible Notes may result in a taxable constructive distribution to the U.S. Holders of Convertible Notes, resulting in ordinary income (subject to a possible dividends received deduction in the case of corporate U.S. Holders) to the extent of the Company's current and/or accumulated earnings and profits if, and to the extent that, certain adjustments in the Conversion Price that may occur in limited circumstances (particularly an adjustment to reflect a taxable dividend to U.S. Holders of Common Stock of the Company) increase the proportionate interest of a U.S. Holder of a Convertible Note convertible into fully diluted Common Stock, whether or not the U.S. Holders ever convert the Convertible Notes. Generally, a U.S. Holder's tax basis in a Convertible Note will be increased by the amount of any such constructive dividend.

NON-U.S. HOLDERS

  Under present United States federal income and estate tax law, assuming certain certification requirements are met (which include identification of the beneficial owner of a Convertible Note), and subject to the discussion of backup withholding below:

    (a) Payments of interest on a Convertible Note to any Non-U.S. Holder will generally not be subject to United States federal income or withholding tax, provided that (1) the holder is not (i) a direct or indirect owner of 10% or more of the total voting power of all voting stock of the Company, (ii) a controlled foreign corporation related to the Company,
  (iii) a bank receiving interest pursuant to a loan agreement entered into in the ordinary course of its trade or business or (iv) a foreign tax-exempt organization or a foreign private foundation for United States federal income tax purposes, (2) such interest payments are not effectively connected with the conduct of a trade or business within the United States by the Non-U.S. Holder ("Effectively Connected") and (3) the holder of the Convertible Notes certifies, under penalties of perjury, as to its status as a Non-U.S. Holder and provides its name and address.

    (b) A Non-U.S. Holder will generally not be subject to United States federal income tax on gain recognized on a sale, redemption or other disposition of a Convertible Note or Common Stock (including the receipt of cash in lieu of fractional shares upon conversion of a Convertible Note into Common Stock) unless (1) the gain is Effectively Connected, (2) in the case of a Non-U.S. Holder who is a nonresident alien individual and holds the Convertible Note or Common Stock as a capital asset, such holder is present in the United States for 183 days or more in the taxable year of disposition and certain other requirements are met, or (3) the Company was, is or becomes a "United States real property holding corporation" for United States federal income tax purposes and certain other requirements are met.

    (c) If interest on a Convertible Note is exempt from withholding of United States federal income tax under the rules described in clause (a) above, the Convertible Note will generally not be included in the estate of a deceased Non-U.S. Holder for United States federal estate tax purposes.

    (d) A Non-U.S. Holder will generally not be subject to United States federal income tax on the conversion of a Convertible Note solely into Common Stock of the Company (except as described in clause (b) above with respect to the receipt of cash in lieu of fractional shares by certain holders upon conversion of a Convertible Note).

    (e) Dividends paid on Common Stock of the Company to a Non-U.S. Holder will generally be subject to withholding of United States federal income tax at the rate of 30% (or a lower rate prescribed by an applicable treaty), unless such dividends are Effectively Connected.

    (f) Common Stock of the Company owned by an individual who is neither a citizen nor a resident (as defined for United States federal estate tax purposes) of the United States at the date of death will generally be included in such individual's estate for United States federal estate tax purposes.

  Income (including interest on a Convertible Note and dividends on Common Stock of the Company as the case may be) and capital gain on the sale or other taxable disposition of a Convertible Note or Common Stock that is Effectively Connected generally will not be subject to withholding, but may be subject to United States federal income tax at rates applicable to U.S. citizens, resident aliens and U.S. corporations (and, in the case of corporate holders, such income and gain may also be subject to the United States branch profits tax which is generally imposed on a foreign corporation on the repatriation from the United States of earnings and profits that are Effectively Connected).

  An applicable income tax treaty may, however, change these rules. A Non-U.S. Holder may be required to satisfy certain certification and other requirements in order to claim treaty benefits or otherwise obtain any reduction of or exemption from United States federal income or withholding tax under the foregoing rules. In addition, a Non-U.S. Holder may be required to furnish certain information to the Internal Revenue Service (including filing an application for an Internal Revenue Service Individual Taxpayer Identification Number, i.e., a Form W-7) in order to obtain a refund or credit for any amounts withheld or paid in excess of such holder's United States federal income tax liability.

BACKUP WITHHOLDING AND INFORMATION REPORTING

  The Company or its designated paying agent (the "payor") will, where required, report to holders of Convertible Notes (or Common Stock) and the Internal Revenue Service the amount of any interest paid on the Convertible Notes (or dividends paid with respect to the Common Stock or other reportable payments) in each calendar year and the amount of tax, if any, withheld with respect to such payments. The information may also be made available to the tax authorities of the country in which a Non-U.S. Holder resides.

  Under current United States federal income tax law, a 31% backup withholding tax is required with respect to certain interest, dividends and principal payments made to, and to the proceeds of sales before maturity by, certain U.S. Holders if such persons fail to furnish their taxpayer identification numbers and other information.

  Interest payments on a Convertible Note to a Non-U.S. Holder will not be subject to information reporting requirements and backup withholding tax if either the requisite certification, as described above, has been received or an exemption has otherwise been established, provided that the payor does not have actual knowledge that the holder is a U.S. Holder or that the conditions of any other exemption are not in fact satisfied.

  Payment by or through a United States office of a broker of the proceeds on disposition of a Convertible Note or Common Stock will be subject to both backup withholding tax and information reporting requirements, unless the Non-U.S. Holder certifies under penalties of perjury as to its name, address and status as a Non-U.S. Holder or otherwise establishes an exemption. Information reporting requirements (but not backup withholding tax) will also apply to a payment of the proceeds on disposition of a Convertible Note or Common Stock by or through a foreign office of a United States broker, or foreign brokers with certain relationships to the United States, unless the broker has documentary evidence in its records that the holder is a Non-U.S. Holder and certain other conditions are met or the holder otherwise establishes an exemption.

  Information reporting requirements and backup withholding tax will generally not apply to dividends paid on Common Stock of the Company to a Non-U.S. Holder at an address outside the United States, unless the payor has knowledge that the holder is a U.S. Holder. Dividends paid to a Non-U.S. Holder at an address within the United States may be subject to backup withholding tax if the Non-U.S. Holder fails to establish that it is entitled to an exemption or to provide a correct taxpayer identification number and other information to the payor.

  Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be refunded or credited against the holder's United States federal income tax liability, provided that the required information is furnished to the Internal Revenue Service as discussed above.

  These backup withholding and information reporting rules are under review by the United States Treasury, and their application to the Convertible Notes and the Common Stock could be changed in the future.

  THE PRECEDING DISCUSSION OF CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. ACCORDINGLY, EACH INVESTOR SHOULD CONSULT ITS OWN TAX ADVISER AS TO PARTICULAR TAX CONSEQUENCES TO IT OF PURCHASING, HOLDING, AND DISPOSING OF THE CONVERTIBLE NOTES AND THE COMMON STOCK OF THE COMPANY, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS, AND OF ANY PROPOSED CHANGES IN APPLICABLE LAWS.

                                SELLING HOLDERS

  The Convertible Notes were originally issued by the Company and sold by the Initial Purchasers in a transaction exempt from the registration requirements of the Securities Act, to persons reasonably believed by such Initial Purchaser to be "qualified institutional buyers" (as defined in Rule 144A under the Securities Act) or in transactions complying with the provisions of Regulation S under the Securities Act. The Selling Holders (which term includes their transferees, pledgees, donees or their successors) may from time to time offer and sell pursuant to this Prospectus any or all of the Convertible Notes and Common Stock issued upon conversion of the Convertible Notes.

  The following table sets forth information, as of       , 1996 with respect
to the Selling Holders and the respective principal amounts of Convertible Notes beneficially owned by each Selling Holder that may be offered pursuant to this Prospectus. Such information has been obtained from the Selling Holders. None of the Selling Holders has, or within the past three years has had, any position, office or other material relationship with the Company or any of its predecessors or affiliates, except as noted below. Because the Selling Holders may offer all or some portion of the Convertible Notes or the Common Stock issuable upon conversion thereof pursuant to this Prospectus, no estimate can be given as to the amount of the Convertible Notes or the Common Stock issuable upon conversion thereof that will be held by the Selling Holders upon termination of any such sales. In addition, the Selling Holders identified below may have sold, transferred or otherwise disposed of all or a
portion of Their Convertible Notes since      , 1996 in transactions exempt
from the registration requirements of the Securities Act.

                                                              PRINCIPAL AMOUNT
      SELLING HOLDER                                        OF CONVERTIBLE NOTES
      --------------                                        --------------------
              .............................................
              .............................................
              .............................................
              .............................................
              .............................................
              .............................................
              .............................................
              .............................................
              .............................................
                                                                ------------
          Total............................................     $275,000,000
                                                                ============

                             PLAN OF DISTRIBUTION

  The Convertible Notes and Common Stock offered hereby may be sold from time to time to purchasers directly by the Selling Holders. Alternatively, the Selling Holders may from time to time offer the Convertible Notes and Common Stock to or through underwriters, broker/dealers or agents, who may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Holders or the purchasers of Convertible Notes and Common Stock for whom they may act as agents. The Selling Holders and any underwriters, broker/dealers or agents that participate in the distribution of Convertible Notes and Common Stock may be deemed to be "underwriters" within the meaning of the Securities Act and any profit on the sale of Convertible Notes and Common Stock by them and any discounts, commissions, concessions or other compensation received by any such underwriter, broker/dealer or agent may be deemed to be underwriting discounts and commissions under the Securities Act.

  The Convertible Notes and Common Stock issuable upon conversion thereof may be sold by the Selling Holder from time to time, in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. Such prices will be determined by the Selling Holders. The sale of the Convertible Notes and the Common Stock issuable upon conversion thereof may be effected in transactions (which may involve crosses or block transactions) on any national securities exchange or quotation service on which the Convertible Notes or the Common Stock may be listed or quoted at the time of sale, (ii) in the over-the-counter market,
(iii) in transactions otherwise than on such exchanges or in the over-the-counter market or (iv) through the writing of options. At the time a particular offering of the Convertible Notes or the Common Stock is made, if required, a prospectus supplement will be distributed which will set forth the names of the Selling Holders, the aggregate amount and type of Convertible Notes and Common Stock being offered, the number of such securities owned prior to and after the completion of any such offering, and, to the extent required, the terms of the offering, including the name or names of any underwriters, broker/dealers or agents, any discounts, commissions and other terms constituting compensation from the Selling Holders and any discounts, commissions or concessions allowed or reallowed or paid to broker/dealers.

  To comply with the securities laws of certain jurisdictions, if applicable, the Convertible Notes and Common Stock will be offered or sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain jurisdictions the Convertible Notes and Common Stock may not be offered or sold unless they have been registered or qualified for sale in such jurisdictions or any exemption from registration or qualification is available and is complied with.

  Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of the Convertible Notes or the shares of Common Stock issuable upon conversion thereof may be limited in its ability to engage in market activities with respect to such Convertible Notes or the shares of Common Stock issuable upon conversion thereof. In addition and without limiting the foregoing, each Selling Holder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of any of the Convertible Notes and shares of Common Stock issuable upon conversion thereof by the Selling Holders. All of the foregoing may affect the marketability of the Convertible Notes and shares of Common Stock issuable upon conversion thereof.

  All expenses of the registration of the Convertible Notes and Common Stock pursuant to the Registration Rights Agreement will be paid by the Company, including, without limitation, Commission filing fees and expenses of compliance with state securities or "blue sky" laws; provided, however, that the Selling Holders will pay all underwriting discounts and selling commissions, if any. The Selling Holders will be indemnified by the Company against certain civil liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection therewith. The Company will be indemnified by the Selling Holders against certain civil liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection therewith.

                                 LEGAL MATTERS

  The validity of the Convertible Notes will be passed upon for the Company by Skadden, Arps, Slate, Meagher & Flom, New York, New York, special counsel to the Company.

                                    EXPERTS

  The consolidated financial statements of International CableTel Incorporated included in its Annual Report (on Form 10-K) for the year ended December 31, 1995 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

  The consolidated financial statements of NTL Group Limited at December 31, 1995 and 1994, and for each of the years then ended appearing in International CableTel Incorporated's Current Report (on Form 8-KA) dated May 9, 1996 have been audited by Ernst & Young, independent auditors as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

  NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OF ITS AGENTS. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UN-DER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE AS OF WHICH INFORMATION IS GIVEN IN THIS PROSPECTUS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AU-THORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATIONS IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH SOLICITA-TION.

                                 ------------

                               TABLE OF CONTENTS

                                                                            PAGE
Available Information......................................................   3
Incorporation of Certain Documents by Reference............................   3
Prospectus Summary.........................................................   5
Risk Factors...............................................................  10
Use of Proceeds............................................................  25
Price Range of Common Stock................................................  25
Dividend Policy............................................................  26
Exchange Rates.............................................................  26
Ratio of Earnings to Fixed Charges.........................................  26
Capitalization.............................................................  27
Selected Consolidated Financial Information................................  28
The Company................................................................  29
Description of Convertible Notes...........................................  35
Description of Capital Stock...............................................  54
Description of Certain Indebtedness........................................  58
Certain United States Federal Tax Considerations...........................  64
Selling Holders............................................................  68
Plan of Distribution.......................................................  68
Legal Matters..............................................................  69
Experts....................................................................  69
Glossary................................................................... A-1

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                                 $275,000,000

                                  [ICT LOGO]

                  7% CONVERTIBLE SUBORDINATED NOTES DUE 2008

                               ----------------

                                  PROSPECTUS

                               ----------------


                               DATED      , 1996

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                                    PART II

                  INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

  The following is an itemization of all expenses (subject to future contingencies) incurred or expected to be incurred by the Company in connection with the Offering.

      SEC registration fee.......................................... $94,827.59
      Legal fees and expenses.......................................
      Accounting fees and expenses..................................
      Printing and engraving fees...................................
      Trustee fees..................................................
      Miscellaneous expenses........................................
                                                                     ----------
          Total.....................................................
                                                                     ==========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  As permitted by Section 102 of the Delaware General Corporation Law (the "DGCL"), the Company's Restated Certificate of Incorporation eliminates a director's personal liability for monetary damages to the Company and its stockholders arising from a breach or alleged breach of a director's fiduciary duty except for liability under Section 174 of the DGCL or liability for a breach of the director's duty of loyalty to the Company or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law or for any transaction in which the director derived an improper personal benefit. The effect of this provision in the certificate of incorporation is to eliminate the rights of the Company and its stockholders (through stockholders, derivative suits on behalf of the Company) to recover monetary damages against a director for breach of fiduciary duty as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described above.

  The Company's By-laws provide that directors and officers of the Company shall be indemnified against liabilities arising from their service as directors and officers to the full extent permitted by law. Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

  Section 145 also empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted under similar standards, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless, and only to the extent that, the Court of Chancery or the court in which such action was brought shall determine that despite the adjudication of liability such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

  Section 145 further provides that to the extent that a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation is empowered to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liabilities under Section 145.

  The Company has entered into a director and officer indemnity agreement ("Indemnity Agreement") with each officer and director of the Company (an "Indemnitee"). Under the By-laws and these Indemnity Agreements, the Company must indemnify an Indemnitee to the fullest extent permitted by the DGCL for losses and expenses incurred in connection with actions in which the Indemnitee is involved by reason of having been a director or officer of the Company. The Company is also obligated to advance expenses an Indemnitee may incur in connection with such actions before any resolution of the action.

ITEM 16. EXHIBITS.

  The following exhibits are filed as part of this Registration Statement.

 EXHIBIT
   NO.                                 DESCRIPTION
 -------                               -----------
  1.1.   Purchase Agreement, dated June 6, 1996, by and among the Registrant and Donaldson, Lufkin & Jenrette Securities Corporation and Salomon
         Brothers Inc
  2.1.   Amended and Restated Agreement of Reorganization and Plan of Merger
         Agreement, dated as of May 28, 1993, by and between the Company and
         OCOM(1)
  2.2.   Deed of Irrevocable Undertaking dated March 28, 1996 by and among
         Addroute Limited, certain shareholders in the NTL Group Limited, NTL
         Group Limited and International CableTel Incorporated(2)
  2.3.   Form of Offer Document dated March 28, 1996, of Addroute Limited for
         NTL Group Limited(2)
  2.4.   Deed of Adjustment dated March 28, 1996, by and among Addroute Limited and Mercury Asset Management plc.(2)
  3.1.   Restated Certificate of Incorporation of the Company, as amended by
         Certificate of Amendment, dated June 5, 1996
  4.1.   Registration Rights Agreement, dated as of June 12, 1996, by and among the Company, Donaldson, Lufkin & Jenrette Securities Corporation and
         Salomon Brothers Inc, with respect to the 7% Convertible Subordinated
         Notes
  4.2.   Indenture, dated as of June 12, 1996, by and among the Company and
         Chemical Bank, as Trustee, with respect to the Convertible Notes
  4.3.   Form of Note (included in Exhibit 4.2)
  5.1.   Opinion of Skadden, Arps, Slate, Meagher & Flom as to the legality of the securities being registered hereby*
 12.1.   Computation of Ratio of Earnings to Fixed Charges
 23.1.   Consent of Ernst & Young LLP
 23.2.   Consent of Ernst & Young
 23.3.   Consent of Skadden, Arps, Slate, Meagher & Flom (included in Exhibit
         5.1)*
 24.     Powers of Attorney (included in the signature pages to the
         Registration Statement)
 25.1.   Form T-1 Statement of Eligibility and Qualification of Trustee

- --------
(1) Incorporated by reference from the Registrant's Registration Statement on Form S-1, File No. 33-63570.
(2) Incorporated by reference from Amendment No. 2 to the Registrant's Registration Statement on Form S-4, File No. 333-1010.
  * To be filed by amendment.

ITEM 17. UNDERTAKINGS.

  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  The undersigned registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement (i) to include any prospectus required by Section 10(a)(3) of the Securities Act, (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement, and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

    (2) That for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

  The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

  The undersigned Registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection
(a) of section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under section 305(b)(2) of the Trust Indenture Act.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY AUTHORIZED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF NEW YORK, STATE OF NEW YORK, ON THE 10TH DAY OF JULY, 1996.

                                          International Cabletel Incorporated

                                                  /s/ Richard J. Lubasch
                                          By: _________________________________
                                              RICHARD J. LUBASCH SENIOR VICE
                                                    PRESIDENT--GENERAL
                                                   COUNSEL AND SECRETARY

                               POWER OF ATTORNEY

  Each person whose signature appears below hereby authorizes Richard J. Lubasch, George S. Blumenthal, J. Barclay Knapp and Gregg Gorelick and each and any one of them, as attorneys-in-fact and agents, with full powers of substitution, to sign on his or her behalf, individually and in the capacities stated below, and to file any and all amendments (including post-effective amendments) to this Registration Statement with the Securities and Exchange Commission, granting to said attorney-in-fact and agents full power and authority to perform any other act on behalf of the undersigned required to be done in the premises.

PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

              SIGNATURE                        TITLE                 DATE

      /s/ George S. Blumenthal         Chairman of the           July 3, 1996
- -------------------------------------   Board, Chief
        GEORGE S. BLUMENTHAL            Executive Officer
                                        and Treasurer
                                        (Chief Executive
                                        Officer)

        /s/ J. Barclay Knapp           President, Chief         July 10, 1996
- -------------------------------------   Operating and
          J. BARCLAY KNAPP              Financial Officer
                                        and Director (Chief
                                        Financial Officer)

         /s/ Gregg Gorelick            Vice President--         July 10, 1996
- -------------------------------------   Controller (Chief
           GREGG GORELICK               Accounting Officer)

        /s/ Sidney R. Knafel           Director                 July 10, 1996
- -------------------------------------
          SIDNEY R. KNAFEL

        /s/ Ted H. McCourtney          Director                  July 8, 1996
- -------------------------------------
          TED H. MCCOURTNEY

                                       Director                      , 1996
- -------------------------------------
              DEL MINTZ

        /s/ Alan J. Patricof           Director                  July 3, 1996
- -------------------------------------
          ALAN J. PATRICOF

          /s/ Warren Potash            Director                  July 3, 1996
- -------------------------------------
            WARREN POTASH

       /s/ Michael S. Willner          Director                 July 10, 1996
- -------------------------------------
         MICHAEL S. WILLNER